Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

COOPER CONSUMER HEALTH SAS,

COOPER CONSUMER HEALH IT SRL,

VIATRIS INC.,

VIATRIS ITALIA S.R.L.

and

IPEX AB

Entered into and delivered as of January 29, 2024

i

Section 9.13.	No Other Duties	120
Section 9.14.	Fees and Expenses	120
Section 9.15.	Seller Legal Representation	120
Section 9.16.	Conflicts of Interest	122
Section 9.17.	Non-Recourse	122

ANNEXES

Annex A	Transferred Assets
Annex B	Excluded Assets
Annex C	Assumed Liabilities
Annex D	Business Retained Liabilities

EXHIBITS

Exhibit I	Form of Transition Services Agreement
Exhibit II	Form of Reverse Transition Services Agreement
Exhibit III	Form of Distribution Agreement
Exhibit IV	Form of Intellectual Property Assignment Agreement
Exhibit V	Form of Manufacturing and Supply Agreement
Exhibit VI	Form of Reverse Manufacturing and Supply Agreement
Exhibit VII	Form of Resignation Letter
Exhibit VIII	Form of Buyer Indemnification Letter
Exhibit IX	Form of Shareholder Resolution
Exhibit X	Form of Contingent Additional Amount Agreement

v

THIS TRANSACTION AGREEMENT (this “Agreement”) is entered into on January 29, 2024 (the “Signing Date”), by and among (a) Cooper Consumer Health SAS, a French corporation (“Buyer Parent” or the “French Equity Buying Entity”), (b) Cooper Consumer Health IT S.r.l., an Italian corporation (the “Italian Equity Buying Entity” and, together with the French Equity Buying Entity, each, an “Equity Buying Entity” and, collectively, the “Equity Buying Entities” and, together with Buyer Parent, each, a “Buyer Party” and, collectively, the “Buyer Parties”), (c) Viatris Inc., a Delaware corporation (“Seller Parent”), (d) Viatris Italia S.r.l., an Italian corporation (the “Italian Equity Selling Entity”), and (e) Ipex AB, a Swedish corporation (the “Swedish Equity Selling Entity” and, together with the Italian Equity Selling Entity, each, an “Equity Selling Entity” and, collectively, the “Equity Selling Entities” and, together with Seller Parent, each, a “Seller Party” and, collectively, the “Seller Parties”). The Buyer Parties and the Seller Parties may each be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Seller Parent and Buyer Parent entered into that certain Put Option Agreement (the “Put Option Agreement”), dated as of October 1, 2023 (the “Put Date”), and on January 26, 2024, Seller Parent has exercised the Put Option (as defined in the Put Option Agreement);

WHEREAS, Seller Parent, directly or indirectly through its Subsidiaries, is engaged in the Business;

WHEREAS, Seller Parent, indirectly through its Subsidiaries, is the sole record and beneficial owner of all of the issued and outstanding equity interests in (a) Meda Pharma S.p.A., an Italian corporation, Rottapharm S.p.A., an Italian corporation, and Dermogroup S.r.l., an Italian corporation (collectively, the “Italian Acquired Companies”), and (b) Meda Holding S.A.S., a French corporation, Meda Pharma S.A.S., a French corporation, Meda Manufacturing S.A.S., a French corporation, Rottapharm S.A.S, a French corporation, and Laboratoires Madaus S.A.S, a French corporation (collectively, the “French Acquired Companies” and, together with the Italian Acquired Companies, each, an “Acquired Company” and, collectively, the “Acquired Companies”);

WHEREAS, at or prior to the Closing, Seller Parent shall effect the Business Internal Reorganization in accordance with Section 5.03;

WHEREAS, as of immediately prior to the Closing and after giving effect to the Business Internal Reorganization, an Acquired Company owns, leases or has other rights to use each of the Acquired Company Transferred Assets;

WHEREAS, Seller Parent, directly or indirectly through its Subsidiaries (each, an “Asset Selling Entity” and, collectively, the “Asset Selling Entities” and, together with the Equity Selling Entities, the “Selling Entities”) owns or has other rights to the Additional Transferred Assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller Parent and Buyer Parent desire to cause at the Closing (a) the sale of the Acquired Equity Interests from the Equity Selling Entities to the Equity Buying Entities, (b) the sale of the Additional Transferred Assets from the Asset Selling Entities to certain Subsidiaries of Buyer Parent identified by Buyer Parent (each, an “Asset Buying Entity” and, collectively, the “Asset Buying Entities” and, together with the Equity Buying Entities, the “Buying Entities”) and (c) the assumption of the Assumed Liabilities by the Asset Buying Entities, in exchange for the Estimated Closing Cash Consideration (payable as set forth in Section 1.04 and subject to adjustment as set forth in Section 1.05); and

WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Seller Parent’s and the Equity Selling Entities’ willingness to enter into this Agreement, Buyer Parent has obtained the Financing Commitments.

NOW, THEREFORE, in consideration of the premises and the warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

The Closing

SECTION 1.01. Closing. The closing of the Acquisition (the “Closing”) shall take place (a) remotely via the electronic exchange of documents and signature pages (except as expressly set forth in Section 1.04) at 9:00 a.m., Central European Time and (b) with reference to the actions under Section 1.04(d), at 9:00 a.m., Central European Time at the office of Chiomenti Studio Legale in Via Verdi, 2, Milan (Italy), on the tenth (10th) Business Day following the date of satisfaction (or, to the extent permitted by Law, waiver by the Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed in writing between Buyer Parent and Seller Parent subject, in any event, to the satisfaction or waiver of the conditions set forth in Article VI on such date; provided, that at Buyer Parent’s request upon two (2) Business Days’ prior written notice, the Closing will occur on any day during such ten (10) Business Day period; provided, further, that at the request of any Party at least five (5) Business Days prior to the expiration of such ten (10) Business Day period, the Parties shall delay the Closing to the last Business Day of the month in which the Closing would have otherwise occurred so long as the requesting Party irrevocably waives any failure of the conditions set forth in Section 6.02(a) and Section 6.02(e) or Section 6.03(a), as applicable, to be satisfied as of the Closing to the extent that such conditions were satisfied on the date the Closing would have otherwise occurred (so long as such delay is to a date on or prior to the Outside Date). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to take effect at 11:59 p.m., Central European Time, on the Closing Date.

SECTION 1.02. The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Equity Selling Entities shall sell to the Equity Buying Entities, and the Equity Buying Entities shall purchase from the Equity Selling Entities, the Acquired Equity Interests, with full title guarantee and together with all rights attached or accruing to such Acquired Equity Interests at the Closing (including the right to receive any dividend, distribution or return of capital declared, paid or made on or after the Closing), (b) Seller Parent shall cause the Asset Selling Entities to, sell, assign, transfer, convey and deliver to the Asset Buying Entities, and the Asset Buying Entities shall purchase and accept from the Asset Selling Entities, the Additional Transferred Assets, in each case, free and clear of any and all Liens, other than Permitted Liens and (c) the Asset Buying Entities shall assume the Assumed Liabilities and agree to pay, honor, discharge and perform such Assumed Liabilities when and to the extent due and payable (the transactions described in clauses (a), (b) and (c) of this Section 1.02, collectively, the “Acquisition”). The aggregate consideration payable in respect of the Acquisition shall be (x) the Estimated Closing Cash Consideration (payable as set forth in Section 1.04 and subject to adjustment as set forth in Section 1.05) and (y) the Contingent Additional Amount pursuant to the terms of, and subject to the conditions set forth in, the Contingent Additional Amount Agreement. Notwithstanding anything to the contrary herein, no Buyer Party or Asset Buying Entity is purchasing, pursuant to this Agreement or any other Transaction Document or any of the Transactions, Seller Parent’s or any of its Subsidiaries’ right, title or interest in, to or under any asset or property that is not a Transferred Asset or Acquired Equity Interest. Specifically, Seller Parent’s and its Subsidiaries’ right, title or interest in, to and under any

Excluded Asset is not being conveyed to any Buyer Party or Asset Buying Entity. Notwithstanding anything to the contrary herein, none of the Buyer Parties, Asset Buying Entities or any Affiliate thereof shall assume or be obligated to pay, honor, discharge or perform any Business Retained Liability. Seller Parent and its Subsidiaries, as the case may be, will remain liable to pay, honor, discharge and perform the Business Retained Liabilities when and to the extent due and payable. The Buyer Parties shall not be obliged to sell or purchase any Acquired Equity Interests or Additional Transferred Assets unless the sale and purchase of all the Acquired Equity Interests and all Additional Transferred Assets (subject to Section 1.08) is completed simultaneously.

SECTION 1.03. Purchase Price Allocation.

(a) At least 60 days before the Closing Date, Seller Parent shall provide Buyer Parent with a schedule provisionally allocating the Estimated Closing Cash Consideration (and including any other amounts treated as consideration for applicable Tax purposes, including the fair market value of the Contingent Additional Amount Agreement as of the Closing) among (i) each of the Acquired Equity Interests, (ii) the aggregate of the Additional Transferred Assets and (iii) (A) each of the assets of the Acquired Companies that are properly treated as acquired for Tax purposes and (B) each of the Additional Transferred Assets (the “Provisional Allocation”). Buyer Parent will be given a reasonable opportunity to review and comment on the Provisional Allocation and Seller Parent shall consider in good faith Buyer Parent’s reasonable comments to the Provisional Allocation.

(b) Within forty-five (45) days of the final determination of the Adjustment Amount, Seller Parent shall provide Buyer Parent with a schedule allocating the Final Closing Cash Consideration (and any other amounts treated as consideration for applicable Tax purposes, including the fair market value of the Contingent Additional Amount Agreement as of the Closing) among (i) (A) each of the Acquired Equity Interests and (B) the aggregate of the Additional Transferred Assets and (ii) (A) each of the assets of the Acquired Companies that are properly treated as acquired for Tax purposes and (B) each of the Additional Transferred Assets (the “Estimated Asset Allocation Schedule”). The Estimated Asset Allocation Schedule shall be prepared in accordance with applicable Law.

(c) If Buyer Parent does not raise any objections to the Estimated Asset Allocation Schedule in writing to Seller Parent within sixty (60) days after receipt thereof, the Estimated Asset Allocation Schedule shall become the “Final Asset Allocation Schedule”. If Buyer Parent does raise an objection to the Estimated Asset Allocation Schedule in writing to Seller Parent within sixty (60) days after receipt thereof, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Seller Parent and Buyer Parent mutually agree in writing), then at the end of such thirty (30) day period, Buyer Parent and Seller Parent shall submit the Estimated Asset Allocation Schedule to an internationally recognized independent accounting firm, which firm (i) shall be mutually agreed upon by Buyer Parent and Seller Parent, (ii) shall not be a regular accounting firm for Buyer Parent, Seller Parent or any of their respective Subsidiaries (the “Independent Allocation Expert”), and (iii) will make a determining resolution of any disputes. If Buyer Parent and Seller Parent are unable to so agree on the Independent Allocation Expert within ten (10) days after the end of such thirty (30) day period, then Buyer Parent and Seller Parent shall each select a firm and such firms shall jointly select a third internationally recognized independent accounting firm (which shall not be the regular accounting firm for Buyer Parent, Seller Parent or any of their respective Affiliates), which third firm shall be the Independent Allocation Expert. The costs of the Independent Allocation Expert shall be borne fifty percent (50%) by Buyer Parent and fifty percent (50%) by Seller Parent. The Estimated Asset Allocation Schedule, as agreed by the Parties or determined by the Independent Allocation Expert, shall become the “Final Asset Allocation Schedule”.

(d) The Final Asset Allocation Schedule shall apply for all Tax purposes, and no Party shall take, or cause or permit its respective Affiliates to take, any position inconsistent with the Final Asset Allocation Schedule on any Tax Return or in any Tax Proceeding or in any communication (whether written or unwritten) with any Governmental Entity, except as required by applicable Law. The Parties shall cooperate in good faith to update the Final Asset Allocation Schedule to reflect any adjustments necessary for Tax purposes, including pursuant to Section 1.05, Article VIII and under the terms of the Contingent Additional Amount Agreement. Any amount paid pursuant to Section 5.28(c) of the Seller Parent Disclosure Letter shall be fully allocated to the portion of the Business operated for Commercialization in each jurisdiction identified on Section 5.28(a) of the Seller Parent Disclosure Letter and the remainder of the Estimated Closing Cash Consideration (and any other amounts treated as consideration for applicable Tax purposes) shall be allocated to all other Acquired Equity Interests and Additional Transferred Assets.

(e) If any VAT, Transfer Taxes or any Tax Returns with respect to VAT or Transfer Taxes are due before the Final Asset Allocation Schedule has been determined, Buyer Parent and Seller Parent shall use the Provisional Allocation and if a more detailed allocation is required with respect to such Tax Return, Buyer Parent and Seller Parent shall cooperate in good faith to reach an agreement on an estimated allocation before the applicable due date of such Tax Return. Buyer Parent and Seller Parent shall cooperate to amend such Tax Returns and adjust the amount of such VAT or Transfer Taxes paid to the applicable Governmental Entity in accordance with the Final Asset Allocation Schedule, except as required by applicable Law.

SECTION 1.04. Transactions to be Effected at the Closing.

(a) At the Closing, Buyer Parent shall take, or cause to be taken, all actions to:

(i) pay or cause the Equity Buying Entities and Asset Buying Entities to pay to the Equity Selling Entities and Seller Parent (on behalf of the Asset Selling Entities), allocated among the Buying Entities and the Selling Entities in accordance with the Provisional Allocation, by wire transfer of immediately available funds in euros to the account(s) designated in writing by Seller Parent (such designation to be delivered to Buyer Parent at least two (2) Business Days prior to the Closing Date), an aggregate amount equal to the Estimated Closing Cash Consideration;

(ii) convey and deliver to Seller Parent instruments of assumption, including tripartite deeds of novation, in form and substance reasonably acceptable to Seller Parent and Buyer Parent, duly executed by the applicable Buying Entity, evidencing the assumption of the Additional Assumed Liabilities;

(iii) deliver to Seller Parent the Provisional Section 338(g) Forms required to be delivered pursuant to Section 5.06(b);

(iv) deliver to Seller Parent its duly executed counterpart to the Transition Services Agreement, the Reverse Transition Services Agreement, the Distribution Agreement, the Intellectual Property Assignment Agreement, the Manufacturing and Supply Agreement and the Reverse Manufacturing and Supply Agreement;

(v) deliver to Seller Parent a duly executed counterpart to the French-language confirmatory transfer agreement (acte réitératif) in respect of the transfer of the French Acquired Equity Interests upon the Closing;

(vi) cause each Equity Buying Entity to deliver to Seller Parent a certified copy of the resolutions of the board of directors or other governing body of such Equity Buying Entity authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Equity Buying Entity is a party and the consummation of the Transactions to be consummated by such Equity Buying Entity;

(vii) pay to Seller Parent as consideration for services provided by it to Buyer Parent under the Transition Services Agreement, by wire transfer of immediately available funds in euros to the account designated in writing by Seller Parent (such designation to be delivered to Buyer Parent at least two (2) Business Days prior to the Closing Date), an amount equal to €25,000,000 as a partial advance payment of costs of those services under the Transition Services Agreement (the “TSA Fee Payment”);

(viii) deliver to Seller Parent two (2) originals of the Contingent Additional Amount Agreement duly signed by the Buying Entities; and

(ix) deliver to Seller Parent a certificate signed on behalf of Buyer Parent by a duly authorized officer of Buyer Parent stating that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(b) At the Closing, the Swedish Equity Selling Entity shall take, and Seller Parent shall cause the Swedish Equity Selling Entity and any other applicable Subsidiary to take, all actions to:

(i) convey and deliver to the French Equity Buying Entity one duly completed signed transfer form (ordre de mouvement) in favor of the French Equity Buying Entity in respect of all the shares of Meda Holding SAS (“Meda Holding”), free and clear of any and all Liens, together with the updated share transfer register (registre des mouvements de titres), and the updated shareholder’s individual accounts (comptes individuels d’actionnaires) for Meda Holding, with entries made to record the transfer of all of the shares of Meda Holding to the French Equity Buying Entity on the Closing Date;

(ii) deliver to the French Equity Buying Entity the up-to-date share transfer register (registre des mouvements de titres) and shareholder’s individual accounts (comptes individuels d’actionnaires) of each other French Acquired Company, and the up-to-date shareholder assembly register (registre d’assemblées) of each French Acquired Company; and

(iii) deliver to Buyer Parent its duly executed counterpart of the confirmatory transfer agreement (acte réitératif) delivered by Buyer Parent in accordance with Section 1.04(a)(v).

(c) At the Closing, Seller Parent shall take, or cause to be taken, all actions to:

(i) cause the Asset Selling Entities to convey and deliver to the Asset Buying Entities duly executed instruments of assignment, in form and substance reasonably acceptable to the Asset Buying Entities, evidencing the sale, assignment, transfer, conveyance and delivery of the Additional Transferred Assets, free and clear of any and all Liens other than Permitted Liens;

(ii) convey and deliver to Buyer Parent instruments of assumption, including tripartite deeds contemplated by Section 1.04(a)(ii) duly executed by all parties thereto (other than the applicable Buying Entity);

(iii) deliver to Buyer Parent its duly executed counterpart to the Transition Services Agreement, the Reverse Transition Services Agreement, the Distribution Agreement, the Intellectual Property Assignment Agreement, the Manufacturing and Supply Agreement and the Reverse Manufacturing and Supply Agreement;

(iv) deliver to Buyer Parent the Product Technical Files in a form reasonably satisfactory to Buyer Parent;

(v) cause each Equity Selling Entity to deliver to the Equity Buying Entities a certified copy of the resolutions of the board of directors or other governing body of such Equity Selling Entity authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Selling Entity is a party and the consummation of the Transactions to be consummated by it;

(vi) deliver to Buyer Parent a certificate signed on behalf of Seller Parent by a duly authorized officer of Seller Parent stating that the conditions set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(e) have been satisfied;

(vii) deliver to Buyer Parent completed and executed IRS Form W-9 in respect of Seller Parent;

(viii) deliver to Buyer Parent its duly executed original counterpart of the Contingent Additional Amount Agreement delivered by Buyer Parent in accordance with Section 1.04(a)(viii); and

(ix) in respect of the countries set forth on Section 1.04(c)(ix) of the Buyer Disclosure Letter, deliver to the applicable Asset Buying Entity, where possible and consistent with local practice, a certificate issued by the relevant tax authority stating that the business to be acquired is up to date with their tax obligations.

(d) In addition to any other action to be taken and to any other instrument to be executed or delivered pursuant to this Agreement, at the Closing the Italian Equity Selling Entity and the Italian Equity Buying Entity shall take, and Seller Parent shall cause the Italian Equity Selling Entity to take, and Buyer Parent shall cause the Italian Equity Buying Entity to take, all actions set forth below:

(i) the Italian Equity Selling Entity shall deliver to the Italian Equity Buying Entity the originals of the resignation letters of the members of the board of directors and of the statutory auditors (if any) of the Italian Acquired Companies effective as of the Closing Date, in substantially the form attached as Exhibit VII hereto;

(ii) the Italian Equity Buying Entity shall deliver to the Italian Equity Selling Entity a letter addressed to each resigning member of the board of directors and of the statutory auditors (if any) of the Italian Acquired Companies in substantially the form attached as Exhibit VIII hereto;

(iii) the Italian Equity Selling Entity shall endorse the shares representing one hundred percent (100%) of the corporate capital of Meda Pharma S.p.A. to the Italian Equity Buying Entity, before the Italian notary public; and

(iv) a representative of the Italian Equity Buying Entity shall attend the shareholders’ meeting of each of the Italian Acquired Companies to be validly held in order to resolve upon (A) the acceptance of the resignations of the relevant members of the board of directors and of the statutory auditors, (B) the release and discharge, to the fullest extent permitted by applicable Law, of the resigning members of the board of directors or the statutory auditors of the relevant Italian Acquired Company from and against any and all liabilities arising out of their office as directors or statutory auditors of the relevant Italian Acquired Company at or prior to the Closing, and (C) the appointment of new director(s) and statutory auditors identified by the Italian Equity Buying Entity, in each case, in substantially the form attached as Exhibit IX hereto, effective as of the Closing.

(e) The Parties hereby agree that all actions and transactions that are required to take place at the Closing pursuant to this Section 1.04 shall take place simultaneously and shall be regarded as one interconnected transaction. As a consequence, at the option of the Party having an interest in the performance of any specific action or transaction, no action or transaction above shall be deemed to have taken place, if and until all other actions and transactions representing the Closing shall have taken place as provided for by this Section 1.04.

SECTION 1.05. Purchase Price Adjustment.

(a) Not less than ten (10) Business Days prior to the Closing Date, Seller Parent shall prepare in good faith and deliver to Buyer Parent a statement setting forth Seller Parent’s good faith estimate of (i) the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the Consent Impact Amount, and (v) the Estimated Closing Cash Consideration (such statement, to be prepared in the form set forth in Part II of Section 9.02(a) of the Seller Parent Disclosure Letter, the “Estimated Closing Statement”), together with such schedules and data with respect to the determination thereof as is reasonably necessary to support the calculations set forth in the Estimated Closing Statement, and the allocation of the Estimated Closing Cash Consideration to be paid in accordance with Section 1.04(a)(i) of this Agreement. Seller Parent and, prior to the Closing, the Acquired Companies shall provide Buyer Parent and its Representatives with reasonable access to the books and records of Seller Parent and its Subsidiaries, subject to the Access Limitations, to the extent related to the Business and shall cause the personnel of Seller Parent and its Subsidiaries to reasonably cooperate with Buyer Parent and its Representatives for the purpose of enabling Buyer Parent and its Representatives, prior to the Closing, to review Seller Parent’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof and, following the Closing, to prepare the Closing Statement and the calculation of each component thereof. Buyer Parent will be given a reasonable opportunity to review and comment on the Estimated Closing Statement and Seller Parent shall consider in good faith Buyer Parent’s reasonable comments to the Estimated Closing Statement, the calculation of the Estimated Closing Cash Consideration or any of the components thereof or calculations therein.

(b) As promptly as practicable, and in any event within ninety (90) days after the Closing Date (provided, that such ninety (90) day period shall be automatically extended by one day for every day that Seller Parent is not in compliance with its obligations to cooperate and provide access following the Closing pursuant to Section 1.05(a) or with the applicable service relevant thereto under the Transition Services Agreement and such non-compliance actually prevents or delays preparation of the Closing Statement), Buyer Parent shall prepare, and Seller Parent shall cooperate with Buyer Parent in such preparation in accordance with Section 1.05(a) and the Transition Services Agreement, and Buyer Parent shall deliver to Seller Parent a statement (the “Closing Statement”) setting forth Buyer Parent’s good faith calculation of (i) the Working Capital Adjustment Amount, (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Consent Impact Amount and (v) the Final Closing Cash Consideration assuming the amounts set forth in the Closing Statement were final, together with such schedules and data with respect to the determination thereof as is reasonably necessary to support the calculations set forth in the Closing Statement. The Parties agree that the purpose of preparing the Closing Statement is to measure the Working Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount, and the resulting Final Closing Cash Consideration, in each case, in accordance with the terms of this Agreement, and such process is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining any such amount different than those set forth in this Agreement. Following the delivery of the Closing Statement, Buyer Parent shall provide Seller Parent (at Seller Parent’s sole cost and expense) with reasonable access to the relevant personnel, and Business Records (or copies thereof) in the possession or under the control, of Buyer Parent or the Acquired Companies, subject to the Access Limitations, to the extent related to the Working Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount and relevant to Seller Parent’s review of the Closing Statement. Neither the auditors nor the independent accountants of Buyer Parent or its Affiliates (including the Acquired Companies) shall be obligated to make any work papers available to any Person under this Agreement unless and until such Person has signed a customary and reasonable confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The Closing Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof by Buyer Parent, including all calculations and determinations set forth therein, unless Seller Parent gives written notice of its disagreement with the Closing Statement in accordance with Section 9.01 (a “Notice of Disagreement”) to Buyer Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific item(s) and amount(s) of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer Parent, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (i) the date on which Buyer Parent and Seller Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Adjustment Expert pursuant to the procedures set forth in this Section 1.05. During the thirty (30) day period following the delivery of a Notice of Disagreement, Buyer Parent and Seller Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the items and amounts specified in the Notice of Disagreement. Neither Buyer Parent nor Seller Parent shall disclose to the Independent Adjustment Expert, and the Independent Adjustment Expert shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties related to any disputed item, all of which shall be made without prejudice. At the end of such thirty (30) day period, Buyer Parent and Seller Parent shall submit to an internationally recognized independent accounting firm, which firm (i) shall be mutually agreed upon by Buyer Parent and Seller Parent and (ii) shall not be the regular accounting firm for Buyer Parent, Seller Parent or any of their respective Subsidiaries (the “Independent Adjustment Expert”), for review of the specific items and amounts that remain in dispute and were included in the Notice of Disagreement. If Buyer Parent and Seller Parent are unable to so agree on the Independent Adjustment Expert within ten (10) days after the end of such thirty (30) day period, then Buyer Parent and Seller Parent shall each select a firm and such firms shall jointly select a third internationally recognized independent accounting firm (which shall not be the regular accounting firm for Buyer Parent, Seller Parent or any of their respective Affiliates), which third firm shall be the Independent Adjustment Expert. The Parties shall instruct the Independent Adjustment Expert to (a) deliver simultaneously to Buyer Parent and Seller Parent a preliminary written report (the “Preliminary Report”) setting forth its preliminary resolution and, if applicable, its preliminary computation of the disputed items and the effect of such preliminary resolution on the Closing Statement and the Independent Adjustment Expert’s preliminary calculation of the Working

Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount and the resulting Final Closing Cash Consideration, as promptly as practicable, but in any event by no later than thirty (30) days after the date of such submission, and (b) deliver simultaneously to Buyer Parent and Seller Parent a final written report (the “Final Report”) setting forth its final resolution and, if applicable, its final computation of the disputed items and amounts submitted to it in accordance with this Section 1.05(b) and the effect of such resolution on the Closing Statement and the Independent Adjustment Expert’s determination of the Working Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount and the resulting Final Closing Cash Consideration, as promptly as practicable but in no event later than sixty (60) days after the date of such submission (it being agreed that any delay shall not invalidate the Independent Adjustment Expert’s determination). Buyer Parent and Seller Parent shall cooperate in good faith with the Independent Adjustment Expert during the term of its engagement, but in no event shall any Party participate in teleconferences or meetings with, or make oral presentations to, the Independent Adjustment Expert without the prior written consent of the Buyer Parent or Seller Parent (as the case may be). The terms of appointment and engagement of the Independent Adjustment Expert shall be as agreed upon between Buyer Parent and Seller Parent in writing.

(c) In resolving any such disputed item and amount, the Independent Adjustment Expert (i) shall act in the capacity of an independent expert and not as an arbitrator, (ii) shall limit its review solely to whether the disputed items and amounts specifically set forth in the Notice of Disagreement (other than disputed items and amounts thereafter resolved by mutual written agreement of Buyer Parent and Seller Parent in accordance with Section 1.05(b)) was calculated in accordance with the terms of this Agreement, (iii) shall not assign a value to any disputed item greater than the greatest value for such item, or less than the smallest value for such item, claimed in the Closing Statement or in the Notice of Disagreement, (iv) shall make its determination based solely on a single written statement delivered by Buyer Parent, on the one hand, and Seller Parent, on the other hand, a single rebuttal statement delivered by each, written comments in one additional statement delivered by Buyer Parent, on the one hand, and Seller Parent on the other hand, within ten (10) days following delivery of the Preliminary Report, and on written materials provided to the Independent Adjustment Expert in accordance with Section 1.05(b) (i.e., not on independent review), and (v) shall be entitled to refer to, and to interpret, the terms and conditions of this Agreement relating to the Working Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount and the Final Closing Cash Consideration and such other terms and conditions of this Agreement as are required in order to allow it to carry out its determination under this Section 1.05. The Independent Adjustment Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Adjustment Expert, (B) any determination as to the accuracy of the warranties set forth in this Agreement or (C) any determination as to compliance by any Party with any of its respective covenants in this Agreement. Subject to Section 1.05(f), any dispute not within the scope of disputes to be resolved by the Independent Adjustment Expert pursuant to this Section 1.05 shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Adjustment Expert and any work or analyses performed by the Independent Adjustment Expert may not be offered as evidence of a breach of any warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.05 in any Action, without limiting any rights with respect to the underlying events, facts, and circumstances.

(d) The Final Report shall include a brief summary of the Independent Adjustment Expert’s reasons for its determination of each issue.

(e) The resolution of disputed items and amounts by the Independent Adjustment Expert shall be final and binding (other than in the case of fraud or manifest error) and an order may be entered in respect thereof by a court or tribunal having jurisdiction over the Party(ies) against which such determination is to be enforced. The fees and expenses of the Independent Adjustment Expert incurred pursuant to this Section 1.05 shall be allocated between Seller Parent, on the one hand, and Buyer Parent, on the other hand, in inverse proportion as they may prevail on the final amount of the adjustment of the items and amounts submitted to the Independent Adjustment Expert. For example, in the event that Seller Parent asserts that the calculation of the Working Capital Adjustment Amount should have been ten percent (10%) higher than the amount set forth in the Closing Statement, and the Independent Adjustment Expert determines that the final the Working Capital Adjustment Amount shall be seven percent (7%) higher than the amount set forth in the Closing Statement, then seventy percent (70%) of the fees and expenses of the Independent Adjustment Expert shall be paid by Buyer Parent and thirty percent (30%) of the fees and expenses of the Independent Adjustment Expert shall be paid by Seller Parent. The Independent Adjustment Expert shall determine all disputed item(s) and amount(s), including the apportionment of its fees and expenses as between Seller Parent, on the one hand, and Buyer Parent, on the other hand, in accordance with the provisions of this Section 1.05.

(f) Notwithstanding anything to the contrary herein, the procedures set forth in this Section 1.05 shall be the sole and exclusive remedy of the Parties for any disputes related to the items required to be included or reflected in the calculation of the Working Capital Adjustment Amount, the Closing Cash, the Closing Indebtedness, the Consent Impact Amount and the Final Closing Cash Consideration; provided, that, with respect to the Consent Impact Amount, the procedures set forth in this Section 1.05 shall be limited to the calculation thereof and shall not apply to the determination of whether a Consent constitutes an Acceptable Consent or a Contract constitutes a Replacement Contract.

SECTION 1.06. Payment of Adjustment Amount. Within ten (10) Business Days after the Binding Closing Statement Date:

(a) if the Adjustment Amount is a positive number, then Buyer Parent shall pay, or cause the Equity Buying Entities and Asset Buying Entities to pay, to Seller Parent (on behalf of the Asset Selling Entities) and the Equity Selling Entities, by wire transfer of immediately available funds in euros to an account or accounts designated in writing by Seller Parent within five (5) Business Days after the Binding Closing Statement Date, an aggregate amount equal to such Adjustment Amount allocated among the Buying Entities and the Selling Entities in accordance with the Provisional Allocation or, if available, the Final Asset Allocation Schedule;

(b) if the Adjustment Amount is a negative number, then Seller Parent shall pay to the Equity Buying Entities and the Asset Buying Entities, by wire transfer of immediately available funds in euros to the account or accounts designated in writing by Buyer Parent within five (5) Business Days after the Binding Closing Statement Date, an amount equal to the absolute value of such Adjustment Amount allocated among the Buying Entities and the Selling Entities in accordance with the Provisional Allocation or, if available, the Final Asset Allocation Schedule; and

(c) if the Adjustment Amount is zero euros (€0.00), then neither Party shall have any obligation to make (or to cause any of their Subsidiaries to make) a payment to the other Party in respect thereof.

SECTION 1.07. Withholding. Seller Parent, Buyer Parent and their respective Subsidiaries shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld pursuant to any applicable Tax Law. Prior to making any deduction or withholding, the deducting and withholding Party shall (a) notify the other Party of the amounts subject to deduction or withholding as soon as reasonably practicable and prior to the anticipated date of payment, (b) provide a written explanation of the legal basis requiring such deduction or withholding and (c) provide the other Party a reasonable opportunity to deliver such forms, certificates or other evidence as would eliminate or reduce any such required deduction or withholding and shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including by structuring payments between entities located in the same jurisdiction, where practicable). Notwithstanding the foregoing, if, as a result of (i) an Asset Buying Entity not being resident for Tax purposes in a Designated Jurisdiction, (ii) Buyer Parent, pursuant to Section 9.11, assigning its rights to buy any of the Acquired Companies or the Additional Transferred Assets to an assignee that is not resident for Tax purposes in a Designated Jurisdiction or (iii) in respect of any payments made by Seller Parent or any of its Subsidiaries, or, in each case, any assignee thereof not being resident for Tax purposes in a Seller Designated Jurisdiction, any amounts payable pursuant to this Agreement are subject to deduction or withholding (or increased deduction or withholding), the deducting or withholding party shall pay such additional amounts as necessary so that the total amount received by the applicable counterparty is equal to the amount that would have been received to the extent that no such deduction or withholding, or a reduced deduction or withholding, would have been imposed absent the matters set out in clauses (i) through (iii) above. The second and third sentence of this paragraph shall not apply in the case of deductions or withholdings (i) as a result of failure to provide tax forms as described under Section 1.04(c)(vii) or any similar form under the laws of the applicable jurisdiction, to the extent the recipient of the applicable payment is legally able to deliver such forms, or (ii) with respect to amounts treated as compensation for Tax purposes.

SECTION 1.08. Legal Impediments. Notwithstanding anything to the contrary herein:

(a) To the extent that the transfer of any Transferred Asset or the assumption of any Assumed Liability would require any Consent or Filing in connection with the Closing to the extent such Consent or Filing has not been obtained or made, as applicable, as of the Closing or such transfer is otherwise prohibited by applicable Law (each, a “Legal Impediment”), such Transferred Asset or Assumed Liability (each, together with any Commingled Contract for which the Commingled Contract Separation has not occurred prior to Closing, a “Legal Impediment Delayed Asset/Liability” and, collectively, the “Legal Impediment Delayed Assets/Liabilities”) shall not be transferred to or assumed by any Acquired Company in the Business Internal Reorganization and shall not be transferred to or assumed by the Asset Buying Entities at the Closing.

(b) For a period not exceeding two (2) years after the Closing Date, Seller Parent shall continue to use, and cause its Affiliates to use, best endeavors to promptly obtain Consents (including Acceptable Consents) from Persons and make such Filings with Persons, including, in each case, as may be required to permanently remove each Legal Impediment to the transfer or assumption of such Legal Impediment Delayed Assets/Liabilities (or to effect the Commingled Contract Separations), including as may be required to transfer, or establish new Contracts with respect to, the aspects of any Commingled Contracts that constitute Legal Impediment Delayed Assets/Liabilities, and Buyer Parent shall and shall cause its Subsidiaries (including the Acquired Companies as from the Closing Date) to diligently assist and cooperate in good faith with Seller Parent and its Affiliates to obtain such Consents (including Acceptable Consents) or make such Filings; provided, that notwithstanding anything else to the contrary, neither Buyer Parent nor any of its Affiliates (including the Acquired Companies) shall have any obligation in connection with any Legal Impediment Delayed Assets/Liabilities or the obtaining of any Acceptable Consent, and without Buyer Parent’s consent, Seller Parent shall not and shall cause its Subsidiaries not to (i) commence, defend or participate in any litigation, (ii) pay sums of money (other than payment by Seller Parent or its Subsidiaries of amounts expressly permitted in accordance with the immediately following sentence) or provide any guarantee or other consideration, (iii) incur any other Liability, (iv) waive or amend any terms of any Legal Impediment Delayed Assets/Liabilities or of this Agreement or any other Contract to which Buyer Parent or such Affiliate is a party other than such waivers or amendments of Contracts that constitute Permitted Consent Changes (as defined in Section 6.02(f) of the Seller Parent Disclosure Letter) or (v) agree to any undertaking, or otherwise agree to any action, that would adversely affect Buyer Parent or such Affiliate or the Business. Seller Parent, its Affiliates or its Representatives shall bear any costs or expenses which are necessary in order to remove any such Legal Impediment, establish any such new Contract (or effect such Commingled Contract Separation), or obtaining Acceptable Consents; provided, that Seller Parent shall not, and shall cause its Affiliates and Representatives not to, pay, offer or agree to pay any fees, costs, expenses or other sums of money in connection with effecting any Legal Impediment Delayed Transfer other than bona fide non-recurring fees not to exceed the Consent Fee Cap. Seller Parent shall keep Buyer Parent reasonably apprised on a periodic basis on the status of removing Legal Impediments and obtaining Acceptable Consents. If applicable, upon the removal of all applicable Legal Impediments with respect to a Legal Impediment Delayed Asset/Liability, or otherwise upon Buyer Parent’s request, such Legal Impediment Delayed Asset/Liability shall be automatically (without any further action by any Person and without the payment of any consideration) transferred to or assumed by the Equity Buying Entities, the Asset Buying Entities or any Affiliate thereof, as determined by Buyer Parent (any such transfer or assumption, a “Legal Impediment Delayed Transfer”, and the date of any such transfer or assumption, the “Legal Impediment Delayed Transfer Date”).

(c) With respect to any Legal Impediment Delayed Asset/Liability, from and after the Closing until the earlier of (i) the Legal Impediment Transfer Date and (ii) such Legal Impediment Delayed Asset/Liability terminating, expiring, being depleted or otherwise becoming permanently unavailable to Seller Parent or its Affiliates (such period, the “Benefits/Burdens Period”), (A) Seller Parent shall, and shall cause its Affiliates to, at all times maintain any applicable Legal Impediment Delayed Asset/Liability in the Ordinary Course of Business (including maintaining any Permits, Health Care Approvals, insurance or other requirements related thereto, and shall not terminate, rescind or otherwise modify such Legal Impediment Delayed Asset/Liability or waive any rights thereunder without Buyer Parent’s prior written consent) and not take any action (or omit to take any action) with respect thereto that would have been a breach of Section 4.01 (Operation of the Business) or Section 5.21 (Exclusivity) had such action (or omission) taken place between the Signing Date and the Closing Date or any action (or omit to take any action) that would materially delay, prevent or frustrate the ability to transfer such Legal Impediment Delayed Asset/Liability in accordance with the terms of this Section 1.08, and (B) the Parties shall use, and shall cause their respective Affiliates to use, at Seller Parent’s cost, best endeavors to develop and implement, for no additional consideration, any reasonable and lawful arrangements designed to place the Buying Entities or any of their Affiliates, as determined by Buyer Parent, insofar as reasonably possible, in the same position as if such Transferred Asset or Assumed Liability had been transferred to or assumed by the Equity Buying Entities or the Asset Buying Entities (or as if the Commingled Contract Separation had been effected) at Closing such that all benefits and burdens relating to such Legal Impediment Delayed Asset/Liability inure to the Equity Buying Entities, the Asset Buying Entities or any Affiliate thereof, as applicable, for the entire Benefits/Burdens Period. Seller Parent shall take such steps as Buyer Parent may require during the Benefits/Burdens Period to enforce any right of Seller Parent or any of its Affiliates against any other party to any Legal Impediment Delayed Asset/Liability.

(d) For the avoidance of doubt, prior to the Closing, with the prior written consent of Buyer Parent (which shall not be unreasonably withheld, conditioned or delayed), Seller Parent shall cause each Acquired Company to transfer any Legal Impediment Delayed Asset/Liability held by such Acquired Company to Seller Parent or any of its Subsidiaries other than the Acquired Companies (and the Business Steps Plan shall be deemed amended to provide for such transfers and Section 9.02(e) of the Seller Parent Disclosure Letter shall be deemed to be updated to reflect such deemed amendment). Such transfer shall be documented in a manner reasonably acceptable to Buyer Parent, and Buyer Parent shall be given a reasonable opportunity to review and comment (following appropriate consultation) on any such documentation prior to any effectiveness thereof.

(e) In connection with any Legal Impediment Delayed Transfer, (i) the Parties shall cooperate, and shall cause their respective Affiliates to cooperate, in structuring such transfer and assumption, as applicable, in a Tax efficient manner and in compliance with applicable Law, which may include effecting such transfer and assumption, as applicable, by means of the transfer of all of the issued and outstanding equity interests in a Person holding the applicable Legal Impediment Delayed Asset/Liability (and no other material assets or liabilities) (any such Person, a “Delayed Transfer Company”) and (ii) the Parties shall deliver, or cause to be delivered, duly executed instruments of assignment and assumption in respect of the applicable Legal Impediment Delayed Asset/Liability (or the issued and outstanding equity interests in the Delayed Transfer Company holding such Legal Impediment Delayed Asset/Liability), in form and substance reasonably acceptable to Seller Parent and Buyer Parent, evidencing the sale, assignment, assumption, transfer, conveyance and delivery, as applicable, of the applicable Legal Impediment Delayed Asset/Liability (or the issued and outstanding equity interests in the Delayed Transfer Company holding such Legal Impediment Delayed Asset/Liability) on the Legal Impediment Delayed Transfer Date to the Equity Buying Entities, the Asset Buying Entities or an Affiliate thereof, as determined by Buyer Parent.

(f) In the event of any inconsistency between this Agreement and the Transition Services Agreement or the Distribution Agreement, as applicable, with respect to any Legal Impediment Delayed Asset/Liability or any pending or approved Health Care Approval, the Transition Services Agreement or the Distribution Agreement, as applicable, shall take precedence with respect to such Legal Impediment Delayed Asset/Liability or such pending or approved Health Care Approval.

(g) Seller Parent shall deliver a list of each Legal Impediment Delayed Asset/Liability to Buyer Parent no later than ten (10) Business Days prior to Closing.

SECTION 1.09. Physical Inventory Count. At the request of Buyer Parent (which shall be made no later than twenty one (21) days prior to the Closing Date), a physical count of all or any portion of the Inventory of the Business located at the top five (5) storage locations by Inventory value for the six (6) month period ended on the month-end prior to such request (provided, that Seller Parent shall promptly notify Buyer Parent of such five (5) locations and their aggregate approximate percentage of all Inventory and Buyer Parent shall have the option to select up to three (3) additional storage locations for conducting such physical count by written notice to Seller Parent no later than five (5) Business Days following Seller Parent’s notification of the five (5) locations) shall be conducted jointly by Seller Parent and Buyer Parent and, as the case may be, their respective Representatives and advisors (the “Inventory Count”). The Parties will discuss in good faith the logistics, timing (which is intended to be as soon as reasonably practicable around the Closing Date), locations, process, methodologies, coverage, and other aspects of the Inventory Count. The valuation of the Inventory in the Inventory Count, if any, shall be performed in accordance with the Accounting Principles, so that the results of the Inventory Count may be reflected by the Parties in their good faith calculations of the Closing Working Capital. Buyer Parent agrees and acknowledges that the Inventory Count shall be conducted in a manner which does not materially interrupt the operations of the Business and the Parties shall act in good faith in order to resolve any dispute on the Inventory quantities subject to the Inventory Count on the date of such Inventory Count, but in any event within ten (10) Business Days after the end of the Inventory Count.

SECTION 1.10. Allocation of Proceeds From Identified Divestitures. Buyer Parent and Seller Parent, as applicable, shall take, or cause to be taken, all actions to pay to the other Party any amounts received in connection with any Identified Divestitures in accordance with the procedures, and subject to the terms and conditions, set forth in Section 5.28 of the Seller Parent Disclosure Letter, including any additional amounts payable or adjustments required as set forth therein. The obligations of the Parties under this Section 1.10 shall survive until the completion of the Identified Divestitures and payments related thereto in accordance with the terms and conditions of Section 5.28(b) and Section 5.28(c), respectively, of the Seller Parent Disclosure Schedule.

ARTICLE II

Warranties of the Seller Parties

The Seller Parties, jointly and severally, warrants to the Buyer Parties that each warranty set out in this Article II (collectively, the “Seller Warranties”) is true and accurate as of the Signing Date, was true and accurate as of the Put Date and will be true and accurate at the Closing Date as if repeated immediately before the Closing by reference to the facts and circumstances subsisting at that date (except to the extent such warranties expressly relate to an earlier date, in which case by reference to the facts and circumstances subsisting at such earlier date). Each Equity Selling Entity and Seller Parent acknowledges that the Buyer Parties are entering into this Agreement in reliance upon the Seller Warranties. Each Seller Warranty is separate and independent, and is not to be limited by reference to any other Seller Warranty or by anything in this Agreement. The Seller Warranties are qualified by reference to those matters fairly disclosed in the corresponding section of the Seller Parent Disclosure Letter (subject to the definition of Seller Parent Disclosure Letter).

SECTION 2.01. Organization and Good Standing; Organizational Documents.

(a) Each of Seller Parent, the Selling Entities and the Acquired Companies (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Applicable Business Organization Law, (ii) has full corporate or similar power and authority to own, lease or license, and to operate, its properties and assets relating to the Business and to operate the Business as it is currently operated and (iii) is duly qualified or licensed to do business as a foreign company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it relating to the Business or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) True and complete copies of the organizational, governing or similar documents of each Acquired Company and any amendments thereto, as in effect on the Put Date, have been made available to Buyer Parent and no amendments or other modifications thereto are pending. Each such organizational or similar document is in full force and effect, and no Acquired Company is in violation in any material respect of any provisions thereof.

SECTION 2.02. Authority; Execution and Delivery; Enforceability. Each of Seller Parent and the Equity Selling Entities has all necessary corporate or similar power and authority to execute and deliver this Agreement, and each of Seller Parent, the Selling Entities and the Acquired Companies has all necessary corporate or similar power and authority to execute and deliver any other Transaction Document to which the same is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions to be consummated by the same. The execution, delivery and performance by each of Seller Parent and the Equity Selling Entities of this Agreement, and the execution, delivery and performance by each of Seller Parent, the Selling Entities and the Acquired Companies of any other Transaction Document to which the same is, or is specified to be, a party, and the consummation of the Transactions to be consummated by the same, have been duly authorized by all necessary corporate or similar action by Seller Parent, each Selling Entity or each Acquired Company, as applicable. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement has been, and each other Transaction Document to which Seller Parent, each Selling Entity or each Acquired Company is, or is specified to be, a party will, at the Closing, be, duly executed and delivered by Seller Parent, each Selling Entity or each Acquired Company, as applicable. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each other

Transaction Document to which Seller Parent, each Selling Entity or each Acquired Company is, or is specified to be, a party will, at the Closing, constitute, a legal, valid and binding obligation of Seller Parent, each Selling Entity or each Acquired Company, as applicable, enforceable against Seller Parent, each Selling Entity or each Acquired Company, as applicable, in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers (collectively, the “Enforceability Exceptions”).

SECTION 2.03. Acquired Equity Interests; Capitalization.

(a) Each Equity Selling Entity has good and valid title to each of the Acquired Equity Interests. All the Acquired Equity Interests are fully paid and there is no liability to pay any additional contributions on the Acquired Equity Interests and each Equity Selling Entity is: (i) the sole legal and beneficial owner of the Acquired Equity Interests free from all Liens; and (ii) entitled to transfer or procure the transfer of the Acquired Equity Interests pursuant to the terms of this Agreement. Assuming the Equity Buying Entities have the requisite power and authority to be the lawful owner of the Acquired Equity Interests to be received by such Equity Buying Entities hereunder, upon (A) delivery by each of the Equity Selling Entities to the Equity Buying Entities at the Closing of the items described in Section 1.04(b)(i) and Section 1.04(d) and (B) delivery by Buyer Parent, the Equity Buying Entities or Asset Buying Entities to each of the Equity Selling Entities and Seller Parent (on behalf of the Asset Selling Entities) of the aggregate consideration in respect of the Acquisition due at the Closing, as described in Section 1.04(a)(i), good and valid title to the Acquired Equity Interests to be received by the Equity Buying Entities hereunder will pass to the Equity Buying Entities at the Closing, free and clear of Liens, other than transfer restrictions from the Debt Financing. The Acquired Equity Interests and all other equity interests in each of the Acquired Companies have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any applicable Law, purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right under any provision of the Applicable Business Organization Law or the organizational or similar documents of Seller Parent or any of its Subsidiaries. Section 2.03(a) of the Seller Parent Disclosure Letter sets forth, as of the Put Date and Signing Date for each Acquired Company, the number of authorized, issued and outstanding equity interests in such Acquired Company and the record and beneficial owners thereof. No person (other than the Equity Selling Entities), in respect of the Acquired Equity Interests, has any interest of any nature in, or has any right (exercisable now or in the future and whether contingent or not) to call for or require the allotment, issue, creation or transfer of, or any other Liens over or affecting, any issued or unissued share capital, loan capital or other securities in or of any entity or group (including the Acquired Equity Interests). The Acquired Equity Interests comprise the entire allotted and issued share capital of the Acquired Companies and are properly allotted and issued and fully paid up.

(b) (i) No Acquired Company has any authorized or outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of its capital stock or other equity interests may vote (clause (i), “Voting Debt”) and (ii) none of Seller Parent or any of its Subsidiaries has issued, authorized, outstanding or granted any options, warrants, rights, convertible or exchangeable securities or indebtedness, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which it is a party or by which it is bound (A) obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, capital stock or other equity interests in any Acquired Company, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest (or other interests that derive their value based on equity interests) in it or into any Voting Debt of any Acquired Company, or (B) obligating it to issue, grant, extend or enter into any such option, warrant, right, security, indebtedness, unit, commitment, Contract, arrangement or undertaking (clause (ii), “Stock Rights”). Other than this Agreement, the other Transaction Documents and the organizational, governing or similar documents of the applicable Acquired Company, there are no Contracts to which Seller Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests in any Acquired Company. Except as set forth on Section 2.03(b) of the Seller Parent Disclosure Letter, no Acquired Company has any Subsidiaries or owns, directly or indirectly, beneficially or of record, any shares of capital stock or other equity interests (or other interests that derive their value based on equity interests) in any other Person.

SECTION 2.04. Title to Tangible Properties; Transferred Assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, as of the Put Date and the Signing Date, the applicable Acquired Company or one or more of the Asset Selling Entities has good and valid title to, a valid leasehold interest in or valid licenses or rights to use the tangible Transferred Assets, free and clear of Liens (other than Permitted Liens). This Section 2.04 does not relate to real property, which is the subject of Section 2.12.

SECTION 2.05. Sufficiency of Assets. On the Closing Date, the Transferred Assets, together with (a) the rights granted, or services to be provided, by Seller Parent and its Subsidiaries pursuant to this Agreement or any other Transaction Documents, and (b) the Excluded Assets, are sufficient in all material respects for the operation of the Business substantially in the manner it is operated as of the Put Date and as of the Closing Date and as proposed to be operated, as of the Put Date, by Seller Parent and its Subsidiaries through December 31, 2024.

SECTION 2.06. No Conflicts; Required Filings and Consents.

(a) The execution and delivery by each Seller Party of this Agreement does not, and the execution and delivery by Seller Parent, each Selling Entity and each Acquired Company of each other Transaction Document to which Seller Parent, each Selling Entity or each Acquired Company is, or is specified to be, a party will not, and the performance by each Seller Party of this Agreement and the performance by Seller Parent, each Selling Entity and each Acquired Company of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Seller Parent, each Selling Entity and each Acquired Company will not (in each case, whether or not with notice, lapse of time or both), (i) conflict with or violate any provision of the organizational, governing or similar documents of Seller Parent, each Selling Entity or each Acquired Company, (ii) assuming that all Consents contemplated by Section 2.06(b) have been obtained, and all Filings contemplated by Section 2.06(b) have been made, conflict with or violate in any material respect any Order or any Law applicable to Seller Parent, each Selling Entity or each Acquired Company or by which the Transferred Assets are bound, (iii) assuming that all Consents contemplated by Section 2.06(b) have been obtained, and all Filings contemplated by Section 2.06(b) have been made, require any Consent by or notice to any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or give any Person (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration of any right or obligation under, trigger any right of first offer or refusal, preemption right or similar provisions, or cancellation of, any Commingled Contract, Real Property Lease, Permit or Business Material Contract or any other Contract related to the Business, (iv) result (immediately or with notice or lapse of time or both) in the creation of any pledge, lien, charge, mortgage, deed of trust, encumbrance or security interest of any kind or nature whatsoever, claim, restriction, option, right of first refusal, easement, servitude or adverse interest (collectively, “Liens”) (other than a Permitted Lien) on any Transferred Asset or any asset owned by an Acquired Company, or (v) give any right to any Person to acquire any Transferred Asset or any part thereof, except, in the case of clauses (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b) The execution and delivery by each Seller Party of this Agreement does not, and the execution and delivery by Seller Parent, each Selling Entity and each Acquired Company of each other Transaction Document to which it is, or is specified to be, a party will not, and the performance by each Seller Party of this Agreement and the performance by Seller Parent, each Selling Entity and each Acquired Company of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Seller Parent, each Selling Entity and each Acquired Company will not, require any Consent of, or filing with or notification to, or registration or qualification with (collectively, “Filings”), any Governmental Entity, except for (i) compliance with and Filings under applicable requirements of any applicable Antitrust Laws, including those Antitrust Laws set forth on Section 5.01(a)(i) of the Seller Parent Disclosure Letter, (ii) the Consents and Filings set forth on Section 5.01(a)(ii) of the Seller Parent Disclosure Letter, and (iii) such other Consents or Filings (A) required solely by reason of the participation of any Buyer Party (as opposed to any third party) in the Transactions, including any requirements which become applicable to any Acquired Company as a result of the specific regulatory status of any Buyer Party (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which any Buyer Party (or any of its Affiliates) is or proposes to be engaged or (B) that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

SECTION 2.07. Litigation; Orders.

(a) There are no, and since the Lookback Date, there have been no, Actions and there are no Actions pending or, to the Knowledge of Seller Parent, threatened by or against Seller Parent or any of its Subsidiaries that relate to the Business or the Products, including the Transferred Assets, or against any Acquired Company, except for such Actions as would not individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b) There are no, and since the Lookback Date, there have been no, Orders outstanding against Seller Parent or any of its Subsidiaries that relate to the Business, including the Transferred Assets, or against any Acquired Company.

(c) There is no Action pending or, to the Knowledge of Seller Parent, threatened against any Seller Party that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the Transactions or the ability of any Selling Entity to perform its obligations hereunder or under any other Transaction Documents.

SECTION 2.08. Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) Seller Parent and its Subsidiaries have and, since the Lookback Date have had, all Permits required to operate the Business, (ii) Seller Parent and its Subsidiaries are in compliance with the terms of such Permits and (iii) no Action is pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any of its Subsidiaries seeking the revocation, suspension or cancellation of any such Permit. Section 2.08 of the Seller Parent Disclosure Letter sets forth, as of the Put Date, all material Permits held by Seller Parent or any of its Subsidiaries (identifying which Person is the holder of such Permit), in each case, to the extent related to the Business and required for the operation of the Business.

(b) The Business is not being, and since the Lookback Date has not been, operated in violation in any material respect of any applicable Law. Since the Lookback Date, neither Seller Parent nor any of its Subsidiaries, to the extent related to the Business, have received or entered into any Order, or received any written or oral notice or other communication from any Governmental Entity that indicates any material non-compliance with, or material Liability under, any applicable Laws.

SECTION 2.09. Business Financial Information.

(a) Set forth on Section 2.09 of the Seller Parent Disclosure Letter are the (a) unaudited selected balance sheet information of the Business as at December 31, 2022 and the unaudited selected deal basis profit and loss information of the Business for the twelve-month period ended December 31, 2022 and (b) unaudited selected balance sheet information of the Business as at June 30, 2023 and the unaudited selected deal basis profit and loss information of the Business for the six-month period ended June 30, 2023 (collectively, the “Business Financial Information”) The Business Financial Information has been prepared from the corresponding consolidated financial statements of Seller Parent that have been filed with the SEC (each of which has been prepared in accordance with GAAP, consistently applied) and derived from the Business Records and prepared for the Business in good faith and with due care, and provides a reasonable view of the financial position and results of operations of the Business, as at the dates and for the periods presented therein; provided, that (i) the Business was not operated as a stand-alone entity of Seller Parent or any of its Subsidiaries as at the date and for the period presented in the Business Financial Information and (ii) the Business Financial Information does not fully reflect (A) all accounting entries impacting those assets and liabilities which, by nature, do not meet the definitions of Closing Working Capital, Closing Cash and Closing Indebtedness and (B) presentation items that would be required under GAAP.

(b) Seller Parent maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Business is made known to the management of Seller Parent. Seller Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Seller Parent for external purposes in accordance with GAAP. Seller Parent has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Seller Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms. Based on its most recent evaluation of internal controls over financial reporting prior to the Signing Date, management has not disclosed to Seller Parent’s auditors (i) any significant deficiencies or material weaknesses identified by Seller Parent in the design or operation of the internal controls over financial reporting relating to the Business or (ii) any fraud identified by Seller Parent, whether or not material, that involves management or other employees who have a significant role in Seller Parent’s internal control over financial reporting.

(c) Set forth on Section 2.09(c) of the Seller Parent Disclosure Letter are 2022 audited and unaudited, as applicable, statutory financial statements of the Acquired Companies presenting for each of the Acquired Companies, the statement of the financial position as at December 31, 2021 and December 31, 2022, the statement of the financial performance and cash flows for the two twelve-month periods then ended, together with the disclosure notes and management reports thereto (the “Statutory Accounts”). The Statutory Accounts (i) have been prepared in accordance with applicable Law and the accounting principles, standards and practices generally accepted at December 31, 2022 in Italy and France, as applicable, (ii) if applicable, have been audited by a certified auditor who has given an auditor’s certificate without qualification, (iii) give a true and fair view of the assets and liabilities and the financial position of each of the Acquired Companies as at the dates to which they relate and of the profit or loss and the financial performance and cash flows, to the extent applicable, of each of the Acquired Companies for the periods then ended, (iv) have been duly filed in accordance with the applicable Law and (v) have been prepared on a basis consistent with the basis employed in the Acquired Companies’ accounts for each of the two preceding financial years.

SECTION 2.10. Absence of Undisclosed Liabilities.

(a) No Acquired Company has, and the Assumed Liabilities do not include, any Liability except for Liabilities (a) specifically provided for in the Business Financial Information or the Statutory Accounts or explicitly disclosed in the notes thereto, (b) incurred in the Ordinary Course of Business since June 30, 2023 (and that does not arise from non-compliance with any applicable Laws or breach of any Contract), (c) that would not be material to the Business, taken as a whole, (d) Retained Liabilities or (e) that are incurred in connection with this Agreement and the Transactions and included in the calculation of the Estimated Closing Cash Consideration and Final Closing Cash Consideration.

(b) None of the Acquired Companies or Asset Selling Entities with respect to Transferred Assets is (or will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property Laws.

SECTION 2.11. Absence of Certain Changes.

(a) Since January 1, 2023 to the Signing Date, there has not been any Business Material Adverse Effect or any Effect that would reasonably be expected to have any Business Material Adverse Effect.

(b) Since January 1, 2023 to the Put Date:

(i) the Business has been operated in the Ordinary Course of Business in all material respects;

(ii) there has not been any material loss, damage, destruction or other casualty to the Transferred Assets (whether or not covered by insurance); and

(iii) neither Seller Parent nor any of its Subsidiaries has taken any action (or omitted to take any action) that would have constituted a breach of Section 4.01(b) had such action (or omission) been taken after the Signing Date and prior to the Closing.

(c) Since the Put Date to the Signing Date, none of Seller Parent, its Subsidiaries nor any other Seller Party has taken any action that would have constituted a breach in any material respect of this Agreement had such action been taken after the Signing Date and prior to the Closing Date (except for actions or omissions during such period consented to by Buyer Parent).

SECTION 2.12. Real Property.

(a) Section A-(viii) of the Seller Parent Disclosure Letter sets forth a true, complete and correct list of all Real Property and the address applicable to such Real Property.

(b) Seller Parent has made available to Buyer Parent true, complete and correct copies of all material deeds and other instruments by which Seller Parent or its Subsidiaries (or their predecessors-in-interest) acquired such Transferred Owned Real Property, in each case, to the extent in the possession or control of Seller Parent or its Subsidiaries and relating to the Transferred Owned Real Property. Seller Parent or its applicable Subsidiary has good and valid title to each parcel of Transferred Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). Neither Seller Parent nor its Subsidiaries have received written notice of any proposed condemnation or eminent domain proceeding and, to the Knowledge of Seller Parent, there is no condemnation or eminent domain proceeding threatened, with respect to any Transferred Owned Real Property. There are no options, rights of first refusal, rights of first offer, or first opportunity rights or other similar rights with respect to any portion of any Transferred Owned Real Property or any portion thereof or any interest therein.

(c) Each Real Property Lease is legal, valid, binding and enforceable against Seller Parent or its applicable Subsidiary (subject to the Enforceability Exceptions) and is in full force and effect and has not been modified. Seller Parent or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Real Property Lease, in each case, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 2.12 of the Seller Parent Disclosure Letter, neither Seller Parent nor any of its Subsidiaries is in material breach under any Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease. Neither Seller Parent nor any of its Subsidiaries has received any written notice of any default under any Real Property Lease that has not been cured or any other termination notice with respect thereto. Seller Parent has made available to Buyer Parent true, complete and correct copies of the Real Property Leases relating to the Transferred Leased Real Property as of the Put Date and no amendments or other modifications are pending. No Real Property Lease is subject to any material defenses, set-offs, or counterclaims, and no material obligations of any landlords or sub-landlords thereunder are delinquent. To the Knowledge of Seller Parent, the Real Property Leases are not subject to any ground lease, mortgage, deed of trust or other superior Liens or interests that would entitle the holder thereof to interfere with or disturb the tenant’s use and enjoyment of the Transferred Leased Real Property under the terms of the Real Property Leases so long as the tenant is not in default under the Real Property Leases.

(d) Seller Parent or one of its Subsidiaries has exclusive possession of each parcel of Real Property. Neither Seller Parent nor any of its Subsidiaries has leased, subleased, licensed, assigned or otherwise granted to any person the right to use or occupy the Real Property or any portion thereof. The buildings, structures, fixtures, and other improvements included in the Transferred Owned Real Property and the Transferred Leased Real Property have been maintained in accordance with standards generally followed in the pharmaceutical industry in Italy and France, as applicable, with respect to such plants or facilities manufacturing products for sale or distribution in the relevant markets in which they supply product as of the Put Date (ordinary wear and tear excepted), are adequate and suitable for the Business as currently conducted, and are in all material respects structurally sound and free from defects and comply in all material respects with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. No real property other than the Real Property is being used or is otherwise reasonably required to operate the Business as currently conducted. There are no leasing commissions due from Seller Parent or any of its Subsidiaries with respect to any Real Property.

SECTION 2.13. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to any of the Acquired Companies, or the Transferred Assets, have been timely filed (taking into account any extensions), and all such Tax Returns are true and complete in all material respects. All income and other material Taxes of or with respect to the Acquired Companies or the Transferred Assets, whether or not shown as due on such Tax Returns, have been timely and fully paid (including all such amounts required to be accounted for by way of withholding, deduction or retention).

(b) No deficiency with respect to, or assessment for, Taxes is pending or has been asserted in writing against or with respect to any of the Acquired Companies or any Asset Selling Entity with respect to the Transferred Assets, which deficiency (i) has not been paid, settled or withdrawn or (ii) is not being contested in good faith by appropriate proceedings.

(c) There are no Liens (other than Permitted Liens) for Taxes on the Transferred Assets or with respect to the Acquired Companies.

(d) There are no Tax Proceedings with respect to Taxes by a Tax Authority with respect to the Acquired Companies, or any Asset Selling Entity with respect to the Transferred Assets, and no Acquired Company, or any Asset Selling Entity with respect to the Transferred Asset, has been over the last three (3) years subject to a Tax Proceeding by any Tax Authority. No Acquired Company, or Asset Selling Entity with respect to the Transferred Assets has received any notice of verification, reassessment, notification or any other dispute concerning Taxes or social charges in such three (3) year period.

(e) No Acquired Company is a party to, is bound by or has any similar obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (in each case, the primary purpose of which relates to Taxes).

(f) With respect to an open tax year, no waiver of any statute of limitations in respect of (i) Taxes imposed or (ii) the filing of any material Tax Return, in each case, other than in connection with customary extensions for filing Tax Returns, has been requested by, or with respect to, any Acquired Company, or Asset Selling Entity with respect to the Transferred Assets. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Tax Authority with or in respect of any Acquired Company, or Asset Selling Entity with respect to the Transferred Assets.

(g) No Acquired Company, or an Asset Selling Entity with respect to such Transferred Asset, has any current Liability for Taxes of any Person (other than any of the Acquired Companies) (i) by reason of being a member of a consolidated, combined, unitary or similar income or franchise group or (ii) by reason of contract (other than an agreement, the principal purpose of which does not relate to Taxes), assumption, transferee or successor liability or otherwise by operation of Law.

(h) All income and other material Taxes that each Acquired Company, or Asset Selling Entity with respect to the Transferred Assets, is obligated to withhold or collect, report and pay to a Tax Authority from amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party have been withheld or collected, reported and fully paid or properly accrued.

(i) No claim has been made in writing by any Tax Authority in a jurisdiction where any Acquired Company, or any Asset Selling Entity with respect to the Transferred Asset, has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction. Each Acquired Company is and has at all times been resident for Tax purposes in their respective jurisdiction of incorporation and has not at any time been treated as resident or as having a permanent establishment in any other jurisdiction for any Tax purposes (including any arrangement for the avoidance of double taxation).

(j) No Acquired Company or Transferred Asset will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting made on or prior to the Closing Date, (ii) any installment sale or open transaction disposition occurring on or before the Closing Date, (iii) any intercompany transaction occurring on or before the Closing Date, (iv) any prepaid amounts or deferred revenue received or accrued on or before the Closing Date, or (v) any closing or similar agreement with a Tax Authority entered into prior to the Closing.

(k) No Acquired Company has participated in any transaction or operation of which the principal purpose is Tax avoidance or evasion, which is treated under applicable Law as abusive of such Law or requiring disclosure under applicable Law.

(l) All material transactions between or among any Selling Entity and its Affiliates, on the one hand, and any Acquired Company, on the other hand, or between or among any Acquired Company and another Acquired Company, or any transaction involving the Business and the Retained Business, have been, in all material respects, on an arms’-length basis and have maintained all transfer pricing documents and data, as required by applicable Law, to the extent related to the Business.

(m) No Acquired Company has any liability in connection with any Tax incentive or job creation grant or similar arrangement with a Tax Authority (including any liability to return or otherwise refund any grants or other benefits obtained in connection with job creation or similar incentive programs).

(n) Each Acquired Company was and/or are properly registered for the purposes of VAT in their respective country of incorporation and/or any other jurisdiction, in each case as required by law. All sale or purchase transactions in the last four (4) years in which each of the Acquired Companies or the Asset Selling Entities (to the extent such sale or purchase transaction relates to the Transferred Assets) are involved have been properly characterized and treated for VAT purposes and each of the Acquired Companies and the Asset Selling Entities (to the extent such compliance relates to the Transferred Assets) have, at all times, in all material respects, complied with applicable Laws relating to VAT, and all material transactions in which the Acquired Companies and the Asset Selling Entities (to the extent that such transactions are in respect of and the Transferred Assets) are or were involved in the last four (4) years have been properly reported in the VAT returns.

(o) All material payments made and benefits granted to employees and independent contractors of the Acquired Companies have been properly characterized and valued by the Acquired Companies for Tax purposes, and Tax has been reported and paid by the Acquired Companies accordingly, in all material respects.

(p) The Acquired Companies have complied in all material respects with all requirements, including all procedural requirements, of applicable law in respect of Tax groups, consolidated groups or fiscal unities. All arrangements entered into by the Acquired Companies in relation to groups, consolidated groups and fiscal unities for Tax purposes were valid when made and will remain valid up to the Closing Date.

(q) Each Acquired Company and Asset Selling Entity with respect to the Transferred Assets has maintained records in relation to Taxes as required by applicable Law.

SECTION 2.14. Employee Benefit Plans.

(a) Section 2.14(a) of the Seller Parent Disclosure Letter sets forth a true and complete list, as of the Put Date, of each material Business Benefit Plan (including all Assumed Benefit Plans).

(b) With respect to each material Business Benefit Plan, Seller Parent has made available to Buyer Parent true and complete copies of (as applicable), as of the Put Date: (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any material amendment thereto, other than any document that Seller Parent is prohibited from making available to Buyer Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each summary plan description and summary of material modifications, (iii) each insurance contract, third-party administration contract, trust agreement or other funding vehicle, (iv) the two most recent annual financial statements and actuarial reports, and (v) all non-routine correspondence with respect to any Business Benefit Plan with a Governmental Entity to the extent affecting any Business Employee or the Acquired Companies.

(c) (i) Each Assumed Benefit Plan complies in form with the requirements of applicable Law and has at all times been operated, administered, maintained and funded in all material respects in accordance with its terms and applicable Law, (ii) all contributions or payments due to date under such Assumed Benefit Plans have been made timely and in compliance with the terms of such Assumed Benefit Plans and applicable Law and (iii) all premiums due or payable with respect to insurance policies relating to the participation in such Assumed Benefit Plans have been timely paid in full. As of the Put Date, there are no material Actions pending or, to the Knowledge of Seller Parent, threatened by or on behalf of any Assumed Benefit Plan, by any Business Employee or beneficiary or dependent thereof covered under any such Assumed Benefit Plan, as applicable, or otherwise involving any such Assumed Benefit Plan (other than routine claims for benefits made in the Ordinary Course of Business). No Assumed Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity. Each Business Benefit Plan (including any related trust) that is intended to qualify for favorable Tax benefits under the laws of any jurisdiction is so qualified, approved or properly registered, as applicable, and has been maintained in good standing with all applicable regulatory authorities, and no condition exists or event has occurred that would reasonably be expected to result in the revocation or loss of such status. None of the Acquired Companies, nor, to the Knowledge of Seller Parent, any other Person has engaged in any transaction with any Business Benefit Plan that would reasonably be expected to give rise to any material Tax or penalty.

(d) No Assumed Benefit Plan provides, or has any obligation to provide, medical, life insurance or other welfare benefits to any current or former employee (or his or her beneficiaries) following such employee’s termination of employment, other than (i) coverage mandated solely by applicable Law or (ii) coverage or benefits the future cost of which is borne solely by the applicable employee or former employee (or his or her beneficiaries), and no Assumed Benefit Plan provides for any individual or collective terms and conditions of employment or benefits which in the case of Business Employees benefitting from any mandatory individual or collective terms and conditions of employment or benefits under any applicable collective bargaining agreement or applicable Law are, in any material respect, more favorable than any such mandatory terms and conditions of employment or benefits.

(e) All Business Benefit Plans that are maintained outside of the United States that provide benefits in respect of any Business Employee (i) have since the Lookback Date been operated, administered and maintained in all material respects in accordance with its terms and all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet (and have met since the Lookback Date) all the requirements for such treatment and, to the Knowledge of Seller Parent, no facts or circumstances exist that could adversely affect such qualified treatment and (iii) if they are required or intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(f) Except as expressly provided in this Agreement, the delivery, negotiation, execution and consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any Business Employee to any compensation, benefit, severance pay or other material payment under any Business Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, trigger the funding or increase the amount of any compensation or benefits due to any Business Employee (or any beneficiary or dependent thereof) or under any Business Benefit Plan or (iii) result in any breach or violation of or default under or limit Seller Parent’s or Buyer Parents’ right to amend, modify or terminate any Assumed Benefit Plan or related trust in any material respect.

(g) Neither Buyer Parent nor any of its Affiliates is reasonably expected to, in connection with the transactions contemplated by this Agreement, incur any Liability under, arising out of or with respect to any Business Benefit Plan that is not an Assumed Benefit Plan. For the avoidance of doubt, any such Liability related to a Business Benefit Plan that is not an Assumed Benefit Plan constitutes a Retained Liability.

(h) Except as set forth in a writing made available to Buyer Parent, there has been no amendment to, written interpretation of or announcement (whether or not written) relating to any Assumed Benefit Plan that would materially increase the expense of maintaining such Assumed Benefit Plan above the level of expense incurred in respect therefor for the most recent fiscal year ended prior to the Put Date.

SECTION 2.15. Employment and Labor Relations.

(a) The employment agreement of each Business Employee is valid, binding and enforceable.

(b) As of the Put Date there is no and, since the Lookback Date, there has not been any material labor strike, dispute, slowdown, stoppage, lockout or unfair labor practice charge actually pending or, to the Knowledge of Seller Parent, threatened affecting the Business or that involves any Business Employees or any Acquired Company. With respect to the Business Employees, (a) Seller Parent and its Subsidiaries are and have, since the Lookback Date, been in compliance in all material respects with the terms of all Collective Bargaining Agreements and all applicable Orders and Laws relating to labor, employment and employment practices, including as relates to terms and conditions of employment, wages, hours of work, calculation of holidays, leaves, mandatory hiring, recourse to fixed-term employment agreements and staff-leasing agreements, severance payments and occupational safety and health, and (b) to the Knowledge of Seller Parent, there are no investigations by any Governmental Entity with respect to any labor or employment practices of Seller Parent and its Subsidiaries. With respect to each Business Employee, the Acquired Companies (i) have made timely payment in all material respects of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any material failure to make timely payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no controversies pending, or to the Knowledge of Seller Parent, threatened or reasonably anticipated between the Acquired Companies and any of its respective current or former service providers that would be reasonably expected to result in a material Action (other than routine claims in the Ordinary Course of Business).

(c) Except as disclosed in Section 2.15(c)(i) of the Seller Parent Disclosure Letter, there is no material collective bargaining agreement, works council or other labor union contract or labor-related agreement (including territorial and company-level collective bargaining agreement) or arrangement with any labor union, works council or other similar organization (“Collective Bargaining Agreement”) pertaining to or covering any Business Employees, and no Business Employee is represented by any labor union, works council or other labor-related organization in connection with their employment with Seller Parent or its Subsidiaries. To the Knowledge of Seller Parent, no demand for recognition as the bargaining representative of any Business Employee has been made or threatened by or on behalf of any labor union, works council or similar organization or by any group of employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority with respect to, any Business Employee. True and complete copies of all of the Collective Bargaining Agreements have been made available by Seller Parent to Buyer Parent prior to the Put Date and no amendments or other modifications thereto have been entered into since the Put Date and prior to the Signing Date or are pending.

(d) There are no collective dismissal procedures or welfare state programs of any kind or lay-off procedures or subsidized employment procedures or other redundancy procedures in force with respect to any Business Employee.

(e) None of the Business Employees are entitled to any rights or payments in addition to those actually granted or paid to such Business Employees (or for the benefit of such Business Employees).

(f) The determination and selection of the Business Employees have been made in accordance with all applicable Laws, including the Transfer Regulations.

(g) Since the Lookback Date, no accident at work nor related illness has caused death, serious illness or injury, permanent disability or inability, or retirement to any of the Business Employees. Since the Lookback Date, there have been no (and there are no) material Actions pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any of its Subsidiaries by any Business Employee or any Governmental Entity pertaining to employment or social security matters or occupational accident or illness matters.

(h) No Change-in-Control Payment will be due or payable to any Business Employee as a result of the Transactions, other than Change-in-Control Payments that are entered into following the Put Date at the written request, or with the prior written consent, of Buyer Parent, and any one-time bonus payment to Business Employees as permitted under Section 4.01(b)(ii) of this Agreement.

SECTION 2.16. Intellectual Property and Data Privacy.

(a) Section 2.16(a) of the Seller Parent Disclosure Letter sets forth a true and complete list of all Patents, Trademarks, Designs, Copyrights, Domain Names and social media accounts, in each case, that are included in the Transferred Intellectual Property (the “Registered Intellectual Property”), including the jurisdictions in which the Registered Intellectual Property is registered or applied for, all registration and application numbers, the date filed or issued and the registered owner or applicant for each registration or application (or, in the case of Domain Names, the registrar and registrant of the Domain Names). The Registered Intellectual Property is subsisting and, to the Knowledge of Seller Parent, valid and enforceable. Nothing has been done or not been done by Seller Parent or its Subsidiaries or, to their knowledge, by any third party, as a result of which any Registered Intellectual Property has ceased or might reasonably be expected to cease to be subsisting, valid and enforceable. In particular, (i) all application and renewal fees and other steps required for the maintenance or protection of such Registered Intellectual Property have been paid on time or taken and (ii) all relevant national, European and international registries have been updated to reflect the information provided in respect of such Registered Intellectual Property. No registration of or application for any Registered Intellectual Property is or has been the subject of any opposition, interference, cancellation, reissue, review, reexamination or other proceeding pending before any Governmental Entity.

(b) Section 2.16(b) of the Seller Parent Disclosure Letter sets forth, as of the Put Date, a true and complete list of all Transferred IP Licenses (other than Business Development Intellectual Property). The Transferred IP Licenses (i) are valid and binding and recorded in writing, (ii) have, where required, been duly recorded or registered and (iii) are not subject to any claim, dispute or proceeding, pending or threatened. Seller Parent or the relevant Subsidiary has taken all relevant steps and obtained all consents required under the Transferred IP Licenses to validly and effectively transfer the same as part of the Transactions.

(c) Seller Parent or, as appropriate, any of its Subsidiaries, is the sole legal and beneficial owner of all Transferred Intellectual Property, Transferred IT and Transferred Labeling and Marketing Materials.

(d) Seller Parent or one or more of its Subsidiaries exclusively owns, free and clear of Liens (other than Permitted Liens), has a valid and enforceable license to or otherwise has a valid right to use and transfer all Transferred Intellectual Property, Transferred IT and Transferred Labeling and Marketing Materials; provided that nothing in this Section 2.16(d) shall be interpreted or construed as a warranty with respect to whether there is any infringement of any Transferred Intellectual Property, which is the subject of Section 2.16(g).

(e) The Transferred Intellectual Property, Transferred IT and Transferred Labeling and Marketing Materials, the Transferred IP Licenses and the licenses granted in Section 5.09 and Section 5.10 of this Agreement constitute all Intellectual Property used in, held for use in, or necessary for the conduct of the Business and the operation of the Acquired Companies as currently conducted and as contemplated to be conducted and includes all Business Development Intellectual Property (“Business Intellectual Property”), and after the consummation of the transactions contemplated by this Agreement, Buyer Parent and the Acquired Companies will have substantially the same rights to the Business Intellectual Property as Seller Parent and its Subsidiaries did prior to such consummation.

(f) Each current and former director, officer, employee, independent contractor, consultant or other agent of Seller Parent or any of its Subsidiaries who, alone or with others, creates, develops or invents, or has created, developed or invented, any Transferred Intellectual Property or Transferred Labeling and Marketing Materials has signed a valid and enforceable written agreement or agreements with Seller Parent or any of its Subsidiaries that effectively assigns to Seller Parent or one of its Subsidiaries, as applicable, all rights in and to any such Intellectual Property and acknowledges Seller Parent’s or any of its Subsidiaries’ exclusive ownership of any such Transferred Intellectual Property and Transferred Labeling and Marketing Materials, to the extent Seller Parent or one of its Subsidiaries, as applicable, does not otherwise own such Intellectual Property pursuant to applicable Law. To the Knowledge of Seller Parent, no such Person, including current or former employee, has violated such agreement. All payments due to such Persons, other than Seller Parent or any of its Subsidiaries, under applicable Law or under such contracts have been duly made. No Person has any right, license, claim, or interest whatsoever in or with respect to any such Intellectual Property.

(g) (i) The operation of the Business by Seller Parent and its Subsidiaries and all Transferred Intellectual Property are not infringing, misappropriating, diluting or otherwise violating and, since January 1, 2018, have not infringed, misappropriated, diluting or otherwise violated the Intellectual Property of any third party, (ii) to the Knowledge of Seller Parent, no third party is infringing, misappropriating, diluting or otherwise violating any Transferred Intellectual Property or Transferred Labeling and Marketing Materials and (iii) since January 1, 2018, (A) none of Seller Parent or its Subsidiaries has initiated or threatened any claim against any third party alleging that such third party infringes, misappropriates, dilutes or otherwise violates any Transferred Intellectual Property or Transferred Labeling and Marketing Materials, (B) no third party has initiated or threatened any claim against Seller Parent or any of its Subsidiaries alleging that the operation of the Business by Seller Parent and its Subsidiaries, the Transferred Intellectual Property, or Transferred Labeling and Marketing Materials, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third party and (C) no Action is pending in respect of any Transferred Intellectual Property or Transferred Labeling and Marketing Materials.

(h) (i) Seller Parent and its Subsidiaries have taken commercially reasonable measures to protect and maintain the Transferred Intellectual Property and Transferred Labeling and Marketing Materials, as well as the confidentiality, secrecy and value of all Trade Secrets and other confidential or non-public information included in the Transferred Intellectual Property or Transferred Labeling and Marketing Materials and prevent the unauthorized disclosure of any such Trade Secrets and any such other confidential information, (ii) each employee, independent contractor or other agent of Seller Parent or any of its Subsidiaries who has been provided access to any Trade Secrets or other confidential information included in the Transferred Intellectual Property or Transferred Labeling and Marketing Materials has entered into a written agreement pursuant to which such employee, independent contractor or other agent agrees to protect such Trade Secrets and other such information, (iii) no such Trade Secrets or other such information have been disclosed by Seller Parent or its Subsidiaries to any person other than pursuant to a valid and enforceable written agreement restricting the disclosure and use thereof, which has not been breached by such person and (iv) to the Knowledge of Seller Parent, there has been no access to any such Trade Secrets or other such information by, or disclosure of any such Trade Secrets or other such information to, any third party in a manner that has resulted in the loss of rights in or to such Trade Secrets or other such information.

(i) Section 2.16(i) of the Seller Parent Disclosure Letter sets forth a true, correct and complete list of all Software owned or purported to be owned by (i) any Acquired Company or (ii) Seller Parent or its Subsidiaries and used in the Business (the “Proprietary Software”). Seller Parent and its Subsidiaries possess valid and enforceable licenses to use all of the Software currently used in the Business and installed, run or executed on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise made available to its employees for their use in connection with the Business.

(j) Seller Parent or its Subsidiaries has not embedded, used or distributed any Open Source Software in connection with any of its Products or services provided by the Business that are generally available or in development in any manner that requires (i) any Transferred Intellectual Property or Transferred IT (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Transferred Intellectual Property or Transferred IT; (iii) the creation of any obligation for Seller Parent or its Subsidiaries with respect to Transferred Intellectual Property or Transferred IT, or the grant to any third party of any rights or immunities under Transferred Intellectual Property or Transferred IT; or (iv) any other limitation, restriction or condition on the right of Seller Parent or its Subsidiaries with respect to its use or distribution of any Transferred Intellectual Property or Transferred IT. Seller Parent and its Subsidiaries are and since the Lookback Date, have been in compliance with the terms of the licenses for the Open Source Software that they use. Seller Parent, its Subsidiaries or any person acting on behalf of any of the foregoing has not disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery from any escrow agent or other third party, any source code of any of the Products or services provided by the Business (other than to a third party consultant, contractor or service provider who is subject to a written obligation of confidentiality with respect to the applicable source code). Seller Parent and its Subsidiaries are not under an obligation to deliver or license the source code for any Transferred Intellectual Property or Transferred IT to any person. Seller Parent and its Subsidiaries are not, and since the Lookback Date, have not been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Seller Parent or its Subsidiaries to grant or offer to any person or other third party any license or right to any Transferred Intellectual Property or Transferred IT.

(k) None of the Transferred IT, Software or IT Systems used or held for use in the Business or Product or services of the Business contains, and Seller Parent and its Subsidiaries have taken commercially reasonable measures designed to prevent any such Transferred IT, Software, IT Systems, Product or services from containing, any computer code or any other mechanisms that (i) contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” malware (as such terms are commonly understood in the software industry) or any other code, (ii) disrupt, disable, erase, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, Software, computer systems or networks or other device on which such code is stored or installed, (iii) damage, corrupt or destroy any data, file, hardware, storage media, programs, equipment or communications, or (iv) permit any person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization.

(l) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Transferred Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would adversely affect Seller Parent’s or its Subsidiaries’ rights in such Transferred Intellectual Property.

(m) The Transferred IT and IT Systems used or held for use in the Business are sufficient in all respects for Seller Parent and its Subsidiaries’ current needs in the operation of the Business, operate and perform in accordance with their documentation in all respects as currently required by the Business, and during the three (3) years prior to the date hereof, there have been no failures, crashes, security breaches or other adverse events affecting such Transferred IT and IT Systems that have caused material disruption to the Business. Seller Parent and its Subsidiaries have taken commercially reasonable actions designed to protect the integrity and security of the Transferred IT within its operational control and the information stored therein, processed thereon or transmitted therefrom from unauthorized use, access, or modification by third parties, and, to the Knowledge of Seller Parent, there has been no such unauthorized use, access or modification of such Transferred IT or IT Systems. Seller Parent or its Subsidiaries owns or has a valid right to access and use all IT Systems that are used or held for use in the Business, including valid licenses, subscriptions or other rights to use all Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees or contractors for their use in connection with the Business. Seller Parent and its Subsidiaries has implemented commercially reasonable backup, security and disaster recovery technology and procedures in connection with the Business. None of the Proprietary Software fails to comply in any respect with any applicable warranty or contractual commitment relating to the use, functionality or performance of such Proprietary Software, and there are no pending or threatened claims alleging any such failure.

(n) Seller Parent and its Subsidiaries (i) are operating, and since the Lookback Date, have operated, the Business in compliance with all applicable Data Privacy Laws, Contracts and other obligations binding on Seller Parent and its Subsidiaries, or any privacy policies or other public statements regarding the collection, use, security and disclosure of Personal Information (collectively, the “Data Privacy Requirements”), (ii) have implemented, have maintained since the Lookback Date and currently maintain commercially reasonable technical, organizational and administrative safeguards and other controls, consistent with Data Privacy Requirements, designed to protect all Personal Information used in the Business and under the control and in the possession of Seller Parent and its Subsidiaries from unauthorized access, use, disclosure, modification, deletion or other processing and (iii) since the Lookback Date, there have been no failures, crashes, security breaches or other adverse events or incidents affecting Seller Parent’s IT Systems resulting in unauthorized access to or disclosure of Personal Information used in the Business and under the control and possession of Seller Parent and its Subsidiaries.

(o) Since the Lookback Date, (i) none of Seller Parent or its Subsidiaries has notified (either voluntarily or as required) any affected individual, any third party, any Governmental Entity or the media of any breach or non-permitted access to or disclosure of Personal Information used in the Business and under the control and possession of Seller Parent and its Subsidiaries, (ii) none of Seller Parent or its Subsidiaries have received any subpoenas, written demands or other written notices from any Governmental

Entity investigating, inquiring into or otherwise relating to any actual or potential violation by Seller Parent or any of its Subsidiaries of any applicable Data Privacy Laws in their operation of the Business and, to the Knowledge of Seller Parent, none of Seller Parent or its Subsidiaries is under investigation by any Governmental Entity for any actual or potential violation of any applicable Data Privacy Laws in their operation of the Business and (iii) no Person (including any Governmental Entity) has commenced any Action against, nor has any written notice or enforcement action of any kind been served on, or initiated against, Seller Parent or any of its Subsidiaries under any applicable Data Privacy Requirements, or with respect to loss, damage or unauthorized access, use or modification of any Personal Information, in each case, in their operation of the Business.

(p) The execution, delivery, and performance of this Agreement shall not cause, constitute, give rise to, or result in a breach or violation of any Data Privacy Requirement.

SECTION 2.17. Environmental Matters.

(a) Seller Parent and its Subsidiaries are operating the Business, and, since January 1, 2018 have operated the Business, in compliance in all material respects with all Environmental Laws, including possessing and complying in all respects with all Environmental Permits necessary for the operation of the Business as it is currently operated, and there are no past or present activities or environmental conditions or incidents that would reasonably be expected to prevent such compliance in any material respect, and no transfers of Environmental Permits and no additional Environmental Permits or other governmental authorizations under Environmental Laws are required (other than name change or other administrative submissions that would not reasonably be expected to impact Environmental Permit terms or conditions) to permit the Buying Entities to conduct the Business, immediately following the Closing, as conducted on the Put Date, and in compliance with all applicable Environmental Laws and Environmental Permits.

(b) No written notice has been received since the Lookback Date by, and no Action is pending or, to the Knowledge of Seller Parent, threatened by any Governmental Entity or other Person against, Seller Parent or any of its Subsidiaries alleging that the operation of the Business by Seller Parent and its Subsidiaries has violated in any material respect or has any material liability under any Environmental Law, and there are no past or present environmental conditions or incidents with respect to the Business, the Transferred Owned Real Property or the Transferred Leased Real Property that would reasonably be expected to result in any material Actions or Orders under Environmental Law against Seller Parent or any of its Subsidiaries or otherwise result in Seller Parent or any of its Subsidiaries incurring any material Environmental Liabilities.

(c) None of Seller Parent or its Subsidiaries is party to any Order that imposes any outstanding obligations regarding the operation of the Business by Seller Parent and its Subsidiaries under any Environmental Law.

(d) None of Seller Parent or its Subsidiaries is conducting or paying for any material remedial or corrective action (“Remedial Action”) pursuant to any Environmental Law associated with any Hazardous Materials at any Transferred Owned Real Property or Transferred Leased Real Property and, to the Knowledge of Seller Parent, there are currently no investigations of the Business, the Transferred Owned Real Property or Transferred Leased Real Property, pending or threatened that would reasonably be expected to result in a material Action or Order against, or material obligation to conduct Remedial Action or incurrence of any other material Environmental Liability on the part of, Seller Parent or its Subsidiaries under Environmental Laws.

(e) The operations of Seller Parent and its Subsidiaries at the Transferred Owned Real Property or Transferred Leased Real Property have not caused an exposure of employees or any other Person to, or a Release of, Hazardous Materials in excess of any applicable limits or standards, in each case, that would reasonably be expected to result in a material Action against, or material obligation to conduct Remedial Action on the part of, Seller Parent or any of its Subsidiaries under Environmental Laws. Hazardous Materials are not present in the environment at, on, in or under any property formerly owned or leased by Seller Parent or any of its Subsidiaries, or at any other real property (including any location used for the treatment, storage, disposal or Release of Hazardous Materials), in a condition or under circumstances that would reasonably be expected to result in any material obligation to conduct Remedial Action or incurrence of any other material Environmental Liability on the part of Seller Parent or any of its Subsidiaries with respect to the Business.

(f) Neither Seller Parent nor any of its Subsidiaries has contractually assumed responsibility for or agreed to indemnify or hold harmless any Person for any Environmental Liability that would reasonably be expected to result in any material Action (including any claim for indemnification by such Person) against, or any material obligation to conduct Remedial Action on the part of, Seller Parent or any of its Subsidiaries with respect to the Business.

(g) To the extent completed since January 1, 2016, Seller Parent has made available to Buyer Parent copies of all Phase I and Phase II environmental site assessment reports, all material environmental reports, compliance audits, health and safety audits and inspection reports in respect of the Business, the Acquired Companies or any Transferred Asset, the Transferred Owned Real Property, or the Transferred Leased Real Property, in each case, which are in the possession or under the reasonable control of Seller Parent or any of its Subsidiaries and related to any material liability under Environmental Laws and Environmental Permits.

SECTION 2.18. Material Contracts.

(a) Section 2.18(a) of the Seller Parent Disclosure Letter sets forth a true and complete list of each Business Material Contract in effect as of the Put Date.

(b) “Business Material Contracts” means each Contract to which Seller Parent or any of its Subsidiaries is (or, with respect to clauses (i), (xv) and (xvi), was) a party or by which Seller Parent or any of its Subsidiaries is (or with respect to clauses (i), (xv) and (xvi) was) bound (excluding any Contracts that do not relate in whole or in part to the Business, Transferred Assets, Assumed Liabilities or Business Employees but including, for clarity, Commingled Contracts):

(i) which involved the payment by Seller Parent and its Subsidiaries of more than €1,000,000 or receipt by Seller Parent and its Subsidiaries of more than €2,500,000 in connection with the Business (individually or in the aggregate with similar Contracts) during the twelve (12) months ended December 31, 2022 or the six (6) month period ended June 30, 2023, except, in each case, for sales orders and purchase orders issued in the Ordinary Course of Business and that do not contain any material terms other than quantity and price;

(ii) provides for the sale of any material Transferred Asset by Seller Parent or any of its Subsidiaries, or the grant of any preferential right to any third party to purchase any material Transferred Asset (excluding sales of Inventory in the Ordinary Course of Business);

(iii) provides for the incurrence by Seller Parent and its Subsidiaries of any Indebtedness or guarantee of Indebtedness of any other Person;

(iv) is a joint venture or similar strategic partnership Contract;

(v) (A) contains any prohibitions or restrictions, including any non-competition, non-solicitation/no-hire (other than customary non-solicitation/no-hire provisions in non-disclosure agreements entered into in the Ordinary Course of Business and not having a material impact on the Business), non-interference, non-disparagement or other restrictive covenant obligation on Seller Parent or any of its Subsidiaries, or would purport to prohibit or restrict Buyer Parent or any of its Subsidiaries (including the Acquired Companies following the Closing), from freely engaging in any business, including restrictions on the ability of Seller Parent or any of its Subsidiaries to compete in any geographic area, business or market (including any radius restriction), (B) contains exclusivity arrangements, rights of first refusal, rights of first offer or similar rights, in each case, that limit or purport to limit the ability of Seller Parent or any of its Subsidiaries (or Buyer Parent or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets, businesses or the Real Property that are material to the Business, taken as a whole, (C) contains any “most favored nation” clauses that are material to the Business, taken as a whole, or (D) contains any “take or pay” or “minimum purchase requirement” provisions that are material to the Business, taken as a whole;

(vi) is (A) a Contract with any Governmental Entity or (B) an Order, in the case of clause (B), which involves performance by Seller Parent or any of its Subsidiaries (including the Acquired Companies) after the Put Date;

(vii) is a Business IP Contract;

(viii) grants a Lien (other than a Permitted Lien) on any material Transferred Asset;

(ix) is a Real Property Lease or any other agreement relating to the ownership, use or occupancy of, or otherwise any material Contract with respect to, any Transferred Owned Real Property;

(x) is a Contract with a labor union, works council or other similar organization;

(xi) is a Contract with a Business Key Customer or Business Key Supplier;

(xii) involves commitments to make capital expenditures in respect of assets or properties or which provide for the purchase of goods or services by Seller Parent or any of its Subsidiaries from any one person under which the undelivered balance of such products or services has a purchase price in excess of €2,500,000;

(xiii) [Reserved];

(xiv) is a Contract containing a put, call, or relating to acquisitions of equity interests, material assets or other property from, or divestitures of equity interests, material assets or other material property, to any Person, in each case, during the last five (5) years;

(xv) is a Contract relating to the settlement of any Action on or after the Lookback Date which involves material performance by Seller Parent or its Subsidiaries (including the Acquired Companies) after the Put Date;

(xvi) is a Credit Support Item;

(xvii) is a Contract by which the Inventory is held under a consignment arrangement;

(xviii) is an Affiliate Arrangement; or

(xix) is an agreement, arrangement or understanding to enter into any of the foregoing types of Contracts.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) each of such Business Material Contracts is valid and binding on Seller Parent or its applicable Subsidiary party thereto and, to the Knowledge of Seller Parent, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) Seller Parent or its applicable Subsidiary party thereto is not (and with or without the giving of notice, lapse of time or both would not be) in breach or default under any such Business Material Contract, and Seller Parent or its applicable Subsidiary party thereto has not received written or, to the Knowledge of Seller Parent, oral notice of any asserted breach or default by Seller Parent or its applicable Subsidiary party thereto under any such Business Material Contract, (iii) to the Knowledge of Seller Parent, no other party to such Business Material Contract is in breach or default thereunder and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default under any such Business Material Contract, (iv) none of Seller Parent or its Subsidiaries has received written or, to the Knowledge of Seller Parent, oral, notice from any counterparty to any such Business Material Contract that such counterparty intends to terminate, not renew or renegotiate the terms of such Business Material Contract and (v) all material Commingled Contracts are listed in Section A-(vii)(B) of the Seller Parent Disclosure Letter. There are no material disputes under any Business Material Contract, neither Seller Parent nor any of its Subsidiaries has received any notice of a reasonable basis for any such dispute and since the Lookback Date there have been no material disputes under any Business Material Contract that has not been fully resolved. Neither Seller Parent nor any Affiliate thereof (including the Acquired Companies) intends to, or as of the Put Date, is threatening to, terminate or cancel, or otherwise cause to be terminated or cancelled, any Business Material Contract. To the Knowledge of Seller Parent, there are no material Contracts that constitute Transferred Assets that have not been entered into on arm’s length terms.

(d) True and complete copies of each Business Material Contract in effect as of the Put Date, together with all amendments and modifications thereto (other than purchase orders and similar modifications entered into in the Ordinary Course of Business and that do not contain material terms other than price and quantity), have been made available to Buyer Parent in the Data Room.

(e) To the Knowledge of the Seller Parent, the Business does not grant, or permit others to grant, directly or indirectly, any rebates (or similar discounts or benefits) on the Products outside of the Ordinary Course of Business or that are excessive compared to past practices or market standards.

SECTION 2.19. Significant Customers and Vendors. Section 2.19 of the Seller Parent Disclosure Letter sets forth, as of the Put Date, a true and complete list of (a) the names of the twenty (20) largest customers (including distributors and wholesalers) of the Business in terms of aggregate revenue generated from each such customer during the twelve (12) months ended December 31, 2022 and

(separately) in the six (6) month period ended June 30, 2023 (collectively, the “Business Key Customers”) and (b) the names of the twenty (20) largest active pharmaceutical ingredient suppliers, twenty (20) largest contract manufacturing organizations, and twenty (20) largest other suppliers (e.g., 3/4PL, packaging, etc.) for the Business in terms of aggregate purchases or payments (by value) made by the Business during the twelve (12) months ended December 31, 2022 and (separately) in the six (6) month period ended June 30, 2023 (collectively, the “Business Key Suppliers”). As of the Put Date, Seller Parent and its Subsidiaries have not received any written or to the Knowledge of Seller Parent, oral, notice from any Business Key Customer or Business Key Supplier that such Business Key Customer or Business Key Supplier has terminated or canceled or intends or is threatening to terminate or cancel any material Contract, or otherwise modify the amount, pricing, frequency or terms of the business conducted, between such Business Key Customer or Business Key Supplier, on the one hand, and Seller Parent or its Subsidiaries (in each case, to the extent related to the Business), on the other hand.

SECTION 2.20. Insurance. Section 2.20 of the Seller Parent Disclosure Letter sets forth, as of the Put Date, a true and complete list of all insurance policies related to the Business or which provide coverage to or for the benefit of or with respect to the Business, including any such policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held for the benefit of the Business as of the Put Date (collectively, the “Insurance Policies”), except for such Insurance Policies which are not material to the Business, indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of such policy and the amount of such coverage. True and complete copies of the Insurance Policies have been provided to Buyer Parent. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (a) the Insurance Policies provide reasonably adequate coverage against all risks customarily insured against with respect to the subject matter thereof by companies in similar lines of business as the Business, (b) each Insurance Policy is valid and binding and all premiums that were or are due under any such Insurance Policy have been paid, (c) each Insurance Policy is in full force and effect and, except for expirations in accordance with the terms thereof, shall remain in full force and effect in accordance with its terms immediately following the Closing, and (d) each Insurance Policy is provided by a financially solvent carrier and has not been subject to any lapse in coverage. No written notice of cancelation or modification under any Insurance Policy has been received other than Insurance Policies that have been renewed in the Ordinary Course of Business, and there is no existing material default and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default by any insured thereunder. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of any Acquired Company. No Acquired Company has received any written notice from any insurance carrier denying or disputing any claim made under any Insurance Policies. Since the Lookback Date, there have been no claims made by Seller Parent or its Affiliates related to the Business under any insurance policy.

SECTION 2.21. Anti-Corruption; Sanctions; Import and Export Control Laws.

(a) To the extent related to the Business, Seller Parent and its Subsidiaries, their respective directors, managers, officers, employees and, to the Knowledge of Seller Parent, their other Representatives authorized to act on their behalf are, and have been since January 1, 2018, in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, and all other anti-bribery and anti-corruption Laws maintained in any jurisdiction in which each Acquired Company does business or otherwise in which the Business is operated.

(b) To the extent related to the Business, (i) Seller Parent and its Subsidiaries are, and have been since January 1, 2018, in material compliance with Trade Laws and Sanctions and (ii) there are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Seller Parent, threatened in writing against Seller Parent or its Subsidiaries or, to the Knowledge of Seller Parent, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) To the extent related to the Business, none of the Business, Seller Parent, nor any Subsidiary thereof, nor any director, officer or employee thereof, is an individual or entity that is a Sanctioned Person. To the extent related to the Business, none of the Business, Seller Parent, nor any Subsidiary thereof, (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States Law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions-related Laws, (ii) is not under investigation by any Governmental Entity for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) has not been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) has not had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (v) has not filed any voluntary disclosures with any Governmental Entity regarding possible violations of Sanctions. To the extent related to the Business, none of the Business, Seller Parent, nor any Subsidiary thereof, directly or indirectly, (A) has any investment in, or engages in any dealing or transaction with, any Sanctioned Person or in any Sanctioned Country without the required authorizations or (B) engages in any activity that could cause the Business to become subject to Sanctions (including, but not limited to, by (x) transacting with any Sanctioned Person; or (y) breaching any prohibition imposed by Sanctions-related Laws, including OFAC-enforced secondary sanctions).

SECTION 2.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller Parent or any of its Subsidiaries.

SECTION 2.23. Inventory.

(a) (i) The Inventory is of a quality useable and, with respect to finished goods, saleable in the Ordinary Course of Business and in accordance with applicable Law and fit for the purpose for which it was procured or manufactured, in each case, in all material respects, (ii) the value at which such Inventory is carried reflects the inventory valuation policy of Seller Parent as described in the consolidated financial statements of Seller Parent for the fiscal year ended on December 31, 2022, (iii) none of Seller Parent or any of its Subsidiaries, with respect to the Business, has any commitments to purchase inventory other than in the Ordinary Course of Business, (iv) all Inventory has a remaining shelf life of at least twelve (12) months and (v) the quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Business.

(b) Section 2.23(b) of the Seller Parent Disclosure Letter sets out a breakdown of all Inventory by unit types and quantity as of June 30, 2023 (the “Business Inventory Statement”). The Business Inventory Statement was prepared in good faith and was true and correct in all material respects as of the time it was made.

SECTION 2.24. Health Care Matters.

(a) To the extent related to the Business, Seller Parent and its Subsidiaries, (i) are, and since January 1, 2018 have been, in material compliance with all applicable Health Care Laws; and (ii) since January 1, 2018, no Action has been taken or is pending or, to the Knowledge of Seller Parent, has been threatened, in each case, by any Governmental Entity or other Person against Seller Parent or any of its Subsidiaries alleging that the operation of the Business by Seller Parent and its Subsidiaries is in material violation of any applicable Health Care Law. To the extent related to the Business, since January 1, 2018, Seller Parent and its Subsidiaries have not received written notice from any Governmental Entity that alleges any officer or employee of, or any sub-contractor acting on behalf of, Seller Parent or its Subsidiaries is or was under investigation by any such Governmental Entity for alleged material non-compliance with any applicable Health Care Law.

(b) To the extent related to the Business, since January 1, 2018, Seller Parent and its Subsidiaries have not entered into any agreement, settlement, judgment, corporate integrity agreement, certification of compliance or consent order with any Governmental Entity with respect to material non-compliance with or material violation of any applicable Health Care Law.

(c) To the extent related to the Business, since January 1, 2018, none of (i) Seller Parent, (ii) any of its Affiliates or (iii) to the Knowledge of Seller Parent, any of Seller Parent’s or its Affiliates’ shareholders owning five percent (5%) or more of Seller Parent or any of Seller Parent’s or its Subsidiaries’ respective current or former directors, officers, employees, representatives, agents or independent contractors (A) has been convicted of, charged with or investigated for any violation of any applicable Health Care Law; (B) has been convicted of, charged with, or investigated for any violation of any applicable Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (C) is or has ever been debarred, excluded or suspended from participation in any health care program of any Governmental Entity, or convicted of any crime regarding health care products or services that would reasonably be expected to result in any such debarment, exclusion or suspension under any applicable Health Care Law; or (D) has been the subject of any consent decree or criminal or civil fine or penalty imposed by any Governmental Entity under any applicable Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances. To the extent related to the Business, (i) no debarment or exclusion proceedings, investigations or other actions are pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any of its Affiliates (including the Acquired Companies) with respect to any applicable Health Care Law and (ii) to the Knowledge of Seller Parent, no debarment or exclusion proceedings, investigations or other actions are pending or threatened against any of Seller Parent’s or its Affiliates’ (including the Acquired Companies’) respective directors, officers, employees, representatives, agents or independent contractors with respect to any applicable Health Care Law.

(d) (i) Seller Parent and its Subsidiaries own, possess or have obtained all applicable Health Care Approvals related to the Products that are required in connection with the operation of the Business as presently conducted and as contemplated to be conducted, and a true and complete list of such Health Care Approvals is set forth in Schedule 9.02(c)(2) to the Seller Parent Disclosure Letter, (ii) Seller Parent and its Subsidiaries have, since January 1, 2018, complied, and currently are in compliance, in all respects with all such Health Care Approvals, and the manufacture of the Products (whether by Seller Parent and its Subsidiaries or third parties) is, and has been since January 1, 2018, in compliance in all material respects with all such applicable Health Care Approvals, (iii) each such Health Care Approval is valid and in full force and effect and is transferable and renewable by its terms or in the Ordinary Course of Business, (iv) Seller Parent and its Subsidiaries (including the Acquired Companies) are not in default under any such Health Care Approval, and Seller Parent and its Subsidiaries (including the Acquired Companies) have not since January 1, 2018 received any written notice of proceedings relating to the actual or potential suspension, adverse modification, restriction, revocation or cancellation of any such Health Care Approval, (v) all renewals for such Health Care Approvals have been timely applied for, and (vi) to the Knowledge of Seller Parent, no event, fact or circumstance has occurred since January 1, 2018 or exists (including the execution of this Agreement) that would or would reasonably be expected to prohibit or prevent the transfer, assignment, reissuance, or would or would reasonably be expected to cause the suspension, adverse modification, change of status, restriction, revocation or cancellation, of any such Health Care Approval necessary for the operation of the Business as presently conducted or that would result in a reclassification of any Product into another category (e.g. from an over-the-counter to a prescription Product).

SECTION 2.25. Trade Names; Business Locations. Section 2.25 of the Seller Parent Disclosure Letter sets forth all fictitious, doing business as or trade names that any Acquired Company has been or is known as or used or uses and all locations, offices or places of business that the Business and each Acquired Company has used or uses, in each case, since the Lookback Date (each a “Trade Name”). An Acquired Company is the sole and exclusive owner of each such Trade Name.

SECTION 2.26. Related Party Transactions. Except for (a) this Agreement, the other Transaction Documents and the Transactions, (b) as set forth on Section 2.26 of the Seller Parent Disclosure Letter and (c) any Contracts relating to labor or employment matters, (i) neither Seller Parent nor any of its Affiliates (other than the Acquired Companies) nor any officer, director (or similar position or office) or key employee of Seller Parent or any of its Affiliates nor any of their immediate family members, nor any Affiliate of the foregoing (each, a “Related Person”), is party to any Contract (other than Commingled Contracts) relating to the Business, including any Business Intercompany Contract (including any arrangement pursuant to which Seller Parent or any of its Affiliates, to the extent related to the Business, has pledged any assets or guaranteed any obligations on behalf of or for the benefit of the Business), other than those Transferred Contracts which immediately following the transfer thereof in accordance with this Agreement will not involve any Related Person (collectively, “Affiliate Arrangements”), (ii) no Related Person (other than a Selling Entity) has any direct or indirect interest in any of the Transferred Assets and, immediately following the Closing, subject to Section 1.08, no Related Person (including the Selling Entities) will have any direct or indirect interest in any of the Transferred Assets (iii) no Related Person is or has any direct or indirect interest in any material customer, supplier or landlord or other material business relation of the Business and (iv) no Acquired Company has any Liability or other obligation to any Related Person (other than Intercompany Accounts which will be terminated at or prior to the Closing).

SECTION 2.27. Solvency. No Acquired Company is insolvent (in “cessation des paiements” with respect to the French Acquired Companies) or subject to any safeguard (including accelerated safeguard and accelerated financial safeguard), conciliation, moratorium, insolvency, bankruptcy or similar proceedings under applicable Laws (including through a general or voluntary arrangement with creditors and with respect to Bankruptcy Law (Legge Fallimentare, Royal Decree 267/1942, as subsequently amended), to the extent still applicable, and to the Insolvency Code (Codice della Crisi d’Impresa e dell’Insolvenza, Legislative Decree no. 14/2019, as subsequently amended)). No Acquired Company is, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above. None of Seller Parent nor any Selling Entity has at any time: (a) been the subject of a bankruptcy order; (b) had a bankruptcy petition filed against it; (c) entered into an individual voluntary arrangement, a deed of arrangement or into any other composition or arrangement with his creditors in satisfaction of his debts; or (d) had any distress, execution or other process levied or applied for in respect of the whole or any part of any of its property or assets.

SECTION 2.28. Product Liability; Manufacturing; Recalls.

(a) Since January 1, 2018, there has been no accident, event, fact or circumstance caused or allegedly caused by any defect in manufacture, design, materials or workmanship, including any failure to warn or any breach of express or implied warranties with respect to any Product, which has resulted in serious injury or death to any Person or other material damages. Each Product is, and since January 1, 2018 has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its Commercialization, whether through advertising or otherwise, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of Seller Parent, there is no defect in manufacture, design, materials or workmanship with respect to any Product that would reasonably be expected to result in any serious injury, death or other material damage. Each Product contains reasonable warnings, presented in a reasonably prominent manner, in accordance with applicable Law.

(b) Since January 1, 2018, the manufacture of the Products has been in accordance in all material respects with all applicable good manufacturing practices applicable to such Products at the time of the manufacture thereof, including as to importation, product description, manufacturing processes, quality control, packaging instructions, specifications and guidelines relating to the manufacture, testing, analysis and packaging of medicinal products, and all Inventory included in the Transferred Assets has been (or will have been) manufactured in all material respects in accordance with such good manufacturing practices applicable as of the Put Date. To the Knowledge of Seller Parent, as of immediately following the Closing, the Business will be able to continue to manufacture all Products in accordance with good manufacturing practices applicable as of the Closing Date. Since January 1, 2018, Seller Parent and its Subsidiaries have not received any inspectional observation or any inspection reports on Form 483 (or any non-U.S. equivalent) from any Governmental Entity relating to any Product or any other written notices or other documents from or issued by any Governmental Entity with jurisdiction over the development or manufacturing of Products or any other Person that alleges material non-compliance with any applicable Law related to such good manufacturing practices of the Products.

(c) Since January 1, 2018, no Product (or any component thereof) sold by Seller Parent or any of its Subsidiaries has been recalled, suspended, withdrawn, seized, discontinued or had its approved indications narrowed or a request for indications to be extended denied, or the subject of a refusal to file, clinical hold, deficiency or similar action, other than those that have been fully and satisfactorily remedied or satisfied prior to the Put Date and that are not, individually or in the aggregate, material to the Business. There is not any pending or, to the Knowledge of Seller Parent, threatened Action seeking the recall, withdrawal, suspension, seizure or discontinuance of any of the Products. To the Knowledge of Seller Parent, there is no event, fact or circumstances that (with the giving of notice, lapse of time or both) would reasonably be expected to result in the seeking by any Governmental Entity of the recall, withdrawal, suspension, seizure or discontinuance of any of the Products.

SECTION 2.29. No Other Warranties; No Reliance.

(a) Except for the warranties made by Seller Parent or any of its Subsidiaries in Article II (as modified by the Seller Parent Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, (i) none of Seller Parent, the Selling Entities, the Acquired Companies or any other Person makes any express or implied warranty with respect to Seller Parent, each Selling Entity, each Acquired Company or their respective businesses (including the Business), operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Seller Parent, each Selling Entity, each Acquired Company or the Business, notwithstanding the delivery or disclosure to Buyer Parent or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing and (ii) without limiting the generality of the foregoing, none of Seller Parent, the Selling Entities, the Acquired Companies or any other Person makes or has made any express or implied warranty to Buyer Parent or any of its Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospective information relating to Seller Parent, each Selling Entity or each Acquired Company or their respective businesses (including the Business), operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (y) any oral or written information presented to Buyer Parent or any of its Representatives in the course of their due diligence investigation of the Acquired Company and the Business, the negotiation of this Agreement and the other Transaction Documents or the course of the

Transactions. None of Seller Parent, the Selling Entities, the Acquired Companies or any other Person will have or be subject to any liability or other obligation to Buyer Parent or any of its Representatives or any other Person resulting from the use by Buyer Parent or any of its Representatives of any such information, including information, documents, projections, forecasts or other material provided to Buyer Parent or any of its Representatives in any “data rooms”, teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is expressly and specifically included in a warranty made by Seller Parent or any of its Subsidiaries in Article II (as modified by the Seller Parent Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document and then only as expressly provided in this Agreement, such other Transaction Document or such certificate. Each of Seller Parent, the Selling Entities and the Acquired Companies disclaims any and all other warranties, whether express or implied, and Buyer Parent expressly disclaims reliance on any such other warranties.

(b) In connection with the investigation by Buyer Parent of the Business, Seller Parent, the Selling Entities and the Acquired Companies have provided Buyer Parent and its Representatives with certain projections and other forecasts, including projected financial statements, cash flow items and other data relating to the Acquired Companies and the Business, and certain business plan information therefor. Buyer Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer Parent is familiar with such uncertainties, that Buyer Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer Parent and its Representatives shall have no claim against any Person with respect thereto. Accordingly, Buyer Parent acknowledges that none of Seller Parent, the Selling Entities, the Acquired Companies or any of their respective Representatives has made any warranty with respect to such projections and other forecasts and plans, and Buyer Parent expressly disclaims reliance on any warranty with respect to such projections or other forecasts or plans.

(c) Notwithstanding anything to the contrary herein or in the other Transaction Documents, it is the explicit intent of the Parties that none of Seller Parent, the Selling Entities or the Acquired Companies is making any warranty whatsoever, express or implied, beyond those warranties expressly and specifically given by Seller Parent or any of its Subsidiaries in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, including any implied warranty as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Acquired Equity Interests or the Transferred Assets, and Buyer Parent expressly disclaims reliance on any warranty beyond those warranties of Seller Parent or any of its Subsidiaries expressly and specifically given in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document; provided that this Section 2.29 shall not apply in the case of fraud, fraudulent misrepresentation, dishonesty, willful omission or willful deceit.

(d) Seller Parent acknowledges that it is not relying on any warranty of the Buyer Parties or any other Person other than those warranties of the Buyer Parties expressly and specifically set forth in Article III (as modified by the Buyer Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document. Seller Parent acknowledges that it is a sophisticated seller and has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Buyer Parties and their Affiliates and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the warranties of the Buyer Parties expressly and specifically set forth in Article III (as modified by the Buyer Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.

ARTICLE III

Warranties of the Buyer Parties

The Buyer Parties, jointly and severally, warrants to the Seller Parties that each warranty set out in this Article III (collectively, the “Buyer Warranties”) is true and accurate as of the Signing Date, was true and accurate as of the Put Date and will be true and accurate at the Closing Date as if repeated immediately before the Closing by reference to the facts and circumstances subsisting at that date (except to the extent such representations and warranties expressly relate to an earlier date, in which case by reference to the facts and circumstances subsisting at such earlier date). Each Buyer Party acknowledges that the Seller Parties are entering into this Agreement in reliance upon the Buyer Warranties. Each Buyer Warranty is separate and independent, and is not to be limited by reference to any other Buyer Warranty or by anything in this Agreement. The Buyer Warranties are qualified by reference to those matters fairly disclosed in the corresponding section of the Buyer Disclosure Letter (subject to the definition of Buyer Disclosure Letter).

SECTION 3.01. Organization and Good Standing. Such Buyer Party (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Applicable Business Organization Law, (b) has full corporate or similar power and authority to own, lease or license, and to operate, its properties and assets and to operate its business as currently operated and (c) is duly qualified or licensed to do business as a foreign company and in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Such Buyer Party has all necessary corporate or similar power and authority to execute and deliver this Agreement, and such Buyer Party has all necessary corporate or similar power and authority to execute and deliver any other Transaction Document to which it is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions to be consummated by it. The execution, delivery and performance by such Buyer Party of this Agreement, and the execution, delivery and performance by such Buyer Party of any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the Transactions to be consummated by it, have been duly authorized by all necessary corporate or similar action by such Buyer Party. This Agreement has been, and each other Transaction Document to which such Buyer Party is, or is specified to be, a party will, at or prior to the Closing, be, duly executed and delivered by such Buyer Party. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each other Transaction Document to which such Buyer Party is, or is specified to be, a party will constitute, a legal, valid and binding obligation of such Buyer Party enforceable against such Buyer Party in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

SECTION 3.03. No Conflicts; Required Filings and Consents.

(a) The execution and delivery by each Buyer Party of this Agreement does not, the execution and delivery by Buyer Parent and each Buying Entity of each other Transaction Document to which it is, or is specified to be, a party will not, and the performance by each Buyer Party of this Agreement and the performance by Buyer Parent and each Buying Entity of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Buyer Parent and each Buying Entity will not, (i) conflict with or violate any provision of the organizational, governing or similar documents of Buyer Parent or any Buying Entity (ii) assuming that all Consents contemplated by Section 3.03(b) have been obtained, and all Filings contemplated by Section 3.03(b) have been made, conflict with or violate any Order or Law applicable to Buyer Parent or such Buying Entity or by which any property or asset of Buyer Parent or such Buyer Party is bound or (iii) assuming that all Consents contemplated by Section 3.03(b) have been obtained, and all Filings contemplated by Section 3.03(b) have been made, require any consent by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration of any right or obligation under, trigger any right of first offer or refusal, preemption right or similar provisions, or cancellation of, any Contract, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery by each Buyer Party of this Agreement does not, and the execution and delivery by Buyer Parent and each Buying Entity of each other Transaction Document to which it is, or is specified to be, a party will not, and the performance by such Buyer Party of this Agreement and the performance by Buyer Parent and each Buying Entity of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Buyer Parent and each Buying Entity will not, require any Consent of, or Filing with, any Governmental Entity, except for (i) compliance with and Filings under applicable requirements of any applicable Antitrust Laws, (ii) the Consents and Filings set forth on Section 3.03(b) of the Buyer Disclosure Letter, (iii) compliance with any applicable Securities Laws and (iv) such other Consents or Filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 3.04. Litigation; Orders.

(a) There is no Action pending or, to the Knowledge of Buyer, threatened against any Buyer Party that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) There are no Orders outstanding against any Buyer Party that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 3.05. Investment Purpose. Each Equity Buying Entity is acquiring the Acquired Equity Interests upon the terms and subject to the conditions set forth in this Agreement for its own account only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Each Equity Buying Entity acknowledges that the Acquired Equity Interests are not registered under the Securities Act or any other Securities Laws, and that the Acquired Equity Interests may not be transferred or sold except pursuant to the registration provisions of, or an applicable exemption from, applicable Securities Laws.

SECTION 3.06. Brokers. No broker or finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Buyer Party or any of its Affiliates, except in each case as would not impact Seller Parent or its Subsidiaries.

SECTION 3.07. Sufficiency of Funds.

(a) As of the Put Date, Buyer Parent has delivered to Seller Parent a true and complete copy of the debt commitment letter, together with all annexes, schedules and exhibits thereto and the CP Status Letter (but excluding any fee letters), each dated as of October 1, 2023 (collectively, the “Debt

Financing Commitments”) between Buyer Parent and the Persons identified therein (together with any Persons that become a party thereto after the Put Date in accordance with the terms thereof, the “Debt Financing Sources”) and executed by the Debt Financing Sources, pursuant to which each of the lenders party thereto has agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (collectively, the “Debt Financing”) for the purpose of, among other things, funding the Transactions and related fees and expenses. Buyer Parent has also delivered to Seller Parent true and complete copies of the fully executed equity commitment letters, together with all annexes, schedules and exhibits thereto, dated as of October 1, 2023 (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), from the Persons identified therein (together with any Persons that become a party thereto after the Put Date in accordance with the terms thereof, the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”), reflecting each such Person’s commitment to provide to Buyer Parent, indirectly through Care Topco, at the Closing the cash amount set forth therein subject to the terms and conditions thereof (the “Equity Financing” and together with the Debt Financing, the “Financing”). Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Care Topco and Buyer Parent and, to the Knowledge of Buyer, the Equity Financing Sources party thereto and is enforceable against Care Topco and Buyer Parent and, to the Knowledge of Buyer Parent, each such Equity Financing Source in accordance with the terms of the Equity Financing Commitment, except as enforcement thereof may be limited by the Enforceability Exceptions. Following countersignature by Buyer Parent of the Debt Financing Commitments in accordance with the terms thereof, the Debt Financing Commitments, in the form so delivered, will be in full force and effect and will be a legal, valid and binding obligation of Buyer Parent and the Financing Sources party thereto and will be enforceable against Buyer Parent and, to the Knowledge of Buyer, each such Financing Source in accordance with the terms of the Debt Financing Commitments, except as enforcement thereof may be limited by the Enforceability Exceptions. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect (provided that the existence or exercise of the “market flex” provisions contained in any fee letter in connection with the Debt Financing Commitments shall not constitute an amendment, supplement or modification of the Debt Financing Commitments), no amendment, supplement or modification is contemplated, and the financing commitments thereunder have not been withdrawn, terminated, repudiated or rescinded in any respect, in each case, as of the Put Date. As of the Put Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer Parent, to the Knowledge of Buyer Parent, or any other parties thereto under any term or condition of the Financing Commitments that would individually or in the aggregate permit the applicable Financing Sources to not make available the Financing on a timely basis to consummate the Transaction at the time required pursuant to this Agreement and Buyer Parent has no reason to believe that, assuming the satisfaction of the Closing conditions set forth in this Agreement, any term or condition precedent to the funding of any of the Financing set forth in the applicable Financing Commitments will not be satisfied on a timely basis, or that any portion of the Financing to be made thereunder will otherwise not be available to Buyer Parent (as applicable) on a timely basis to consummate the Transactions at the time required pursuant to this Agreement. Buyer Parent has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the Put Date. The Financing, when funded in accordance with the Financing Commitments and when aggregated with other cash and cash equivalents available to Buyer Parent, will provide Buyer Parent with funds sufficient to satisfy all of Buyer Parent’s or its Subsidiaries’ payment obligations on the Closing Date under Article I, and pay all related fees and expenses of Buyer Parent or its Subsidiaries that are due on the Closing Date. The obligation to fund the full amount of the Financing pursuant to the terms of the Financing Commitments is not subject to any conditions precedent or other contingencies, other than as expressly set forth in the Financing Commitments. Buyer Parent acknowledges that its obligations under this Agreement and the other Transaction Documents contemplated hereby, including its obligations to consummate the Transactions and its obligations under Article I, are not conditioned upon or subject to the availability of funds to Buyer Parent. As of the Put Date, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) to which Buyer Parent or any of its Affiliates is a party related in any material respect to the Financing on the Closing Date other than as expressly contained or referred to in the Financing Commitments or delivered to Seller Parent on or prior to the Put Date.

(b) Assuming (i) the satisfaction of the conditions to Buyer Parent’s obligation to consummate the Transactions, and after giving effect to the Transactions and the payment of all amounts and related fees and expenses required to be paid by Buyer Parent or any of its Affiliates in connection with the Transactions, (ii) the accuracy of the warranties of the Seller Parties contained in Article II in all material respects and compliance by Seller Parent and its Subsidiaries with all of its obligations hereunder in all material respects and (iii) Seller Parent and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to Closing, Buyer Parent and its Subsidiaries (including the Acquired Companies), on a consolidated basis, will be Solvent as of and immediately after the Closing. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person and its Subsidiaries, on a consolidated basis, means that, as of any date of determination, such Person and its Subsidiaries have the ability to pay and service all of their liabilities as they fall due.

SECTION 3.08. Taxes. Care Topco and each of the Equity Buying Entities (or any Affiliate of Buyer Parent that acquires the Acquired Companies as a result of an assignment pursuant to Section 9.11) is classified as a corporation for United States federal tax purposes.

SECTION 3.09. No Other Warranties; No Reliance.

(a) Except for the warranties made by the Buyer Parties in Article III (as modified by the Buyer Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, none of the Buyer Parties or any other Person makes any express or implied warranty with respect to the Buyer Parties or any of their businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Buyer Parties or their Affiliates, notwithstanding the delivery or disclosure to Seller Parent or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of the Buyer Parties or any other Person makes or has made any express or implied warranty to Seller Parent or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Buyer Parties or any of their businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (ii) except for the warranties made by the Buyer Parties in Article III (as modified by the Buyer Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, any oral or written information presented to Seller Parent or any of its Representatives in the course of their due diligence investigation of the Buyer Parties, the negotiation of this Agreement and the other Transaction Documents or the course of the Transactions. None of the Buyer Parties or any other Person will have or be subject to any liability or other obligation to Seller Parent or any of its Representatives or any other Person resulting from the use by Seller Parent or any of its Representatives of any such information, including information, documents, projections, forecasts or other material provided to Seller Parent or any of its Representatives in connection with the Transactions, unless any such information is expressly and specifically included in a warranty made by the Buyer Parties in Article III (as modified by the Buyer Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document and then only as expressly provided in this Agreement, such other Transaction Document or such certificate. The Buyer Parties disclaim any and all other warranties, whether express or implied, and Seller Parent expressly disclaims reliance on any such other warranties.

(b) Notwithstanding anything to the contrary herein or in the other Transaction Documents, it is the explicit intent of the Parties that no Buyer Party is making any warranty whatsoever, express or implied, beyond those warranties expressly and specifically given by such Buyer Party in this Article III, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document and the Seller Parties expressly disclaim reliance on any warranty beyond those warranties of the Buyer Parties expressly and specifically given in this Article III, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document; provided that this Section 3.09(b) shall not apply in the case of Fraud.

(c) In furtherance of the foregoing, Buyer Parent acknowledges that it is not relying on any warranty of Seller Parent, each Selling Entity or each Acquired Company other than those warranties of Seller Parent or any of its Subsidiaries expressly and specifically set forth in Article II (as modified by the Seller Parent Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document. Buyer Parent acknowledges that it is a sophisticated purchaser and has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Acquired Companies and the Business and the nature and condition of the Transferred Assets and Assumed Liabilities and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the warranties of Seller Parent or any of its Subsidiaries expressly and specifically set forth in Article II (as modified by the Seller Parent Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.

ARTICLE IV

Covenants Relating to Operation of Business

SECTION 4.01. Operation of the Business.

(a) Except as (A) required by applicable Law, Order or a Governmental Entity, (B) set forth on Section 4.01 of the Seller Parent Disclosure Letter, (C) consented to by Buyer Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (D) required in connection with the implementation of the Business Internal Reorganization in accordance with Section 5.03 or (E) required by this Agreement, between the Signing Date and the Closing, Seller Parent shall (solely with respect to the Business, Transferred Assets, Assumed Liabilities and Business Employees), and shall cause each Acquired Company to and, solely with respect to the Business, Transferred Assets, Assumed Liabilities and Business Employees, each of its other Subsidiaries to, use best endeavors to (x) operate the Business in the Ordinary Course of Business in all material respects and (y) (1) preserve intact its business organizations, (2) preserve the current relationships of the Business and the Acquired Companies with customers, suppliers and other Persons with which any Acquired Company or the Business has significant business relations, including with the Business Key Customers and the Business Key Suppliers, (3) maintain the Transferred Assets and the other assets and properties used or held for use in the Business in good repair and normal operating condition (ordinary wear and tear excepted), (4) keep available the services of the Business Employees, (5) pay all Indebtedness and Taxes of the Acquired Companies or related to the Business and other obligations when due, (6) maintain and manage Inventory (including samples) in the Ordinary Course of Business, including as to the level and shelf life thereof, and whether at the wholesale, chain, institutional or other level, and (7) maintain all Permits of the Business valid and in full force and effect; provided, further, that no action expressly permitted by Section 4.01(b) shall be deemed to be a breach of this Section 4.01(a) unless such action would constitute a breach of Section 4.01(b).

(b) Without limiting the foregoing, except in respect of matters (A) required by applicable Law, Order or a Governmental Entity or a Tax Authority, (B) set forth on Section 4.01 of the Seller Parent Disclosure Letter, (C) consented to by Buyer Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (D) required in connection with the implementation of the Business Internal Reorganization in accordance with Section 5.03 or (E) required by this Agreement, between the Signing Date and the Closing, Seller Parent shall not (solely to the extent related to the Business, Transferred Assets, Assumed Liabilities and Business Employees), and shall cause each Acquired Company and, solely with respect to the Business, Transferred Assets, Assumed Liabilities and Business Employees, each of its other Subsidiaries, not to:

(i) in the case of any Acquired Company, (A) transfer, adjust, split, combine or reclassify any of its capital stock or other equity interests (including the Acquired Equity Interests) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or other equity interests or (B) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

(ii) except (A) as required pursuant to the terms of any Business Benefit Plan set forth on Section 2.14(a) of the Seller Parent Disclosure Letter or Business Collective Bargaining Agreement set forth on Section 2.15(c)(i) of the Seller Parent Disclosure Letter, in each case, as in effect as of the Put Date or (B) as contemplated in Section 5.02(a) or (C) in the case of clause (4) below, a one-time bonus payment to Business Employees made in connection with the Transactions that will not result in any Liability under this Agreement or otherwise to Buyer Parent or its Subsidiaries (including following the Closing, the Acquired Companies) and that have been disclosed in advance to Buyer Parent (with full details as to the amount and beneficiaries thereof), (1) hire, engage or terminate, or take actions constituting constructive termination of, the employment or services of any Business Employee with annual gross compensation in excess of €100,000 or with a title of Director or above, except for (x) terminations for “cause” (as determined by Seller Parent in good faith and in the Ordinary Course of Business) or (y) hiring any Person to fill an open position with annual compensation less than or substantially consistent with the annual compensation of the Person to previously hold such position, (2) with respect to Business Employees, implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions, (3) increase the compensation or benefits of any Business Employee, other than in the Ordinary Course of Business and in any event, not to exceed fifteen percent (15%) individually or five percent (5%) in the aggregate, (4) pay or grant or commit to pay or grant to any Business Employee any severance, change in control, retention or other bonuses or incentive compensation, (5) take any action to accelerate the vesting or payment of any compensation or benefit, or the funding of any payment or benefit, payable or to become payable to any Business Employee, (6) enter into, become party to, amend or terminate any Assumed Benefit Plan (or any plan, program, agreement or arrangement that would be an Assumed Benefit Plan if in effect on the Put Date) or grant, amend or terminate any awards thereunder or (7) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee;

(iii) settle, waive or compromise any pending or threatened Action in respect of the Business, other than such Actions, settlements or compromises resulting in solely monetary damages, the unpaid amount of which is €250,000 individually or €2,000,000 in the aggregate;

(iv) (A) issue, deliver or sell any equity interests in any Acquired Company or any Stock Rights or (B) otherwise admit any new equityholders into any Acquired Company;

(v) in the case of any Acquired Company, declare any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

(vi) amend the organizational, governing or similar documents of any Acquired Company;

(vii) acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization, any assets from any third party or any debt or equity securities of any Person for a purchase price or other monetary commitment (including any earn-out, milestone or other contingent or deferred payments, in each case, calculated as the maximum amount payable under or pursuant to such obligation) that would be material, other than acquisitions of Inventory, equipment, machinery, and tools in the Ordinary Course of Business;

(viii) make any capital expenditures or commitments for capital expenditures in an amount in excess of (A) €2,500,000 in a single transaction or series of related transactions or (B) €6,500,000 in the aggregate or fail to make capital expenditures reflected in the July 2023 forecast provided or made available to Buyer Parent prior to the Put Date;

(ix) fail to make any material operational expenditures (including, for the avoidance of doubt, advertising and marketing spend) as reflected in any budget provided or made available to Buyer Parent prior to the Put Date;

(x) enter into any joint venture or other strategic partnership with any third party;

(xi) sell, transfer, assign, convey, lease, license, mortgage, pledge, grant any option or other right in, encumber or otherwise abandon or dispose of, or make subject to a Lien (other than Permitted Liens), any Transferred Assets (including any Real Property) (other than Intellectual Property, which is addressed in clause (xii) below) other than sales, transfers, assignments, conveyances, leases, licenses, mortgages, pledges, options or other right, Lien (other than Permitted Liens) or abandonments or dispositions of obsolete, worn-out or excess assets in the Ordinary Course of Business (but excluding any Real Property);

(xii) (A) dispose of, abandon, grant, pledge, encumber, permit to be dedicated to the public domain, permit to lapse, sell, transfer, assign, place a Lien upon (other than a Permitted Lien or a Lien that will be released prior to or concurrently with the Closing), or grant any license or sublicense of any rights under or with respect to any Transferred Intellectual Property or Transferred IP Licenses, other than non-exclusive licenses in the Ordinary Course of Business, (B) disclose any material confidential Trade Secrets or source code of any Proprietary Software to a third party, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality entered into in the Ordinary Course of Business, or (C) directly or indirectly accept the disposal of any Transferred IP Licenses, or any underlying Transferred Intellectual Property, in the case of clause (C) other than in the Ordinary Course of Business (and not material individually or in the aggregate);

(xiii) except (A) as required pursuant to the terms of any Business Benefit Plan or Business Collective Bargaining Agreement as in effect as of the Put Date, (B) as contemplated in Section 5.02(a) or (C) arrangements that will not result in any Liability under this Agreement or otherwise to Buyer Parent or its Subsidiaries (including, following the Closing, the Acquired Companies), enter into, materially amend or terminate any Business Benefit Plan or Business Collective Bargaining Agreement (or enter into negotiations to do any of the foregoing) or recognize or certify any labor union, works council or other similar organization as the bargaining representative for any Business Employee;

(xiv) adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of, or otherwise liquidate, dissolve, reorganize or wind up the business and operations of, any Acquired Company;

(xv) list any equity interests or other securities of any Acquired Company on any stock exchange or over-the-counter market;

(xvi) (A) enter into any Contract that would be a Business Material Contract if entered into prior to the Signing Date other than (1) agreements with customers, suppliers and service providers in the Ordinary Course of Business and that are not of the type contemplated by clause (v) of the definition thereof or (2) any Contract of the type contemplated by clause (xv) of the definition thereof, to the extent permitted under Section 4.01(b)(iii), in each case subject to the below proviso regarding renewals, or (B) terminate, extend, modify or amend, fail to renew, exercise, waive, release or assign any right, claim or benefit, request or grant any waiver under, any Business Material Contract, in the case of each of clause (A) and (B), other than (x) the expiration of such Business Material Contract (or a related Business Material Contract) in accordance with its terms; provided that Seller Parent or its Subsidiaries shall duly and timely exercise any rights to renew (provided that such renewal is on substantially the same terms, except for Permitted Consent Changes) such Business Material Contract (except for any decision not to renew that is in compliance with the terms of such Material Contract and made in the Ordinary Course of Business; provided, further, that notwithstanding anything else to the contrary herein, the Contracts listed on Section 4.01(b)(xvi) of the Seller Parent Disclosure Letter, shall not be renewed or terminated (nor any action shall be taken or omitted to be taken that would prevent a renewal or termination thereof) without Buyer Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned)) and (y) such modifications, amendments and waivers entered into in the Ordinary Course of Business and that are not material and are otherwise in compliance with the terms of such Business Material Contracts; provided, that if such Contract is a Significant Contract, any such modifications, amendments and waivers (to the extent relating to pricing) will be taken into account in calculating the Price Change Impact, without limiting any other changes that may result from obtaining an Acceptable Consent with respect thereto (unless such Contract is taken into account in Non-Consenting Contracts Impact) and Seller Parent shall not, and shall cause its Affiliates and Representatives not to, pay, offer or agree to pay any fees, costs, expenses or other sums of money in connection with any such modification, amendment or waiver other than bona fide non-recurring fees not to exceed the Consent Fee Cap;

(xvii) (A) incur, assume, or otherwise become liable for any Indebtedness for borrowed money or capital leases, (B) enter into any swap or hedging transaction or other derivative agreements or (C) make any loans or capital contributions to any Person (except for extensions of trade credit and advances to employees in the Ordinary Course of Business);

(xviii) (A) settle or compromise any Tax claim, audit, or assessment, (B) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (C) fail to pay Taxes that were due and payable (including estimated Tax payments), (D) prepare or file any Tax Returns in a manner which is inconsistent with past practices or (E) enter into any material closing agreement, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to an Acquired Company or a Transferred Asset;

(xix) commence any Action or other lawsuit other than (A) (1) in the Ordinary Course of Business that involves amounts in dispute not in excess of €250,000 individually or €2,000,000 in the aggregate and (2) in such cases where it in good faith determines that failure to commence such Action or other lawsuit would result in the material impairment of a valuable aspect of the Business or result in a loss of rights of substantial value (provided that Seller Parent reasonably consults Buyer Parent prior to commencing such Action or other lawsuit) or (B) for a breach of this Agreement or any other Transaction Document;

(xx) permit the lapse of any existing insurance policy or other similar instrument relating to the Business or the Transferred Assets, unless a substantially similar insurance policy (including self-insurance) is concurrently entered into;

(xxi) permit the lapse of any existing Environmental Permit, other material Permit, Consent or other similar instrument relating to the Business or the Transferred Assets;

(xxii) change any method of accounting or accounting practice of any Acquired Company;

(xxiii) directly or indirectly transfer any assets or Business Employees into or out of any Acquired Company to or from Seller Parent or any of its Affiliates;

(xxiv) directly or indirectly have any Acquired Company assume any Liabilities (other than Assumed Liabilities) of Seller Parent or any of its Affiliates;

(xxv) (i) apply any new terms and conditions of sale (including volume discount or rebate policy or other commercial gesture, product returns policy or extended payment terms) with a view to offering discount or rebates materially higher than those in effect as of the Put Date or substantial changes to trade terms in effect as of the Put Date (including with respect to any supply or purchasing terms), (ii) take any action or measure that materially increases the volume of accounts receivables of the Business (including, the delay of acceptance of orders of Products from, or shipment of Products to, third party customers), other than bona fide selling activities in response to market demand, (iii) other than in the Ordinary Course of Business delay or postpone the payment of accounts payable or other obligations or liabilities, or accelerate or delay the collection of accounts receivable, (iv) make any changes or modifications to its cash management methods or practices, including any of the payment terms offered to counterparties, (v) accelerate the delivery or sale of any units of the Product, other than in response to market demand, or (vi) take any action or measure that causes the volume of Product sales to exceed market demand;

(xxvi) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any officer, director, employee, independent contractor or other service provider of any Acquired Company;

(xxvii) make any change to the scope of the Business other than changes in the Ordinary Course of Business (that are not material individually or in the aggregate); or

(xxviii) authorize, commit or agree to take any of the actions described in this Section 4.01(b).

(c) Notwithstanding anything to the contrary herein, (i) nothing contained in Section 4.01(a) shall prevent Seller Parent or its Subsidiaries (including the Acquired Companies) from taking reasonably necessary action or failing to take any action in response to COVID-19 or other epidemics, pandemics, disease outbreaks or other public health conditions or COVID-19 Measures or other measures promulgated in connection with or in response to such other epidemics, pandemics, disease outbreaks or other public health conditions to the extent reasonably necessary to (A) address health or human safety concerns and to the extent reasonably consistent with any such action (or failure to take any such action) as Seller Parent and its Subsidiaries have taken in response thereto prior to the Put Date and such action shall be commercially reasonable as determined by a prudent company in a position and industry similar to Seller Parent (in connection with the Business) or (B) comply with COVID-19 Measures or other measures promulgated in connection with or in response to such other epidemics, pandemics, disease outbreaks or other public health conditions, (ii) no such actions or failure to take such actions shall be deemed to violate or constitute a breach of Section 4.01(a) (so long as it complies with Section 4.01(b)), (iii) all such actions or failure to take such actions shall be deemed to constitute an action taken in the Ordinary Course of Business and (iv) no such actions or failure to take such actions shall serve as a basis for the Buyer Parties to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that, to the extent reasonably practicable, Seller Parent shall consult in good faith with Buyer Parent and consider in good faith any comments Buyer Parent may have thereto prior to taking any such material actions or failing to take any such material actions.

(d) Nothing contained in this Section 4.01, but without limiting the express requirements of this Section 4.01, shall give Buyer Parent, directly or indirectly, the right to control or direct the operations of Seller Parent or its Subsidiaries (including the Acquired Companies) prior to the Closing. Prior to the Closing, Seller Parent and its Subsidiaries (including the Acquired Companies) shall exercise, consistent with the terms and conditions of this Agreement and the other Transaction Documents, complete unilateral control and supervision over their respective business operations (including the Business).

SECTION 4.02. Access to Information; Confidentiality.

(a) Subject to applicable Law and any applicable Order, between the Signing Date and the Closing, upon reasonable notice, Seller Parent shall, and shall cause its Subsidiaries to, (i) afford to the Buyer Parties and their Representatives reasonable access during normal business hours to the employees, legal advisors, accountants, agents, properties, books, Contracts and records of or relating to the Business, including customer lists with relevant identification information (e.g. name, address, identification number, etc.) (other than any of the foregoing to the extent relating to the negotiation and execution of this Agreement, any other Transaction Document or the Transactions or any proposals to or from other parties relating to any competing or alternative transactions), of Seller Parent and its Subsidiaries and (ii) furnish promptly to the Buyer Parties and their Representatives such information concerning the Business or the personnel, assets, liabilities and properties of or relating to the Business as the same may reasonably request, in the case of each of clauses (i) and (ii), in connection with the Transactions; provided that the Buyer Parties and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller Parent and its Subsidiaries; provided, however, that (A) Seller Parent and its Subsidiaries shall not be obligated to provide such access or information if Seller Parent determines, in its reasonable judgment, that doing so would reasonably be expected to (1) result in the disclosure of Trade Secrets, competitively sensitive or other proprietary information to third parties, (2) violate applicable Law, an applicable Order or a Contract in existence on the Put Date or obligation of confidentiality owing to a third party, (3) jeopardize the protection of an attorney-client privilege, attorney work product protection, legal professional privilege or other legal privilege (in each case, only to the extent determined upon the advice of counsel), (4) be materially adverse to the interests of Seller Parent or any of its Subsidiaries in any pending or threatened Action or (5) expose Seller Parent or any of its Subsidiaries to risk of material liability for disclosure of Trade Secrets, competitively sensitive or other proprietary information and (B) any physical access may be limited to the extent Seller Parent determines in good faith that such limitation is reasonably necessary in light of COVID-19 or other epidemics, pandemics, disease outbreaks or other public health conditions or any COVID-19 Measures or other measures promulgated in connection with or in response to such other epidemics, pandemics, disease outbreaks or other public health conditions, including if providing such access would reasonably be expected to jeopardize the health and safety of any natural person; provided, further, that, in each case, the Parties shall use reasonable endeavors to communicate, to the extent feasible, the applicable information in a manner that does not violate any such Law, Order, Contract or obligation or jeopardize any such privilege or protection (clauses (A) and (B), including the proviso thereto, collectively (and to the extent applying to Buyer Parent or its Affiliates, mutatis mutandis), the “Access Limitations”).

(b) Until the Closing, all information provided by Seller Parent pursuant to this Section 4.02 shall constitute “Confidential Information” under the Confidentiality Agreement, dated November 28, 2022, by and between Seller Parent and Buyer Parent, as supplemented by the Clean Team Confidentiality Agreement, dated May 16, 2023, by and between Seller Parent and Buyer Parent (as so supplemented, the “Confidentiality Agreement”).

ARTICLE V

Additional Agreements

SECTION 5.01. Reasonable Endeavors.

(a) Without limiting any other obligation hereunder but subject to the remainder of this Section 5.01, upon the terms and subject to the conditions set forth in this Agreement, between the Signing Date and the Closing, each of the Parties shall, and shall cause its Affiliates to use reasonable endeavors to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party and the other Party’s Affiliates in doing, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions (provided, that this Section 5.01(a) shall not apply with respect to obtaining Acceptable Consents, which shall be subject to Section 5.20 and Section 5.27), including using reasonable endeavors to:

(i) cause the waiting period under the applicable Antitrust Laws to terminate or expire at the earliest possible date and obtain in an expeditious manner the actions or inactions, Consents and Orders from Governmental Entities under applicable Antitrust Laws in connection with the consummation of this Agreement, in each case as set forth in Section 5.01(a)(i) of the Seller Parent Disclosure Letter (together with any additional waiting periods, actions, Consents or Orders under any Antitrust Laws that the Parties reasonably agree, following the Put Date, is required and reasonably advisable in connection with the Transactions, the “Antitrust Approvals”), including by promptly making all necessary Filings and promptly supplying additional information and documentary material that may be reasonably requested pursuant to any applicable Antitrust Law;

(ii) obtain in an expeditious manner the necessary actions or nonactions, Consents and Orders from the Governmental Entities in connection with the consummation of the Transactions as set forth in Section 5.01(a)(ii) of the Seller Parent Disclosure Letter (together with any additional filings with Governmental Entities that the Parties reasonably agree, following the Put Date, is required and reasonably advisable in connection with the Transactions, “Other Approvals” and, together with the Antitrust Approvals, the “Regulatory Approvals”), including by promptly making the necessary Filings and promptly supplying additional information and documentary material that may be reasonably requested by the relevant Governmental Entity in connection with this Agreement, the other Transaction Documents or the Transactions; and

(iii) seek to avoid the initiation by any Governmental Entity of any Actions, whether regulatory, judicial, administrative or other, challenging or affecting this Agreement, the other Transaction Documents or the Transactions or seeking to prohibit or delay the consummation of the Transactions.

(b) Buyer Parent shall control the strategy for obtaining any actions or inactions, Consents and Orders from Governmental Entities in connection with the Transactions and coordinate the overall development of the positions to be taken and the actions or inactions, Consents and Orders to be requested in any Filings with respect to the Transactions or in connection with any investigation or other inquiry or any Action by or before any Governmental Entity relating to the Transactions and all other regulatory matters incidental to the foregoing. Each Party shall, and shall cause its Affiliates to, provide the other Party with the information required for any Filing under any applicable Law in connection with the Regulatory Approvals; provided that materials may be redacted as necessary to comply with contractual arrangements in effect as of the Put Date or as necessary to protect commercially sensitive information or otherwise address reasonable privilege or confidentiality concerns. Without limiting the foregoing, Buyer Parent and Seller Parent shall consult, in good faith, with each other in respect of any communications, meetings or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the Regulatory Approvals, and shall provide each other with advance notice and an opportunity to attend all meetings and oral communications with any Governmental Entity relating to any of the foregoing. Buyer Parent and Seller Parent will provide each other with reasonable advance opportunity to review and comment upon, and will consider in good faith the views of each other in connection with, all written communications with a Governmental Entity regarding the Regulatory Approvals and will promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Regulatory Approvals; provided that materials may be redacted as necessary to comply with contractual arrangements in effect as of the Put Date or as necessary to protect commercially sensitive information or otherwise address reasonable privilege or confidentiality concerns; provided, further the Parties will use reasonable endeavors to make appropriate substitute arrangements to communicate, to the extent feasible, the applicable information in a manner that does not jeopardize such commercial sensitivities, privilege or confidentiality concerns.

(c) Notwithstanding anything in Section 5.01(b) to the contrary, each Party shall not, and shall cause its Affiliates not to, consent to any voluntary delay of the Closing at the behest of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate or that would materially delay the consummation of the Transactions, in each case, without the consent of the other Party.

(d) Without limiting the foregoing, the Parties shall, and shall cause their respective Affiliates to, act in good faith and cooperate as may be required in connection with obtaining the Regulatory Approvals, so as to enable the Closing to occur as promptly as practicable, including, in the event any Governmental Entity expresses any concerns or requests or imposes any conditions in connection with any of the Transaction Documents, by proposing, negotiating, committing to and effecting any reasonable actions, inactions, restrictions or agreements solely with respect to the Business in order to obtain the Regulatory Approvals. Without limiting the generality of Buyer Parent’s undertakings pursuant to this Section 5.01(d), Buyer Parent agrees to, and will cause its Affiliates to (provided that, notwithstanding anything else to the contrary, Seller Parent shall not, and shall cause its Subsidiaries not to, without Buyer Parent’s prior written consent), use reasonable endeavors to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible by proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Section 5.01, none of Seller Parent or any of its Affiliates shall be required to take, offer or agree to any action, inaction, restriction or agreement contemplated by this Section 5.01 or otherwise if such action, inaction, restriction or agreement (i) relates to the Retained Business, (ii) is not conditioned upon the Closing or (iii) adversely affects any rights of Seller Parent or any of its Affiliates under this Agreement or any of the other Transaction Documents.

(f) Notwithstanding anything to the contrary in this Section 5.01, and for the avoidance of doubt, no obligations of Buyer Parent or its Affiliates as imposed by this Section 5.01 shall be interpreted or operate to the effect that they impose any binding obligation, whether directly or indirectly, on the CVC Network or any of their respective assets or businesses.

(g) All filing fees payable to any Governmental Entity in connection with satisfaction of the Regulatory Approvals in connection with this Agreement shall be borne by Buyer Parent.

SECTION 5.02. Employee Matters.

(a) To the extent it is anticipated that any Business Employee will not transfer automatically to the Buyer Parties or their Affiliates, including the Acquired Companies, upon the Closing, the Buyer Parties or one of their Affiliates shall, at least thirty (30) days prior to the Closing and in accordance with applicable Law, make a written offer of employment (the “Conditional Offer”) to each such Business Employee (other than any such Business Employee whose employment transfers to the Buyer Parties or one of their Affiliates in accordance with the Transfer Regulations) who is actively employed by Seller Parent or any of its Subsidiaries, other than the Acquired Companies, in each case, as of immediately prior to the Closing (including Business Employees who are on vacation, jury duty or short-term disability, but not including Business Employees who are on long-term disability or approved leave of absence as of immediately prior to the Closing (such employees on long-term disability or approved leave of absence, the “Inactive Employees”)), for the same or a similar position or job classification as held by such Business Employee immediately prior to the Closing, with such employment to be effective as of 11:59 p.m., local time, on the Closing (the “Transfer Date”). The Conditional Offer shall be conditional upon the successful Closing, and shall be invalid if Closing does not occur. Buyer Parent shall provide Seller Parent with a copy of such offer of employment, Seller Parent shall have a reasonable period of time to review and comment on the offer, and Buyer Parent shall consider Seller Parent’s comments in good faith. Buyer Parent shall make a written offer of employment to each Inactive Employee, to the extent such Inactive Employee presents himself or herself for active employment within six (6) months following the Closing, for the same or a similar position or job classification as held by such Business Employee with Seller Parent immediately prior to the Closing. Such offers of employment shall include employment terms that are (i) substantially comparable in the aggregate to the terms of the applicable Business Employee’s employment with Seller Parent immediately prior to the Closing, including, for the avoidance of doubt, compensation and benefits (but without taking into account amounts granted under voluntary profit sharing (intéressement) and mandatory profit sharing (participation)), (ii) sufficient to avoid statutory, common law or other severance obligations and to avoid severance and similar obligations under any applicable severance benefit plan, program, policy, agreement or arrangement or under applicable Law to the extent possible to do so under applicable Law and (iii) otherwise comply in all respects with applicable Law and Buyer Parent’s covenants set forth in this Section 5.02(a). In the case of any Inactive Employee who becomes a Transferred Employee following the Closing, all references in this Agreement to the applicable Transfer Date shall be deemed to be references to 11:59 p.m., local time, on the date that such individual becomes a Transferred Employee. Each Business Employee who (x) accepts an offer of employment or (y) whose employment is expected to transfer to the Buyer Parties or one of its Affiliates on the Closing Date by operation of applicable Law or pursuant to the transfer of the Acquired Equity Interests to the Buyer Parties is referred to as a “Transferred Employee”. Notwithstanding the foregoing, to the extent any Business Employee who is not employed by an Acquired Company resides in a jurisdiction where the Transfer Regulations apply and such Business Employee’s employment does not transfer to the Buyer Parties or one of their Affiliates automatically in accordance with the Transfer Regulations, the Buyer Parties or one of their Affiliates shall, at Seller Parent’s request and in accordance with applicable Law, make a Conditional Offer or (subsequent to Closing) an offer of employment to such Business Employee consistent with this Section 5.02(a). The Parties further acknowledge and agree that except for certain of the Business Employees, the Transactions should not constitute a transfer of an economic entity which retains its identity within the meaning of the Transfer Regulations with respect to any employee of Seller Parent or its Subsidiaries.

(b) For a period of one (1) year following the Closing, Buyer Parent shall provide, or cause its Subsidiaries (including, after the Closing, the Acquired Companies) to provide, to each Transferred Employee, (i) a base salary or wage rate, as applicable, and target annual cash bonus opportunities that are, in each case, no less favorable in the aggregate than those provided to such Transferred Employee immediately prior to the Closing, (ii) other compensation and benefits (without taking into account amounts granted under voluntary profit sharing (intéressement) and mandatory profit sharing (participation) and excluding any equity or equity-based arrangements, nonqualified deferred compensation arrangements, post-termination or retiree health and welfare benefits, defined benefit pension plans, and change in control payments, retention payments, or other similar nonrecurring compensation) that, in the aggregate, are substantially comparable to those provided to such Transferred Employee immediately prior to the Closing, and (iii) eligibility for severance payments and benefits that are no less favorable than those provided to such Transferred Employee immediately prior to Closing.

(c) From and after the Closing Date, Buyer Parent shall, and shall cause its Subsidiaries (including, after the Closing, the Acquired Companies), to cause any plans, policies, programs, work rules, agreements or arrangements established or maintained by the Buying Entities or any of their Subsidiaries (including, after the Closing, the Acquired Companies) in which the Transferred Employees are eligible to participate (and are not required by Law or Contract) to recognize each Transferred Employee’s service with Seller Parent and its Subsidiaries (including the Acquired Companies) and any predecessor thereof (to the extent such service was recognized by Seller Parent and its Subsidiaries (including the Acquired Companies) under a substantially similar Business Benefit Plan immediately prior to the Closing), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies (excluding, unless required by applicable Law, any benefit accruals under defined benefit or retiree health or welfare plans and any departure/dismissal indemnity or similar payments granted by Seller Parent or its Affiliates to any Transferred Employee); provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits, (ii) for purposes of any frozen or discontinued Business Benefit Plan, (iii) for purposes of vesting of any incentive, equity or equity-based compensation, and (iv) with respect to any Transferred Employee transferred on a voluntary basis and in respect of whom Seller Parent or its relevant Subsidiary have terminated the employment contract on or prior to Closing and have paid or agreed to pay dismissal indemnities and related termination amounts in accordance with applicable Law, Collective Bargaining Agreement and employment contract.

(d) Without limiting the generality of Section 5.02(c), Buyer Parent shall, and shall cause its Subsidiaries (including, after the Closing, the Acquired Companies) to use reasonable endeavors to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under applicable Law or under any employee health or other welfare benefit plan maintained by the Buying Entities or any of their Subsidiaries in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under applicable Law or comparable Business Benefit Plan immediately prior to the Closing and (ii) provide full credit for any co-payments, deductibles and similar expenses made or incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the applicable Transfer Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Transferred Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing. As soon as practicable, but in no event later than thirty (30) Business Days following the Closing Date, Seller Parent or Seller Parents’s applicable insurance carrier shall provide Buyer Parent or its Affiliate’s group health plan (in a mutually agreeable format) with a report or other documentation setting forth as of the Closing Date all co-payments, deductibles and similar expenses made or incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the applicable Transfer Date occurs under the Business Benefit Plans (other than the Assumed Benefit Plans) that are employee welfare benefit plans.

(e) Prior to the Closing Date, Seller Parent shall take all necessary actions, with respect to each restricted stock unit and performance-based restricted stock unit that is held by a Transferred Employee (a “Transferred Employee Equity Award”) such that (i) a pro rata portion of each such Transferred Employee Equity Award shall vest as of immediately prior to the Closing Date (such pro rata portion determined by Seller Parent based on (A) the number of calendar days elapsed during the period (1) beginning on the later of (x) the grant date of the Transferred Employee Equity Award and (y) the most recent vesting date applicable to the Transferred Employee Equity Award (if any) (such later date, the “Measurement Date”) and (2) ending on the Closing Date divided by (B) the total number of calendar days from the Measurement Date through the next vesting date of the applicable Transferred Employee Equity Award) and, in the case of performance-based restricted stock units, all performance-based goals shall be deemed achieved at a level that would result in the target number of such restricted stock units being earned and (ii) any remaining portion of each Transferred Employee Equity Award that does not vest at such time in accordance with clause (i) shall be forfeited (such forfeited portions, the “Forfeited Equity Awards”). Notwithstanding the foregoing, Seller Parent may, in its sole discretion, elect to provide the value of the pro-rated Transferred Employee Equity Awards to the Transferred Employees by equivalent cash payments in lieu of equity.

(f) Seller Parent and Buyer Parent intend that the Transactions should not constitute a layoff or separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Closing, including for purposes of any Business Benefit Plan that provides for severance or similar benefits, and Seller Parent and Buyer Parent shall, and shall cause their respective Subsidiaries (including, after the Closing, the Acquired Companies) to, comply with any requirements under applicable Law to ensure the same. Notwithstanding anything to the contrary herein, Buyer Parent and its Subsidiaries (including, after the Closing, the Acquired Companies) shall bear all the liabilities relating to, and shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against, (i) any claims made by any Business Employee for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim or liability (whether related to compensation, benefits or otherwise), in each case, directly or indirectly arising out of or in connection with the failure of Buyer Parent and its Subsidiaries (including, after the Closing, the Acquired Companies) (x) to offer employment to a Business Employee (including any Additionally Identified Business Employee) consistent with the terms of this Agreement, or (y) to continue the employment of any Business Employee (including any Additionally Identified Business Employee) in accordance with applicable Law, and (ii) any claims relating to the employment of any Transferred Employee on or after the Closing, to the extent relating to the employment of any Transferred Employee on or after the Closing. Notwithstanding anything to the contrary herein, Seller Parent and its Subsidiaries shall bear all the liabilities relating to, and shall indemnify and hold harmless Buyer Parent and its Subsidiaries (including after the Closing Date the Acquired Companies) from and against, (i) any claims made by any Business Employee for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim or liability (whether related to compensation, benefits or otherwise), in each case, directly or indirectly arising out of or in connection with a Business Employee’s refusal of an offer of employment that is consistent with the terms of this Agreement or objection to the automatic transfer of employment to the Buyer Parties or any of their Subsidiaries, (ii) any claims relating to the employment of any Transferred Employee prior to the Closing, to the extent relating to the employment of any Transferred Employee prior to the Closing, (iii) any Liability (including for Taxes) relating to the Transferred Employee Equity Awards and the Forfeited Equity Awards, and (iv) the external recruitment and search costs incurred by Buyer Parent or any of its Subsidiaries (including, after the Closing, the Acquired Companies) to fill any vacant position resulting from any Business Employee’s refusal of an offer of employment that is consistent with the terms of this Agreement or objection to the automatic transfer of employment to the Buyer Parties or any of their Subsidiaries. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, in the event Buyer Parent does not (x) hire at Closing any Business Employee who has accepted a Conditional Offer that is consistent with the terms of this Agreement or any Business Employee who transfers to Buyer Parent pursuant to the Transfer Regulations, or (y) make a Conditional Offer to any Business Employee whose employment does not automatically transfer to the Buyer Parties or one of their Affiliates in accordance with the Transfer Regulations, and Seller Parent terminates the employment, or provides notice of termination of employment, of any such Business Employees within ninety (90) days of the Closing Date (or such later date as may be required for Seller Parent to comply with its consultation obligations under applicable Law or under any Business Collective Bargaining Agreements), Buyer Parent shall make a payment to Seller Parent as soon as practicable after such date equal to the actual and documented severance costs (meaning notice pay (whether or not statutory), statutory severance, and severance under (i) any contractual obligations existing at the Put Date, (ii) other legal requirements or (iii) legal obligations which applied immediately prior to the Closing Date), that are incurred by Seller Parent as a direct result of such terminations of employment.

(g) Except as otherwise expressly provided in this Agreement, effective as of the Closing, (i) the Buyer Parties and their Subsidiaries (including, after the Closing, the Acquired Companies) shall assume and bear, and shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against, all liabilities (A) relating to the Assumed Benefit Plans, (B) relating to the employment or engagement of any individual, including any Business Employee, by the Buyer Parties or their Subsidiaries or (C) relating to any Transferred Employee on or after the Closing and (ii) Seller Parent and its Subsidiaries (other than the Acquired Companies) shall retain and bear, and shall indemnify and hold harmless the Buyer Parties and their Subsidiaries from and against, all liabilities (A) relating to the Retained Benefit Plans or (B) relating to the employment of any individual by any of Seller Parent and its Subsidiaries, other than any liabilities described in clause (i)(B) or (i)(C) of this Section 5.02(g).

(h) Except as otherwise specifically provided in this Agreement, as of the Closing, the Buying Entities and their Subsidiaries (including, after the Closing, the Acquired Companies) shall be responsible for all liabilities, salaries, bonuses, benefits and similar employer obligations under applicable Law, Contract and otherwise with respect to the employment and termination of any Transferred Employees by the Buying Entities or any of their Subsidiaries (including, after the Closing, the Acquired Companies) occurring on or after the Closing, including health care continuation coverage with respect to plans established or maintained by the Buying Entities or their Subsidiaries after the Closing, and damages or settlements arising out of any claims with regard to the employment or termination of such Transferred Employees on or after the Closing, including claims for wrongful, unlawful or illegal termination and for failure to maintain a Transferred Employee’s equivalent position and for compliance with Law with respect to any such employment or termination on or after the Closing.

(i) Effective as of, or as soon as practicable following, the Closing, the Buyer Parties and their Subsidiaries (including, after the Closing, the Acquired Companies) shall establish or designate defined benefit pension or termination benefit plans or arrangements, as applicable (collectively, the “Buyer Defined Benefit Plans”), for the benefit of the Business Employees who participate in or accrue benefits pursuant to any plan, program, agreement, or arrangement required by applicable Law or any national or industry-wide collective agreement or, with respect to Germany only, required by a Collective Bargaining Agreement with a works council, with respect to which a transfer of assets or liabilities is required, in each case, in France, Italy and Germany (collectively, the “Seller Defined Benefit Plans”, and the Business Employees who participate in or accrue benefits pursuant to the Seller Defined Benefit Plans, the “Transferred Defined Benefit Plan Participants”). Each Buyer Defined Benefit Plan shall provide that the accrued benefits of the Transferred Defined Benefit Plan Participants under such Buyer Defined Benefit Plan shall in no event be less than their accrued benefits under the corresponding Seller Defined Benefit Plan as of the Closing.

(j) The assumption by the Buyer Parties and their Subsidiaries (including, after the Closing, the Acquired Companies) of liabilities with respect to or relating to the Transferred Defined Benefit Plan Participants under the applicable Seller Defined Benefit Plans, shall be subject to such consents, approvals and other requirements as may apply under applicable Law.

(k) Except as required by Law, from and after the Closing, the Transferred Defined Benefit Plan Participants shall cease to be participants in the Seller Defined Benefit Plans (and for the avoidance of doubt, shall have ceased benefit accrual prior to the Closing), and the Buyer Parties and the Buyer Defined Benefit Plans shall assume all liabilities under the corresponding Seller Defined Benefit Plans in respect of the Transferred Defined Benefit Plan Participants, and Seller Parent and its Subsidiaries and the corresponding Seller Defined Benefit Plans shall be relieved of all such liabilities under the Seller Defined Benefit Plans to the Transferred Defined Benefit Plan Participants.

(l) Notwithstanding anything to the contrary in this Section 5.02, if applicable Law requires that any liabilities or assets with respect to any Seller Defined Benefit Plans transfer at a different time or in a different manner than the provisions of Section 5.02(i) through (k), then the provisions of Section 5.02(i) through (k), as applicable, shall be deemed modified so that any liabilities or assets, if any, with respect to such Seller Defined Benefit Plans shall instead transfer in accordance with applicable Law.

(m) Seller Parent and Buyer Parent shall, and shall cause their applicable Subsidiaries to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any works council or other similar agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the Transactions with respect to Business Employees with each works council, union, labor board, employee group, or Governmental Entity where so required under applicable Law or the terms of any Business Collective Bargaining Agreement. Seller Parent and Buyer Parent shall, and shall cause their applicable Subsidiaries to, comply with all applicable Laws, directives and regulations relating to the Business Employees.

(n) Seller Parent and Buyer Parent shall, and shall cause their applicable Subsidiaries to, cooperate in good faith to develop appropriate communications to Business Employees. Prior to making any material written or broad-based oral communications to the Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller Parent shall provide Buyer Parent with a copy of the intended communication and Buyer Parent shall have a reasonable period of time to review and comment on the communication.

(o) Prior to and following the Closing, subject to applicable Law, Seller Parent shall, and shall cause its controlled Affiliates to, cooperate with Buyer Parent and its Affiliates with respect to payroll administration, employee benefit plan administration and such other integration planning efforts related to the Business Employees as reasonably requested by Buyer Parent and its Affiliates, and to provide to Buyer Parent and its Affiliates, in a timely manner, information that Buyer Parent or its Affiliates may reasonably request prior to and following the Closing to establish payroll and the enrollment of Transferred Employees in Buyer Parent’s (or the applicable employing Affiliate) employee benefit plans.

SECTION 5.03. Business Internal Reorganization.

(a) Prior to the Closing, subject to Section 1.08, Seller Parent shall, and shall cause its Subsidiaries to, consummate the transactions as described in the Business Steps Plan (the “Business Internal Reorganization”); provided, that notwithstanding anything to the contrary, the Business Internal Reorganization shall (i) require Seller Parent and its Subsidiaries to cause all assets that are not Transferred Assets (and all employees who are not Business Employees) to be transferred to Seller Parent or one or more of its Subsidiaries (other than the Acquired Companies), (ii) cause Seller Parent or one or more of its Subsidiaries (other than the Acquired Companies) to assume all Retained Liabilities of the Acquired Companies, (iii) to the extent any Transferred Asset is transferred out of an Acquired Company, cause such Transferred Asset to be transferred to Buyer Parent or one or more of its Subsidiaries hereunder and (iv) not transfer to any Acquired Company any assets or any Liabilities or any employees, except as expressly set forth in the Business Steps Plan. The Business Internal Reorganization shall be documented in a manner reasonably acceptable to Buyer Parent, and Buyer Parent shall be given a reasonable opportunity to review and comment on any such documentation prior to any effectiveness thereof. Seller Parent shall be permitted to amend or supplement the Business Steps Plan only with the prior written consent of Buyer Parent (which consent shall not unreasonably withheld, delayed or conditioned). In addition, to the extent permitted by applicable Law, Buyer Parent shall be permitted to request that Seller Parent expand the Business Internal Reorganization with a view to include transactions aiming to simplify the structure chart of the Acquired Companies prior to Closing, and Seller Parent shall consider such request in good faith; provided that Seller Parent shall not be obligated to implement such requests.

(b) In connection with the Business Internal Reorganization, without Buyer Parent’s prior written consent, Seller Parent shall not, and shall cause each Acquired Company and each of its other Subsidiaries, not to (i) declare any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock or other equity interests of the Acquired Companies, (ii) permit any Acquired Company to issue any Indebtedness or incur any Intercompany Account, or (iii) take any action that could have a recurring impact on the EBITDA of the Acquired Companies or the Business. In the event that in connection with the Business Internal Reorganization any Consents are sought with respect to Significant Contracts that are Transferred Assets, any Significant Contracts that are Transferred Assets are assigned, novated or otherwise transferred to the Acquired Companies or any amendment, modification or waiver of any Significant Contract that is a Transferred Asset is sought or obtained, any changes relating to pricing resulting therefrom will be taken into account in calculating the Price Change Impact, without limiting any other changes that may result from obtaining an Acceptable Consent with respect thereto (unless such Significant Contract is taken into account in Non-Consenting Contracts Impact) and Seller Parent shall not, and shall cause its Affiliates and Representatives not to, pay, offer or agree to pay any fees, costs, expenses or other sums of money in connection therewith other than bona fide non-recurring fees not to exceed the Consent Fee Cap.

(c) Seller Parent shall manage the Business to cause Meda Holding and Meda Pharma S.p.a. to each hold €5,000,000 of cash and cash equivalents as of the Closing and for all other Acquired Companies to hold no more than a de minimis amount of cash and cash equivalents as of the Closing.

(d) In the event that any employee of the Acquired Companies who is not a Business Employee is not properly transferred to Seller Parent or one of its Subsidiaries (other than the Acquired Companies) in accordance with the Business Internal Reorganization, (i) Buyer Parent shall have the right to terminate the employment of such employee, and (ii) Seller Parent shall assume and bear, and shall indemnify and hold harmless Buyer Parent and its Subsidiaries (including the Acquired Companies) from and against all Liabilities, costs and expenses (including Taxes) incurred by Buyer Parent and its Subsidiaries (including the Acquired Companies) in connection with the employment of such employee and the termination thereof following the Closing.

SECTION 5.04. Preservation of Business Records; Exchange of Information.

(a) From and after the Closing Date until the earlier of (i) seven (7) years after the Closing and (ii) the end of the records retention period pursuant to each Party’s regular records retention policies (but, in any case, for at least such period as may be required by applicable Law), each Party shall use reasonable endeavors to maintain, and to cause its Representatives (in the case of the Buyer Parties, including the Acquired Companies) to maintain, the Business Records in its possession related to the period at or prior to the Closing in accordance with its regular records retention policies and procedures (but, in any case, for at least such period as may be required by applicable Law).

(b) Subject to applicable Law and any applicable Order, from and after the Closing, each Party (the “Disclosing Party”) shall, and shall cause its Subsidiaries to, use reasonable endeavors to provide or make available, or cause to be provided or made available, subject to the Access Limitations, to the other Party (the “Requesting Party”) at the sole cost and expense of the Requesting Party, during regular business hours and upon reasonable advance notice, after written request therefor, any Business Records (or copies thereof) in the possession or under the control of the Disclosing Party or any of its Subsidiaries to the extent that such Business Records relate to the period at and prior to the Closing and solely in the case the Disclosing Party is Buyer Parent or its Affiliates: (i) are reasonably required by the Requesting Party or its Subsidiaries to comply with applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process (other than in connection with an Action between one Party or any of its Affiliates, on the one hand, and the other Party or any of its Affiliates, on the other hand) or (ii) are reasonably required by the Requesting Party or its Subsidiaries to comply with its obligations under this Agreement or any other Transaction Document (other than in connection with an Action between one Party or any of its Affiliates, on the one hand, and the other Party or any of its Affiliates, on the other hand). The Disclosing Party shall only be obligated to provide such Business Records (or copies thereof) in the form, condition and format in which they then exist, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Business Records, and nothing in this Section 5.04(b) shall expand the obligations of the Parties under Section 5.04(a).

(c) The Parties acknowledge and agree that (i) neither Party shall be obligated to provide pursuant to Section 5.04(b) any portions of books, records or data not constituting Business Records, (ii) the Requesting Party shall reimburse the Disclosing Party for any reasonable out-of-pocket costs and expenses incurred by the Disclosing Party in providing or making available any Business Records pursuant to Section 5.04(b), and (iii) the Requesting Party shall sign a customary and reasonable confidentiality agreement prior to any such access.

(d) Upon Buyer Parent’s request, Seller Parent shall and shall procure that its Subsidiaries promptly deliver to Buyer Parent, at Seller Parent’s costs, originals (or, if not available, copies) of all applications, filings, registrations or grant certificates and renewal certificates with the relevant Intellectual Property offices regarding the Registered Intellectual Property.

SECTION 5.05. Public Announcements. The Parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement (the “Announcement”) shall be in the form agreed to by the Parties. No Party shall issue any press release or make any other public statements with respect to the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process; provided that the Party proposing to issue any press release or to make any other public statement in compliance with any such disclosure obligations shall use reasonable endeavors to consult in good faith with the other Party before doing so and consider in good faith any comments made by such other Party with respect thereto. Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by any of the Parties which is consistent with the Announcement and does not contain any information relating to the Business, this Agreement, the other Transaction Documents or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement. The Parties and their Affiliates may disclose the terms of this Agreement and the Transactions to its financing sources and professional advisors, including its lenders, rating agencies and providers of potential financing, in connection with fundraising, marketing, informational, transactional and or reporting activities.

SECTION 5.06. Tax Matters.

(a) Transfer Taxes and VAT.

(i) Except as expressly provided to the contrary in this Agreement or the other Transaction Documents, all amounts payable under this Agreement or the other Transaction Documents are exclusive of VAT or Transfer Taxes. Any Transfer Taxes or VAT incurred in connection with the Transactions (other than the Business Internal Reorganization and other than French Reorganization Transfer Taxes and French RE

Transfer Taxes) shall be borne by Buyer Parent. Any Transfer Taxes or VAT incurred in connection with the Business Internal Reorganization and the French Reorganization Transfer Taxes and French RE Transfer Taxes shall be borne by Seller Parent. Buyer Parent and Seller Parent shall reasonably cooperate to prepare and timely file any Tax Returns relating to such Transfer Taxes or VAT, and the Party required under applicable Law to remit such Taxes shall timely remit all such Taxes. Buyer Parent and Seller Parent shall reasonably cooperate to minimize or eliminate the incurrence of such Taxes in connection with the Transactions.

(ii) If any action by a Party (the “Supplier”) pursuant to this Agreement or, except as expressly provided to the contrary, the other Transaction Documents, constitutes the making of a supply to another Party (the “Recipient”) for VAT purposes, and the Supplier (or a member of its group) is required to account to the relevant Tax Authority for VAT in respect of that supply, where the Supplier (or a member of its group) is not the person who, in accordance with 5.06(a)(i) above, is to bear the VAT, the Recipient shall: (i) pay to the Supplier, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the Laws of the applicable jurisdiction or (ii) if the reverse charge procedure applies, account for such VAT due in accordance with the Laws of the applicable jurisdiction.

(iii) Where under the terms of this Agreement one Party or any member of its group is required to indemnify or reimburse another person in respect of any costs, charges or expenses (including out-of-pocket costs or expenses), the reimbursing or indemnifying Party (or the applicable member of its group) shall reimburse or indemnify that other person for the full amount of the cost or expense (including any amounts in respect of VAT imposed on that amount), except to the extent that the reimbursed or indemnified person reasonably determines that it, or a member of the same group as it for VAT purposes, is entitled to credit for or repayment of such VAT from any relevant Tax Authority.

(b) Tax Elections.

(i) Seller Parent shall have the right to direct Buyer Parent to cause an election under Section 338(g) of the Code to be made with respect to the acquisition of any or all of the Acquired Companies pursuant to this agreement. Buyer Parent agrees to timely make any such election upon such direction and not to make any such election in the absence of such direction. The Parties will cooperate to make any such election once such direction is provided.

(ii) Seller Parent shall timely elect or cause an election to be made under Section 1.245A-5(e)(3)(i) of the U.S. Treasury Regulations to close the taxable year of each Acquired Company for which such an election is available, as of the Closing Date. The Parties shall cooperate in good faith to effect the elections contemplated in the previous sentence, including by sharing any information necessary to make the elections.

(c) Tax Treatment of Conditional Amounts. The Parties agree that the obligations of Buyer Parent under the Contingent Additional Amount Agreement should be treated for all relevant tax purposes (i) as debt, and not as an equity interest in Buyer Parent or its Affiliates or as payment in consideration for services and (ii) as an adjustment to the Final Closing Cash Consideration, in each case unless contrary treatment is required by a “determination,” as defined in Section 1313 of the Code (or similar provision of applicable Law).

(d) The Parties further agree not to take any position or action inconsistent with the previous sentence upon examination of any tax return, in any amended return or refund claim, in any audit, proceeding or otherwise.

(e) Post-Closing Actions. Following the Closing Date, Buyer Parent shall not (and shall not cause or permit its Affiliates to), (i) make or change any Tax election with respect to any Acquired Company or the Transferred Assets that is effective for any Pre-Closing Tax Period (including an election under Section 338(g) of the Code, except as expressly provided in Section 5.06(b)(i)), (ii) amend any material Tax Return of any Acquired Company or the Transferred Assets relating to a Pre-Closing Tax Period or (iii) extend or waive any period for the assessment of any Tax of any Acquired Company or the Transferred Assets for any Pre-Closing Tax Period, in each case, without Seller Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or unless otherwise required by applicable Law.

(f) Cooperation. Seller Parent and Buyer Parent shall, and shall cause their respective Affiliates to, reasonably cooperate in connection with the filing of any Tax Return or the conduct of any Tax Proceeding, in each case, with respect to any Acquired Company or the Transferred Assets.

(g) Tax Returns. Seller Parent shall prepare or cause to be prepared at its own cost and expense, all Tax Returns of any Acquired Company or the Transferred Assets relating to Pre-Closing Tax Periods (including Straddle Periods) that are required to be filed after the Closing Date (the “Seller Prepared Tax Returns”). Buyer Parent shall be responsible to prepare and file all Tax Returns that are required to be filed after the Closing Date other than Seller Prepared Tax Returns. All Seller Prepared Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Law. Seller Parent shall provide Buyer Parent with a draft of any Seller Prepared Tax Returns at least forty (40) Business Days (or, in the case of non-income Tax Returns, as soon as commercially practicable) prior to the due date for filing such Tax Returns (including any valid extensions) (such date, a “Seller Return Due Date”). If Seller Parent does not provide Buyer Parent with a draft of any Seller Prepared Tax Returns at least ten (10) Business Days (or, in the case of non-income Tax Returns, five (5) Business Days) prior to the Seller Return Due Date, then Buyer Parent may file such Seller Prepared Tax Returns without Seller Parent’s review or comments. Seller Parent shall consider in good faith any comments to Seller Prepared Tax Returns made by Buyer Parent provided in writing at least ten (10) Business Days (or, in the case of non-income Tax Returns, as soon as commercially practicable) prior to the applicable Seller Return Due Date. The Parties agree to cooperate in good faith to promptly resolve any issues raised in such comments. Where any changes are made by Seller Parent to any Seller Prepared Tax Returns in response to such comments, Seller Parent shall provide a revised draft of the Seller Prepared Tax Return to buyer at least three (3) Business Days prior to the applicable Seller Return Due Date. If Buyer Parent and Seller Parent are not able to resolve a dispute that is not a Material Tax Dispute, Buyer Parent shall file such Seller Prepared Tax Return as prepared by Seller Parent and taking into account any agreed upon comments unless prohibited by applicable Law, as reasonably determined in good faith by Buyer Parent. If Buyer Parent and Seller Parent are not able to resolve a disputed item where the disputed amount of Taxes is over €1,000,000 (a “Material Tax Dispute”) within five (5) days after the delivery of such comments by Buyer Parent to Seller Parent, then Buyer Parent and Seller Parent shall submit the Material Tax Dispute to the Independent Adjustment Expert for its determination in accordance with the procedures specified in Section 1.05, applied mutatis mutandis (including the provisions set forth therein for the sharing of costs). If any Material Tax Dispute is unresolved prior to the due date for filing (as may be extended) for any such Seller Prepared Tax Return, such Seller Prepared Tax Return will be filed as prepared by Seller Parent, subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Adjustment Expert unless prohibited by applicable Law, as reasonably determined in good faith by Buyer Parent. If the Tax Indemnity Account has been reduced to zero and a Seller Prepared Tax Return that is not yet filed would give rise to an indemnity Claim under Section 8.02 in respect of Excluded Taxes, Seller Parent shall pay Buyer Parent, at least five (5) Business Days prior to the applicable Seller Return Due Date, the amount of such indemnity Claim.

(h) Tax Proceedings. Buyer Parent shall give prompt written notice to Seller Parent if Buyer Parent or any of its Affiliates (including the Acquired Companies) receives any written notice of a Tax Proceeding relating to Taxes for which Seller Parent is reasonably expected to be liable under this Agreement (a “Specified Tax Contest”); provided, however, that the failure of Buyer Parent to give such notice shall not release, waive or otherwise affect the obligations of Seller Parent or its Affiliates with respect to this Agreement except if and to the extent that the Seller Parent or its Affiliates are actually prejudiced as a result of such failure. Seller Parent shall, at its sole discretion, have the option of controlling and defending the conduct of any Specified Tax Contest with counsel (including, for the avoidance of doubt, accountants) of its choice at its own cost and expense; provided that, if Seller Parent so elects to control such Specified Tax Contest, (i) Seller Parent shall keep Buyer Parent reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest, (ii) Buyer Parent shall be entitled to participate, with counsel of its own choosing and at its sole cost and expense, in such Specified Tax Contest, and (iii) Seller Parent shall not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to any such Specified Tax Contest that could reasonably be expected to have an adverse effect on Buyer Parent or any of its Affiliates (including the Acquired Companies) without the prior written consent of Buyer Parent (such consent not to be unreasonably withheld, delayed or conditioned). If Seller Parent elects for Buyer Parent to control and defend such Specified Tax Contest, (A) Buyer Parent shall keep Seller Parent reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and (B) Buyer Parent shall not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to any such Specified Tax Contest that could reasonably be expected to have an adverse effect on Seller Parent or any of its Affiliates without the prior written consent of Seller Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary contained in this Agreement, this Section 5.06(g) shall control with respect to any Specified Tax Contest.

(i) Refunds. Buyer Parent shall pay to Seller Parent any refund (or credit in lieu of a refund) of (i) Taxes paid by Seller Parent or its Affiliates (including the Acquired Companies) for any Pre-Closing Tax Period or (ii) Excluded Taxes, in each case, other than refunds or credits to the extent such refunds or credits were expressly included in the calculation of Closing Working Capital or Indebtedness, within ten (10) days after receipt thereof (net of reasonable out-of-pocket expenses incurred in obtaining such refund or credit).

(j) Tax Classification. No Buyer Party (nor an Affiliate of Buyer Parent that is acquiring one of the Acquired Companies pursuant to an assignment pursuant to Section 9.11) shall take any action prior to the Closing that would result in it not being classified as a corporation for United States federal tax purposes on or prior to the Closing Date.

(k) Tax Indemnity Account. Notwithstanding anything to the contrary herein, all amounts otherwise payable in respect of Excluded Taxes by Seller Parent under Section 8.02 shall be satisfied first by reducing the amount of the Tax Indemnity Account, and Seller Parent shall have no obligation to make any such payment until the balance of the Tax Indemnity Account has been reduced to zero. On November 30, 2025, Buyer Parent shall pay to Seller Parent an amount equal to the positive balance, if any, in the Tax Indemnity Account (after which time, for the avoidance of doubt, the balance of the Tax Indemnity Account shall be zero and Seller Parent shall be responsible for all payment obligations in respect of Excluded Taxes under Section 8.02). Prior to each reduction of the amount of the Tax Indemnity Account, Buyer Parent shall provide Seller Parent with the notification described in Section 8.04(a), together with a notification of the amount that will remain in the Tax Indemnity Account following such reduction. In addition, Buyer Parent shall reasonably promptly provide Seller Parent with the current balance of the Tax Indemnity Account upon the request of Seller Parent from time to time.

SECTION 5.07. Intellectual Property Recordations. Prior to the Closing and up to a period of three (3) months following Closing, Seller Parent shall, and shall cause its Subsidiaries to, file and record with each applicable Governmental Entity, any and all unrecorded previous change of ownership in respect of Patents identified in Section 5.07(i) of the Seller Parent Disclosure Letter. Failure of Seller Parent to make any such recordation, or any error in such recordation, shall not constitute a failure to satisfy a condition to Closing under Article VI, provided Seller Parent shall deliver to Buyer Parent duly executed powers of attorney enabling Buyer Parent to make any filings concerning such unrecorded previous change of ownership with any applicable Governmental Entities that are necessary to correct the chain of title for all such Patents.

SECTION 5.08. [Reserved.]

SECTION 5.09. Intellectual Property Matters.

(a) Effective upon (and subject to the occurrence of) the Closing, Seller Parent, on behalf of itself and its Subsidiaries, hereby grants to Buyer Parent, the Buying Entities and the Acquired Companies a non-exclusive, fully paid, perpetual, irrevocable, worldwide, royalty-free license to use the Seller Retained Licensed Intellectual Property solely in, or in connection with, the operation of the Business (including producing, selling, marketing, using, importing and otherwise providing any products or services of the Business) in a manner materially consistent with the use of such Seller Retained Licensed Intellectual Property by Seller Parent and its Subsidiaries prior to the Closing, and any natural extensions relating to the Business. This license shall be exclusive with respect to any products or services in any territory worldwide related to any Health Care Approvals, in any territory, within the Transferred Assets. “Seller Retained Licensed Intellectual Property” means any Intellectual Property (other than Trademarks) owned by Seller Parent or any of its Subsidiaries (other than the Acquired Companies) as of the Closing, other than Transferred Intellectual Property, that is, or was, used or practiced (or held for use or practice) in, or in connection with, the Business on or before the Closing Date.

(b) Effective upon (and subject to the occurrence of) the Closing:

(i) The Buyer Parties, on behalf of themselves and the Acquired Companies, hereby grant to Seller Parent and its Subsidiaries, within the respective territory set forth for each Seller Spring Territory Rx Product (as defined below) on Section 5.09(b)(i) of the Seller Parent Disclosure Letter, a non-exclusive, fully paid, perpetual, irrevocable, royalty-free license to use the Buyer Retained Licensed Intellectual Property, solely in, or in connection with, the researching, developing, manufacturing and Commercialization of the Rx Products listed in Section 5.09(b)(i) of the Seller Parent Disclosure Letter (the “Seller Spring Territory Rx Products”) in a manner substantially the same as the use of such Buyer Retained Licensed Intellectual Property, as applicable, by Seller Parent and its Subsidiaries within such territory prior to the Closing. For the avoidance of doubt, Seller Parent and its Subsidiaries shall have no rights to use the Buyer Retained Licensed Intellectual Property in connection with the researching, developing, manufacturing or Commercialization of Similar Products (whether branded or not) or Generic Versions of the Seller Spring Territory Rx Products.

(ii) The Buyer Parties, on behalf of themselves and the Acquired Companies, hereby grant to Seller Parent and its Subsidiaries, in the respective territory outside of the Spring Territory as set forth for each Seller Non-Spring Territory Product (as defined below) on Section 5.09(b)(ii) of the Seller Parent Disclosure Letter, a non-exclusive, fully paid, perpetual, irrevocable, royalty-free license to use the Buyer Retained Licensed Intellectual Property, solely in, or in connection with, the researching, developing, manufacturing and Commercialization and sale of the products, and within the specified territory, as listed in Section 5.09(b)(ii) of the Seller Parent Disclosure Letter (the “Seller Non-Spring Territory Products”) in a manner substantially the same as the use of such Buyer Retained Licensed Intellectual Property, as applicable, by Seller Parent and its Subsidiaries in such territory prior to the Closing.

(iii) For the avoidance of doubt, the licenses granted in this Section 5.09(b) expressly exclude all rights to Commercialize, or to file any applications or registrations in any jurisdiction for any Intellectual Property relating to any Seller Spring Territory Rx Products, any Seller Non-Spring Territory Products, any Products, or any Similar Products, or Generic Versions of the foregoing. “Buyer Retained Licensed Intellectual Property” means any Intellectual Property (other than Trademarks) included in the Transferred Intellectual Property, Transferred IT and Transferred Labeling and Marketing Materials, that is, or was, used or practiced (or held for use or practice) in, or in connection, with the Spring Territory Rx Products and Seller Non-Spring Territory Products on or before the Closing Date.

(iv) Other than as set forth in this Section 5.09(b), at the Closing, Seller Parent and its Subsidiaries shall terminate all research, development, manufacturing and Commercialization of Products and any activity that uses or relies upon any Transferred Intellectual Property or any Health Care Approvals.

(c) The licenses granted under Section 5.09(a) and Section 5.09(b) may not be assigned, sublicensed or transferred by, respectively, the Buyer Parties or any Acquired Company on the one hand or Seller Parent or any of its Subsidiaries on the other hand without the prior written consent of, respectively Seller Parent or Buyer Parent; provided, however, that (i) Buyer Parent may, without Seller Parent’s consent, (x) assign or transfer such license to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of any part of any business of Buyer Parent or its Affiliates that uses the Seller Retained Licensed Intellectual Property and (y) grant sublicenses to the Seller Retained Licensed Intellectual Property to manufacturers, suppliers, packers, distributors, and other agents, but solely in connection with the support of or operation of the Business and (ii) Seller Parent may, without Buyer Parent’s consent, grant sublicenses to the Buyer Retained Licensed Intellectual Property to manufacturers, suppliers, packers, distributors, and other agents, but solely to perform services for Seller Parent in connection with the support of or operation of the Retained Business.

(d) Effective upon (and subject to the occurrence of) the Closing, the Buyer Parties, on behalf of themselves and the Acquired Companies, will grant distribution rights to Seller Parent and its Subsidiaries for the products, and within the territories, as set forth in Section 5.09(d) of the Seller Parent Disclosure Letter, for no additional cost, including, for the avoidance of doubt, without any compensation, royalty or other recurring payments whether based on a portion of sales or otherwise (provided that, if any such amount is required under applicable Law, the Buyer Parties will refund such amount to Seller Parent or its applicable Subsidiary through a mutually agreed mechanism designed to place Seller Parent or its applicable Subsidiary, insofar as reasonable possible, in the same position as if such amounts had not been paid), provided that:

(i) such distribution rights shall be non-exclusive and have the applicable term specified in Section 5.09(d) of the Seller Parent Disclosure Letter from and after the Closing, such term being renewable for an agreed renewable term upon mutual written agreement of the Seller Parent and Buyer Parent;

(ii) all products that are permitted to be distributed by Seller Parent and its Subsidiaries under this Section 5.09(d) shall be purchased from the Buyer Parties at a cost, and under other terms and conditions, to be reasonably agreed in good faith by the Parties prior to the Closing;

(iii) during the term of such distribution rights, Seller Parent shall hold and maintain the Product Technical Files and the Health Care Approvals exclusively used in connection with such products in such territories, and immediately upon termination or expiration of any such distribution rights, all applicable Product Technical Files and Health Care Approvals related to such distribution rights shall be transferred to Buyer Parent or its designee without additional payment (including any and all updates, modifications or amendments to such Product Technical Files or Health Care Approvals);

(iv) Seller Parent or the applicable Subsidiary shall be solely responsible for the Commercialization of the Product in the relevant countries during the term of the granted distribution rights; and

(v) all other material terms of such distribution rights shall be agreed by the Parties in writing prior to Closing.

(e) (i) All rights and licenses granted under this Section 5.09 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to rights to “intellectual property” as defined under the Bankruptcy Code, (ii) all Intellectual Property licensed under this Section 5.09 and all embodiments thereof are, and shall otherwise be deemed to be, for purposes of same “embodiment(s)” of “intellectual property”, and (iii) the rights, elections and obligations of the applicable licensee provided under Section 365(n) (or any other provision) of the Bankruptcy Code apply to all licenses granted under this Section 5.09. To the fullest extent permitted under applicable law, the Parties agree that, in the event of the commencement of any bankruptcy proceeding by or against a Party under the Bankruptcy Code or any similar laws, the other Party shall be entitled to retain all such rights under this Section 5.09, including that if this Agreement is rejected by a rejecting Party or its bankruptcy trustee in a bankruptcy case under the Bankruptcy Code or any similar laws, and written request of the other Party to such rejecting Party or its bankruptcy trustee, the rejecting Party or such bankruptcy trustee shall (x) provide the other Party a complete duplicate of or complete access to (as the other Party deems appropriate) the Intellectual Property, embodiments thereof and materials that are the subject of the rights and licenses granted pursuant to this Section 5.09, or any agreement supplementary to this Section 5.09, held by the rejecting Party or such bankruptcy trustee, and (y) not interfere with the rights of the other Party provided in this Section 5.09 and any other agreement supplementary to this Section 5.09 to the Intellectual Property and materials that are the subject of the rights and licenses provided under such agreements, including any right to obtain the Intellectual Property and materials that are the subject of such rights and licenses from any relevant Party.

(f) Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that any assignment or transfer of, or license under, as applicable, the Seller Retained Licensed Intellectual Property and the Buyer Retained Licensed Intellectual Property (whether by Contract or operation of applicable Law) shall be subject to the rights and obligations set forth in this Section 5.09.

SECTION 5.10. Trademark Matters.

(a) Except as expressly provided in this Section 5.10, any and all rights of the Acquired Companies to use the Retained Names shall terminate as of the Closing and shall immediately revert to Seller Parent and its Subsidiaries (other than the Acquired Companies), along with any and all goodwill associated therewith. Each of Buyer Parent and its Subsidiaries acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Acquired Companies or otherwise, to use the Retained Names, except as expressly provided for in this Section 5.10. Without limiting the foregoing, except as expressly provided for in this Section 5.10, Buyer Parent shall not use any Trademark, Domain Name or trade name containing, incorporating, confusingly similar to or dilutive of, or that is a translation or transliteration of, part or all of any Retained Name in any jurisdiction in the world.

(b) For the avoidance of doubt, subject to Section 5.11(b), Seller Parent shall be free to file and obtain protection for any Trademarks that constitute Excluded Intellectual Property.

(c) Except as expressly provided in this Section 5.10, Seller Parent and its Subsidiaries (other than the Acquired Companies) shall not use or file any application or registration for any Trademark, Domain Name or trade name, containing, incorporating, confusingly similar to or dilutive of, or that is a translation or transliteration of, a Trade Name or any of the Transferred Intellectual Property or the Transferred Labeling and Marketing Materials anywhere in the world. Seller Parent further acknowledges that, as between the Parties, Buyer Parent and its Subsidiaries shall be free to file and obtain protection for any Intellectual Property in territories not covered by the Registered Intellectual Property and to exploit such Transferred Intellectual Property on a worldwide basis (except, for the sake of clarity, for the Retained Business).

(i) Effective upon (and subject to the occurrence of) the Closing, the Buyer Parties, on behalf of themselves and the Acquired Companies, grant to Seller Parent and its Subsidiaries, a non-exclusive, non-transferable, sublicenseable (subject to Section 5.10(c)(ii)), fully paid, perpetual license to use Trademarks included in the Transferred Intellectual Property that were used for the Spring Territory Rx Products and Seller Non-Spring Territory Products prior to Closing (“Licensed Trademarks”) solely in connection with activity licensed under Section 5.09(b), and solely for use in substantially the same manner in which such Licensed Trademarks were used prior to Closing and in connection with products of at least the same or better quality as prior to Closing. The foregoing license grant is and shall be subject to the Parties’ agreement to and execution of a standalone trademark license agreement including customary terms and conditions to be reasonably agreed in good faith by the Parties prior to the Closing, including customary terms for Seller Parent’s and its Subsidiaries’ adherence to applicable brand guidelines and compliance with applicable Law. In addition to and without limiting the foregoing customary terms and conditions, upon reasonable request, Seller Parent shall provide to Buyer Parent samples of any materials used with the Licensed Trademarks, and shall, reasonably promptly after receiving written notice, cease any activity in connection with the Licensed Trademarks that Buyer Parent determines to be in breach of these terms, or to cause harm to the Licensed Trademarks or Buyer Parent’s (or its Subsidiaries’) reputation.

(ii) Any sublicensing pursuant to Section 5.10(c)(i) shall be solely to Seller Parent’s or its Subsidiaries’ manufacturers, suppliers, packers, distributors, and other agents and solely to perform services for Seller Parent; provided, that Seller Parent shall be responsible for any breach of the terms and conditions hereof (including of any trademark license agreement entered in connection herewith) by any such sublicensees.

(iii) Prior to the Closing, the Parties shall agree in good faith on additional terms and conditions that are customary for brand licenses, including compliance with laws and changes in regulation, and reasonable processes designed to prevent sales outside the licensed territory, parallel export and otherwise the spread of gray-market products with any Licensed Trademark.

(d) Seller Parent and its Subsidiaries hereby grant Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, non-transferable, sublicensable (subject to Section 5.10(d)(iii)), royalty-free right and license to use the Retained Names:

(i) solely to the extent appearing on any letterheads, policies and procedures and other internal documents and materials in existence and used in the operation of the Business as of the Closing and conveyed to the Buying Entities pursuant to this Agreement (the “Retained Names Materials”), from and after the Closing until the earlier of (A) one hundred eighty (180) days after the Closing and (B) the depletion of such Retained Names Materials (the “Retained Names Materials Transition Period”); provided that (I) all such uses of the Retained Names shall be in substantially the same form and manner as used in the Business as of the Closing and (II) no changes shall be made to the Retained Names Materials without the prior written consent of Seller Parent (except as required pursuant to the first sentence of Section 5.10(a));

(ii) for a period of eighteen (18) months following the Closing, or longer as required under any applicable Health Care Approvals in the case of Section 5.10(d)(ii)(B) (the “Retained Names Inventory Transition Period”):

(A) to use the Retained Names in connection with the sale and distribution of the Inventory in existence and conveyed to the Buying Entities pursuant to this Agreement or any Distribution Agreement or created within eighteen (18) months following Closing (collectively, the “Retained Names Inventory”); provided that, with respect to each Product, the Buyer Parties shall discontinue such use of the Retained Names, and such license shall terminate, upon the completion of the sale and distribution of such Inventory; provided, further, that (I) the Buying Entities shall conduct all distribution and sales of such Inventory in a manner that is reasonably consistent with the past practice of distribution and sales of the Products by or on behalf of the Business prior to the Closing, (II) all such uses of the Retained Names on such Retained Names Inventory shall be in substantially the same form as used in the Business as of the Closing and (III) no changes shall be made to the appearance of the Retained Names on the Retained Names Inventory without the prior written consent of Seller Parent; and

(B) to use the Retained Names to the extent the Retained Names are required to be used in connection with the Business under any applicable Health Care Approval (the “Retained Names Health Care Approval”); provided that, with respect to each Product, the Buyer Parties shall discontinue such use of the Retained Names Health Care Approval, and such license shall terminate, once such use of such Retained Names Health Care Approval is no longer required under a Health Care Approval; provided, further, that (I) the Buyer Parties shall coordinate with Seller Parent and take such actions as may be reasonably necessary to obtain or change the applicable Health Care Approval to ensure that such use of the Retained Names is no longer required under a Retained Names Health Care Approval, (II) all such uses of the Retained Names in connection with the Business in compliance with applicable Health Care Approvals shall be in substantially the same form and manner as used in the Business as of the Closing and (III) no changes shall be made to the Retained Names in compliance with applicable Health Care Approvals without the prior written consent of Seller Parent, such consent not to be unreasonably withheld, conditioned or delayed; and

(iii) Any sublicensing pursuant to Section 5.10(d) shall be solely to Buyer Parent’s or its Subsidiaries’ manufacturers, suppliers, packers, distributors and other agents, and solely to perform services for Buyer Parent; provided that Buyer Parent shall be responsible for any breach of the terms and conditions hereof (including of any trademark license agreement entered in connection herewith) by any such sublicensees.

(e) No later than the end of the Retained Names Materials Transition Period, the Buyer Parties shall, and shall cause its Subsidiaries (including the Acquired Companies) to, destroy and cease use of any remaining Retained Names Materials or revise any remaining Retained Names Materials to have deleted all references to the Retained Names. The Buyer shall use reasonable endeavors to cease and discontinue its use of the Retained Names on the Retained Names Inventory and the Health Care Approvals as soon as practicable after Closing and, in any event, Buyer Parties shall cease and discontinue its use of the Retained Names on the Retained Names Inventory and the Health Care Approvals by the end of the Retained Names Inventory Transition Period.

(f) Except as expressly provided in this Section 5.10, no other license or right to use the Retained Names is granted by Seller Parent or any of its Subsidiaries to the Buying Entities or their Affiliates (including, after the Closing, the Acquired Companies), whether by implication or otherwise, and nothing hereunder permits the Equity Buying Entities or their Affiliates (including, after the Closing, the Acquired Companies), to use the Retained Names in any manner, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register (or communicate with any other Person regarding registration of), any of the Retained Names or any marking including a Retained Name in any jurisdiction. Seller Parent and its Subsidiaries shall have no obligation to maintain or renew any Intellectual Property rights in the Retained Names after the Retained Names Inventory Transition Period. Seller Parent and its Subsidiaries shall indemnify and hold harmless each of the Buying Entities and the Acquired Companies from and against any and all claims, losses, liabilities, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) that any Buying Entity or any of the Acquired Companies may incur or suffer in connection with or resulting from any use of the Retained Names in accordance with this Section 5.10.

SECTION 5.11. Restrictive Covenants.

(a) Confidentiality. The Confidentiality Agreement shall terminate effective as of the Closing and, from and after the Closing for a period of five (5) years (or, with respect to restrictions on use, three (3) years) after the Closing (with respect to information in the possession of the applicable Party or its Subsidiaries as of the Closing) or after receipt of such information (with respect to information delivered after the Closing pursuant to or in connection with this Agreement), each of Seller Parent and Buyer Parent shall, and shall cause its Subsidiaries to, maintain in confidence any information related to the Business (in the case of Seller Parent and its Subsidiaries) or the Retained Business (in the case of Buyer Parent and its Subsidiaries), and to use such information only to the extent necessary to perform their respective obligations pursuant to this Agreement and the other Transaction Documents; provided that such confidentiality obligations shall not apply to information that (a) was or becomes generally available to the public other than as a result of a disclosure by Seller Parent or Buyer Parent, as applicable, or any of their respective Subsidiaries, in breach of this Agreement or any other confidentiality obligation among any of the Parties or their Affiliates, (b) becomes available to Seller Parent or Buyer Parent, as applicable, or its Representatives after the Closing Date on a non-confidential basis from a source other than the other Party or its Representatives, provided that such source is believed by Seller Parent or Buyer Parent, as applicable, and such Representatives after reasonable inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other Party or its Subsidiaries with respect to such information, or (c) was independently developed by Seller Parent or Buyer Parent, as applicable, or its Representatives on behalf of Seller Parent or Buyer Parent, as applicable, without reference to, incorporation of or other use of any such information; provided, further, that each of Seller Parent and Buyer Parent may, and may permit its Subsidiaries to, disclose such information:

(i) to the extent consented to by Buyer Parent (in the case of disclosure by Seller Parent or any of its Subsidiaries) or Seller Parent (in the case of disclosure by Buyer Parent or any of its Subsidiaries);

(ii) to its Representatives who need to know such information for purposes of the Transactions; provided that (A) such Representatives agree to maintain such information in confidence and (B) Seller Parent or Buyer Parent, as applicable, shall be liable for any breach of the terms of this Section 5.11(a)(ii) by its Representatives; and

(iii) to the extent required by applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); provided that Seller Parent, Buyer Parent or their Representative, as applicable, will (A) to the extent legally permitted, provide the other Party with prompt written notice thereof prior to making such disclosure so that such other Party may seek (at such other Party’s sole expense) an appropriate protective order or other assurance that confidential treatment will be accorded to such information, (B) use reasonable endeavors to consult and cooperate (at the other Party’s sole expense) with such other Party to the extent legally permitted with respect to such other Party seeking such a protective order, assurance or other remedy or taking steps to resist or narrow the scope of such requirement and (C) to the extent legally permitted, not oppose any action by the other Party to obtain such a protective order, assurance or other remedy. If a protective order, other assurance or other remedy is not obtained and the terms of this Section 5.11(a)(iii) are not waived by the Party entitled to enforce such terms and subject to the disclosing Party’s compliance with the preceding sentence, the disclosing Party or its Representatives, as the case may be, (A) may disclose such information only to the extent legally required, based on the advice of legal counsel of the disclosing Party or such Representative, (B) will exercise reasonable endeavors (at the other Party’s sole expense) to obtain assurance that confidential treatment will be accorded to such information that is being disclosed and (C) will, to the extent legally permitted, give advance notice to the other Party of the information to be disclosed, or the proposed disclosure itself (as applicable), as far in advance as is reasonably practicable.

(b) Non-Competition of Seller Parent and Selling Entities. Excluding the activities expressly licensed under Section 5.09(b) and Section 5.10(c) and the distribution rights set forth in Section 5.09(d), during the Restricted Period, Seller Parent hereby covenants that it shall not, and shall cause any other Person controlled by it not to, directly or indirectly, except to the extent required to satisfy their obligations under the Transaction Agreements, be involved in, engage or participate in, own, manage or operate (including as an agent of, or holder of an interest in) any Person, business or product line that engages in the research, development, manufacturing or Commercialization of any Similar Products (in any country or jurisdiction within the Spring Territory) or any product having the same formulation or active ingredient as the products Commercialized by Seller Parent and its Subsidiaries under the Trademark “Betadine” (in any country in which the Betadine License Agreement grants rights), directly or indirectly through its dealers, distributors, agents or Representatives (the “Restricted Activity”). Excluding the

activities expressly licensed under Section 5.09(b) and Section 5.10(c) and the distribution rights set forth in Section 5.09(d), during the Restricted Period, Seller Parent shall equally refrain from consulting with, advising or knowingly assisting in any way, whether or not for consideration, any Person, business or product line that competes with the Business (including through the research, development, manufacturing and Commercialization of any Similar Products), including advertising or otherwise endorsing the products or services of, soliciting customers or otherwise serving as an intermediary for, or loaning money or rendering any other form of assistance to, any such Person, business or product line, in any country in which the Business is currently operated or doing business. To the extent Seller Parent or any Subsidiary is engaged in any of the following, immediately upon Closing (or if required by any Transaction Agreement or any other Transaction Document or expressly permitted by the licenses granted pursuant to Section 5.09(b) or Section 5.10(c), immediately upon the expiration or termination of such requirement or license), Seller Parent and its Subsidiaries shall terminate all research, development, manufacturing and Commercialization of Similar Products in any country in the Spring Territory, provided that, for the avoidance of doubt, Seller Parent and its Subsidiaries shall not be required to cease any existing activity at Closing unless such activity uses or relies upon any Transferred Intellectual Property or any Health Care Approvals, or is Commercialized under a registered Trademark or other brand (other than the brands set forth on Section 5.11(a)(iv) of the Seller Parent Disclosure Letter, without any ability to create line extensions for such brands after the Put Date). For such brands in that list generating de minimis revenues, Buyer Parent may elect either to have Seller Parent or the applicable Subsidiary withdraw or terminate the applicable Health Care Approvals and Intellectual Property, or transfer such Health Care Approvals and Intellectual Property to Buyer Parent.

For the avoidance of doubt, nothing in this Agreement shall restrict any of Seller Parent or any other Person controlled by it at any time from:

(i) acquiring, solely as a passive investment and through market purchases, less than 5% of the outstanding equity securities of any Person that has voting securities traded on a national securities exchange or on the over-the-counter market so long as Seller Parent or any other Person controlled by it, as the case may be, is not part of any control group of such entity;

(ii) directly or indirectly acquiring (whether by equity purchase, asset purchase, merger, consolidation or otherwise) any Person (or any interest in any Person) that derives less than 15% of its revenue in the last completed fiscal year of such Person from the Restricted Activity; provided, that Seller Parent establishes information walls reasonably designed to ensure that any information relating to the Business that is or becomes in the possession of Seller Parent or its Subsidiaries is not made available and is protected from access by the acquired business, and any employees that have performed a material amount of time in service for the Business do not perform services for the portion of the acquired business that so competes; provided, further, that the scope of such competing business is not materially expanded; or

(iii) subject to the third sentence of this Section 5.11(b), owning, operating and engaging in the Retained Business as conducted as of the Put Date and as of the Closing Date.

(c) Non-Solicitation of Business Key Customers, Business Key Suppliers and Employees. During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller Parent hereby covenants that it shall not, and shall cause any other Person controlled by it not to, whether for its own account or for the account of any other Person, directly or indirectly, solicit, endeavor to entice away from Buyer Parent or its Subsidiaries, hire or engage as a service provider or otherwise directly or indirectly interfere with the relationship of Buyer Parent or any of its Subsidiaries with any (i) Business Employee, unless such Business Employee’s employment has been terminated (including by such employee) by Buyer Parent or its Subsidiaries subsequent to the Closing and who has not been employed or engaged by Buyer Parent or its Subsidiaries (including the Acquired Companies post-Closing) for a period of at least six (6) months (or twelve (12) months if such termination is by the Business Employee) prior to the date of such hire or the commencement of such solicitation or (ii) any Business Key Customer or Business Key Supplier; provided, however, that nothing in this Section 5.11(c) shall prohibit Seller Parent from engaging in general solicitations to the public or general advertising not directly targeted to such employees (including through agencies); provided further, however, for the avoidance of doubt, the restrictions in this Section 5.11(c) apply to any individual enumerated in clauses (i) through (ii) above responding to any such general solicitation or general advertising who Seller Parent or its Subsidiary learns of after such general solicitation is covered by this Section 5.11(c).

(d) Seller Parent acknowledges and agrees that (i) the agreements and covenants contained in this Section 5.11 are (A) reasonable and valid in geographical and temporal scope and in all other respects, (B) essential to protect the value of the business and assets of the Business, including the Transferred Assets and the Acquired Companies and (C) being provided by Seller Parent in consideration for the amounts paid or to be issued by Buyer Parent and its Subsidiaries to Seller Parent and its Subsidiaries, as applicable, in accordance with this Agreement in connection with the transactions contemplated hereby and (ii) Seller Parent and its Subsidiaries have obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Business and to the substantial detriment of the Business.

SECTION 5.12. Termination of Intercompany Arrangements and Affiliate Arrangements. Between the Signing Date and the Closing, except (a) for the Intercompany Accounts and Affiliate Arrangements set forth on Section 5.12(a) of the Seller Parent Disclosure Letter, (b) the other Transaction Documents and (c) as Buyer Parent and Seller Parent may mutually agree in writing prior to the Closing, Seller Parent and its Subsidiaries shall, effective as of the Closing, (i) eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or Liabilities under the Intercompany Accounts and (ii) terminate all Affiliate Arrangements in their entirety without further force or effect, in each case, such that none of the Buying Entities or any Acquired Company, on the one hand, and Seller Parent and its Subsidiaries (other than the Acquired Companies), on the other hand, have any further obligations or Liabilities to one another in respect of such Intercompany Accounts or Affiliate Arrangements as of and immediately following the Closing; provided that Seller Parent shall not and shall cause its Subsidiaries not to, in connection with such terminations, without Buyer Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), make any dividend or distribution from the Acquired Companies. Buyer Parent shall be afforded a reasonable opportunity to review and comment on all documentation to effect such terminations and Seller Parent shall consider in good faith any reasonable comments made by Buyer Parent or its Representatives. If any Affiliate Arrangement or Intercompany Account required to be terminated pursuant to this Section 5.12 has not been terminated as of the Closing, then, at the request of Buyer Parent, Seller Parent shall, or shall cause any Affiliate thereof, to terminate such Affiliate Arrangement or Intercompany Account after the Closing in accordance with this Section 5.12, mutatis mutandis. In no event shall the Assumed Liabilities include any of the Liabilities required to be terminated pursuant to this Section 5.12.

SECTION 5.13. Resignations. Between the Signing Date and the Closing, Seller Parent shall procure that resignation letters or other removals of any members of the board of directors and of the board of statutory auditors (if any) of each Acquired Company and officers of each Acquired Company which have been requested in writing by Buyer Parent at least five (5) Business Days prior to the Closing Date (for the Italian Acquired Companies, in substantially the form attached as Exhibit VII hereto), are delivered to Buyer Parent at the Closing, such resignation letters or other removals to be effective concurrently with the Closing.

SECTION 5.14. Insurance. The Buying Entities and the Acquired Companies shall be entitled to the benefit and receipt of, and Seller Parent agrees to, and to cause its Affiliates to, use their respective best endeavors to pursue, submit, and remit to the Buying Entities and the Acquired Companies, any claims or recoveries under any occurrence-based insurance policy (other than any self-insurance or captive insurance program maintained by Seller Parent and its Affiliates) with respect to any Assumed Real Property Liability, Assumed Environmental Liability, or Product Liability covering periods through the Closing provided by third party insurers and maintained by Seller Parent or any of its Affiliates (the “Business Insurance Policies”) with respect to any events, occurrences, omissions, matters, losses, injuries or illnesses that occurred prior to the Closing (and in each case, whether known or unknown on or prior to the Closing) that remain insured losses thereunder, subject, in each case, to the deductibles, limits and terms of such policies. Seller Parent shall use reasonable endeavors to provide advance notice to Buyer Parent if Seller Parent intends to voluntarily relinquish, terminate, buy out or reduce the benefits of the applicable Business Insurance Policies. Seller Parent shall retain all rights to control the applicable Business Insurance Policies, including the right to settle or otherwise resolve disputes with respect to any of the applicable Business Insurance Policies or claims made thereunder; provided that the foregoing shall not apply to claims made under the Business Insurance Policies that otherwise primarily relate to any Assumed Real Property Liability, Assumed Environmental Liability, or Product Liability, with respect to which the Buying Entities and the Acquired Companies shall have the right of control. The Buyer Parties and the Acquired Companies shall provide the Seller Parties with any updates or other information reasonably requested by the Seller Parties and within their possession (subject to the Access Limitations) with respect to any such claim and shall obtain the written consent of Seller Parent prior to entering into any settlement of any such claim with the applicable insurer (such consent not to be unreasonably withheld, conditioned or delayed). Seller Parent shall use, and shall cause its Affiliates to use, reasonable endeavors at all times to cooperate with reasonable requests (including requests for information) by the Buyer Parties and the Acquired Companies or any of their Affiliates relating to the subject matter of this Section 5.14.

SECTION 5.15. Wrong Pockets.

(a) Subject to Section 1.08, if at any time after the Closing Date either Buyer Parent or Seller Parent becomes aware that any of the Transferred Assets has not been transferred to Buyer Parent or any of its Subsidiaries or that any of the Excluded Assets has been transferred to Buyer Parent or any of its Subsidiaries, or is owned by any Acquired Company (after giving effect to the Business Internal Reorganization), it shall promptly notify the other Party and Buyer Parent and Seller Parent shall, as soon as reasonably practicable, use best endeavors to ensure that such property is transferred without delay, with any necessary prior third party consent or approval, to Buyer Parent or one of its Subsidiaries (in the case of any such Transferred Asset) or Seller Parent or one of its Affiliates (in the case of any such Excluded Asset).

(b) In the event that, on or after the Closing Date, Buyer Parent or any of its Subsidiaries, on the one hand, or Seller Parent or any of its Subsidiaries, on the other hand, shall receive any payments, monies, checks, notes, drafts, instruments, properties or other funds due to the other Party pursuant to the terms of this Agreement or any of the other Transaction Documents, then it shall, or shall cause its applicable Subsidiary to, hold such amounts in trust for the benefit of the other and promptly forward such payments, monies, checks, notes, drafts, instruments, properties or other funds to such other Party.

(c) The Parties acknowledge and agree there is no right of set-off regarding any transfers or payments pursuant to this Section 5.15 and a Party may not withhold assets or funds required to be transferred or forwarded pursuant to this Section 5.15 in the event there is a dispute regarding any other issue under any of the Transaction Documents.

(d) Prior to any such transfer of assets pursuant to Section 5.15(a), each Party receiving or possessing such asset shall hold such asset in trust for the benefit, insofar as reasonably practicable and legally permissible, of the Party to whom such asset should rightfully belong (and at such Party’s sole expense) pursuant to this Agreement. To the extent that any Excluded Assets subject to transfer pursuant to Section 5.15(a) after the Closing Date from Buyer Parent or any of its Subsidiaries to Seller Parent or its Subsidiaries were included in the Closing Transferred Assets (and counted towards Closing Working Capital), Seller Parent shall repay to Buyer Parent or any of its Subsidiaries (as applicable) the value of such Excluded Assets incorrectly included in the Closing Transferred Assets (using the same euro value of such Excluded Assets). To the extent that any Transferred Assets subject to transfer pursuant to this Section 5.15 after the Closing Date from Seller Parent to Buyer Parent (or any of its Subsidiaries) are of the same nature and comply with the definition of the Closing Transferred Assets (and therefore they should have been counted towards Closing Working Capital), the Parties shall negotiate in good faith the euro value of such Transferred Assets and Buyer Parent or any of its Subsidiaries (as applicable) shall repay to Seller Parent (on behalf of the applicable Equity Selling Entity or Asset Selling Entity) the value of such Transferred Assets incorrectly omitted from the Closing Transferred Assets.

(e) Solely for Intellectual Property assets or licenses of Intellectual Property that qualify for transfer under Section 5.15(a), until such time as Buyer Parent, Seller Parent or any of their respective Subsidiaries, as applicable, transfers such Intellectual Property asset or license of Intellectual Property pursuant to Section 5.15(a), such entity hereby grants to the other Party and its Subsidiaries a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such asset or license, effective as of Closing.

(f) For the avoidance of doubt, the transfer or assumption of any assets or liabilities, as applicable, under this Section 5.15 shall be effected without additional consideration payable by any Party, except as specifically required otherwise by this Section 5.15. The obligations of the Parties under this Section 5.15 shall survive until the latest date permitted by applicable Law.

SECTION 5.16. Financing.

(a) Buyer Parent shall use, and shall cause its Affiliates to use, reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the “market flex” provisions) set forth in the Financing Commitments, including using reasonable endeavors to (i) maintain in effect and comply in all material respects with the Financing Commitments, (ii) promptly negotiate and enter into any applicable definitive agreements with respect to the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Commitments (or on terms not materially less favorable to Buyer Parent than the terms and conditions (including “market flex” provisions) set forth in the Financing Commitments with respect to the conditionality of the funding of the Financing on the Closing Date), (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to Buyer Parent and its Affiliates in the Financing Commitments and the definitive agreements relating to the Financing, (iv) consummate the Financing at or prior to the Closing, including using Buyer Parent’s (and causing its Affiliates to use) reasonable endeavors (which shall include taking all actions reasonably within its control, including borrowing, notwithstanding the fact that “market flex” provisions under the Financing Commitments are exercised) to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing, and (v) comply with Buyer Parent’s covenants and other obligations under, and ensure the accuracy of the warranties of Buyer Parent or its Affiliates set forth in the Financing Commitments and the definitive agreements relating to the Financing where a failure to so comply would reasonably be expected to delay or prevent or materially make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date. Buyer Parent shall not prior to the Closing Date, without the prior written consent of Seller Parent, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Financing Commitments or the definitive agreements relating to the Financing (provided, for the avoidance of doubt the existence or exercise of any “market flex” provisions contained in any fee letter in connection with the Debt Financing Commitments shall not constitute an amendment, supplement or modification of the Debt Financing Commitments) if such termination, amendment, modification or waiver would (A) (1) reduce (or could have the effect of reducing) the aggregate amount of the Financing or (2) reduce the amount of the Debt Financing unless, in the case of each of clauses (A)(1) and (A)(2), after giving effect thereto, the warranties set forth in Section 3.07(a) shall be true and correct (taking into account any corresponding increase in the Equity Financing Commitment), or (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments in a manner that would reasonably be expected to delay or prevent or make materially less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date. Buyer Parent shall promptly deliver to Seller Parent copies of any amendment, modification or waiver to or under any Financing Commitment or the definitive agreements relating to the Financing of the Transaction. Buyer Parent will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Financing Commitment as and when they become due.

(b) Buyer Parent shall give Seller Parent prompt written notice of (i) any actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or definitive documents related to the Financing of which Buyer Parent becomes aware, (ii) the receipt of any written notice or other written communication from any Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing of any provisions of the Financing Commitments or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing and (iii) the occurrence of an event or development, which in the case of each of (i), (ii) or (iii) above, would reasonably be expected to delay or prevent or materially make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date. If any portion of the Debt Financing becomes unavailable (excluding any fee arrangements), or if Buyer Parent becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing unavailable to fund the Transactions on the Closing Date, Buyer Parent shall (i) promptly notify Seller Parent in writing and (ii) use reasonable endeavors to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions (including market flex provisions) not materially less favorable to Buyer Parent (or its Affiliates) than the terms and conditions set forth in the Debt Financing Commitment with respect to the funding of the Financing on the Closing Date, as promptly as practicable following the occurrence of such event (but not later than the date Buyer Parent is required to consummate the Closing in accordance with this Agreement); provided that the failure to obtain alternative financing shall not relieve Buyer Parent of any obligations hereunder. Notwithstanding the other provisions of this Section 5.16, Seller Parent acknowledges that Buyer Parent or its Affiliates is entitled to, at its discretion, replace all or part of the Debt Financing Commitments, and negotiate and enter into definitive agreements with respect to alternative financing from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions (including market flex provisions) not materially less favorable to Buyer Parent or its Affiliates than the terms and conditions set forth in the Debt Financing Commitment with respect to the conditionality of the funding of the financing on the Closing Date. Buyer Parent shall deliver to Seller Parent complete copies of all Contracts or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, (w) references to the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 5.16, (x) references to the “Debt Financing Commitment” shall include such documents as permitted to be amended, modified or replaced by this Section 5.16, (y) references to the “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended, modified or replaced by this Section 5.16 and (z) references to the “Debt Financing Sources” shall include any alternative sources of the Debt Financing as permitted to be amended, modified or replaced by this Section 5.16. Buyer Parent agrees and acknowledge that obtaining the Debt Financing or any alternative financing is not a condition to the Closing.

(c) Prior to the Closing Date, Seller Parent shall, and shall cause its Subsidiaries to, use reasonable endeavors to provide, and shall use reasonable endeavors to cause its and their respective Representatives to use reasonable endeavors to provide, in each case, at Buyer Parent’s sole cost and expense, such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer Parent or its Affiliates, including (i) participation in a reasonable number of lender meetings and due diligence sessions in each case upon reasonable advance notice and at mutually agreeable dates, times and locations, (ii) reasonably assisting the Buyer Parties, its Affiliates and the Debt Financing Sources in the preparation of (A) one customary offering memorandum or information memorandum for any portion of the Debt Financing and (B) materials for rating agency presentations, in each case by providing such other pertinent information as may be reasonably requested by Buyer Parent or its Affiliates in writing and to the extent such information is reasonably available to Seller Parent or the Acquired Companies, and (iii) reasonably cooperating with the marketing efforts of Buyer Parent, its Affiliates and the Debt Financing Sources for any portion of the Debt Financing. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.16(c) shall require any such cooperation or assistance to the extent that it could result in Seller Parent or any of its Subsidiaries being required to (1) pledge any assets as collateral, (2) agree to pay any commitment or other similar fee, bear any cost or expense, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing, (3) take any actions to the extent such actions would, in Seller Parent’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of Seller Parent or any of its Subsidiaries or otherwise interfere with the prompt and timely discharge by any employee of the Acquired Companies of their normal duties, (B) subject Seller Parent or any of its Subsidiaries or any director, manager, officer or employee of the Acquired Companies or their Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any organizational or similar documents of Seller Parent or any of its Subsidiaries, any applicable Law or Order or any Contract to which Seller Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require Seller Parent or any of its Subsidiaries to change any fiscal period or (E) cause (x) any warranty set forth in Article II of this Agreement to be inaccurate or breached, (y) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (z) any other breach of this Agreement or other Contract to which an Acquired Company is a party, (4) waive or amend any terms of this Agreement, (5) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (6) provide access to or disclose information that Seller Parent reasonably determines would jeopardize any attorney-client privilege or legal profession privilege of, or conflict with any confidentiality requirements applicable to, Seller Parent or any of its Subsidiaries or (7) cause Seller Parent or any of its Subsidiaries or any director, manager or equivalent of the Acquired Companies to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith, in each case, that are not contingent on the Closing or would be effective prior to the Closing.

(d) Buyer Parent or its Affiliates shall be responsible for all fees and expenses related to the Financing contemplated hereby. Accordingly, Buyer Parent shall promptly reimburse Seller Parent for all out-of-pocket costs and expenses (including attorneys’ fees and other legal fees) reasonably incurred by Seller Parent or any of its Representatives in connection with their cooperation pursuant to this Section 5.16 or otherwise in connection with the Financing. Buyer Parent shall indemnify and hold harmless each of Seller Parent and its Representatives from and against any and all losses suffered or incurred by Seller Parent or any of its Representatives in connection with the arrangement of the Financing and any information utilized in connection therewith. Notwithstanding anything to the contrary in this Agreement, none of Seller Parent or its Representatives shall have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or any alternative financing.

(e) Notwithstanding anything in this Agreement to the contrary, for purposes of the condition set forth in Section 6.02(b), Seller Parent’s obligations under this Section 5.16 shall be deemed to have been satisfied unless the Debt Financing is not obtained or available to be obtained if the Closing were to occur as a result of Seller Parent’s intentional and material breach of this Section 5.16 or Fraud or willful misconduct. The Parties hereto acknowledge and agree that the provisions of this Section 5.16 shall not create any independent conditions to the Closing.

(f) Notwithstanding anything to the contrary in this Agreement, this Section 5.16 shall provide the only covenants or obligations applicable to Buyer Parent or any of its Affiliates in respect of the Debt Financing.

(g) Notwithstanding anything else in this Agreement to the contrary, in no event shall Buyer Parent or any Subsidiary be required to seek or obtain any equity commitment or equity financing in respect of the transactions contemplated by this Agreement, other than from the Persons party to and in the amounts set forth in the Equity Financing Commitment as in effect as of the Put Date.

SECTION 5.17. Replacement of Seller Guaranties. On or prior to the Closing, Buyer Parent shall use reasonable endeavors (and Seller Parent shall reasonably cooperate with Buyer Parent or its Affiliates) so as to cause the replacement, effective as of the Closing, of any guaranties, letters of credit and other sureties provided by Seller Parent or any of its Subsidiaries other than the Acquired Companies in respect of the Acquired Companies or any Transferred Asset or Assumed Liability (the “Credit Support Items”) and identified to Buyer Parent by Seller Parent at least one hundred eighty (180) days prior to the Closing on a like-for-like basis; provided that, if any Credit Support Item is not replaced effective as of the Closing, Buyer Parent shall use reasonable endeavors to replace such Credit Support Item as soon as practicable after the Closing, Seller Parent shall, and shall cause its Subsidiaries, to continue to maintain such Credit Support Items (without any amendments or modifications thereto) and renew such Credit Support Items on substantially the same terms, and, from and after the Closing, the Buyer Parties shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against any and all claims, losses, liabilities, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) Seller Parent or any of its Subsidiaries may incur or suffer relating to such Credit Support Item.

SECTION 5.18. Transition Services and Reverse Transition Services.

(a) During the period following the Signing Date and prior to the Closing Date, the Parties shall cooperate and negotiate in good faith to (i) agree to Schedule A to the Transition Services Agreement, setting forth full descriptions of the Transition Services (including, with respect to each service, a description of such service and the cost and termination date for such service), which schedules shall be consistent with the terms of, and shall be based on the service categories and summaries (including cost estimates, duration and methodologies) set forth on Schedule A to, the form of Transition Services Agreement attached as Exhibit I hereto and (ii) agree to Schedule A to the Reverse Transition Services Agreement, setting forth full descriptions of the Reverse Transition Services (including, with respect to each service, a description of such service and the cost and termination date for such service), which schedules shall be consistent with the terms of, and shall be based on the service categories and summaries (including cost estimates, duration and methodologies) set forth on Schedule A to, the form of Reverse Transition Services Agreement attached as Exhibit II hereto; provided, that, in each case, in the event the Parties do not agree to Schedule A to the Transition Services Agreement or Schedule A to the Reverse Transition Services Agreement, the summaries thereof attached as Exhibit I or Exhibit II hereto, as applicable, shall become binding on the Parties and be deemed to become Schedule A to the Transition Services Agreement or Schedule A to the Reverse Transition Services Agreement, as applicable, and provided, further, that Buyer Parent shall be entitled to exclude from Schedule A to the Transition Services Agreement any Transition Services that Buyer Parent or its Affiliates (including the Acquired Companies) will not require after Closing for so long as each Dependent Service (as defined in the Transition Services Agreement) thereof is also excluded from Schedule A, by giving written notice of such excluded services to Seller Parent no later than sixty (60) days prior to the Closing, in which case (x) such excluded services and the corresponding costs shall be deemed removed from Schedule A to the Transition Services Agreement, (y) neither Seller Parent nor its Subsidiaries shall have any further obligation to provide such excluded services under the Transition Services Agreement or otherwise, and (z) neither Buyer Parent nor any of its Affiliates (including the Acquired Companies) shall be required to pay the cost of such excluded services under the Transition Services Agreement or otherwise. Without prejudice to the foregoing, the Parties acknowledge and agree that their mutual intention is that the Transition Services Agreement and the Transition Services to be provided by members of the Seller Parent Group (as defined in the Transition Services Agreement) to the applicable members of the Buyer Group (as defined in the Transition Services Agreement) thereunder will enable Buyer Parent and its Subsidiaries to operate the Business without disruption as from Closing and to transition to other arrangements on or before the end of the applicable service period thereunder. In the event Buyer Parent determines, in its reasonable opinion, whether before or after Closing (but before termination of the Transition Services Agreement), that any terms of the Transition Services Agreement or any schedules thereof (including Schedule A) would need to be amended or supplemented to achieve the foregoing objectives, the Parties shall cooperate and negotiate in good faith, acting reasonably, such amendment or supplement as may be reasonably necessary to properly reflect the intention of the Parties; provided that Seller Parent may decide, in its sole discretion, to reject any proposed amendment or supplement that would (x) increase the maximum duration of the term of any Transition Services beyond the applicable term (including any extension period) provided for in the Transition Services Agreement, including Schedule A to the Transition Services Agreement, or (y) require Seller Parent or any of its Affiliates to perform any service that would not constitute an “Omitted Service” (as defined in the Transition Services Agreement) unless Buyer Parent and Seller Parent, acting in good faith, mutually agree on the additional service fees required for the provision of any such Transition Services.

(b)

(i) As soon as reasonably practicable after the Signing Date, the Parties shall work collaboratively and in good faith to develop and prepare to implement plans setting out the steps necessary to enable (A) the provision of the Transition Services pursuant to the Transition Services Agreement on and from the Closing (the “Transitional Plan”), (B) the implementation of the Legal Impediment Delayed Transfers, and (C) the transfer and assignment on or after the Closing to Buyer Parent, any of its Affiliates or any third party designated by Buyer Parent for such purpose of all Health Care Approvals related to the Products that are required in connection with the operation of the Business as presently conducted (or, if the transfer and assignment of any such Health Care Approval is not permissible under applicable Law, the issuance of a new Health Care Approval in the name of Buyer Parent, any of its Affiliates or designated third parties) (clause (B) and (C), together, the “Transfer Plan” and, together with the Transitional Plan, the “Integration Plans”) in accordance with any applicable Antitrust Laws.

(ii) Within the earlier of ninety (90) days after the Put Date and thirty (30) days after the Signing Date, Seller Parent shall deliver to Buyer Parent a first draft of the initial Integration Plans. Buyer Parent shall then agree with Seller Parent on the terms of these initial Integration Plans within sixty (60) days after receipt of the same. Seller Parent shall then (A) deliver accordingly to Buyer Parent the agreed version of the applicable initial Integration Plans within ninety (90) days after the Signing Date and (B) update the applicable Integration Plan to reflect any necessary adjustments or amendments agreed by the Seller Parent and Buyer Parent and deliver to the Buyer Parent any such updated Integration Plan every ninety (90) days thereafter until the Closing.

(iii) To the extent permissible under applicable Law, each Party shall, and shall cause its Affiliates to (A) once an Integration Plan is agreed, (1) comply with its obligations under such Integration Plan and (2) cooperate with and provide or procure such assistance to the other Party, the other Party’s Affiliates and any relevant third parties as may be reasonably necessary in connection with the performance of such Integration Plan and its implementation; and (B) use best endeavors to take all actions from the Signing Date until the Closing Date as may be reasonably necessary to enable: (1) the provision of the Transition Services pursuant to the Transition Services Agreement on and from the Closing; (2) the implementation of the Legal Impediment Delayed Transfers; (3) the transfer and assignment on or after the Closing to Buyer Parent, any of its Affiliates or any third party designated by Buyer Parent for such purpose of all Health Care Approvals related to the Products that are required in connection with the operation of the Business as presently conducted (or, if the transfer and assignment of any such Health Care Approval is not permissible under applicable Law, the issuance of a new Health Care Approval in the name of Buyer Parent, any of its Affiliates or designated third parties); and (4) the eventual achievement of the full operational migration of the Business from Seller Parent and its Affiliates to Buyer Parent, including by timely filing or causing to be filed any application or document with any Governmental Entity and taking any all other actions as are reasonably necessary or required under applicable Health Care Law to effect the transfer and assignment (or issuance) referred to in (3) above and making available to the other Party any technical and regulatory information in its or its Affiliates’ possession or control reasonably necessary or required by the other Party in such connection.

(iv) After the Signing Date and subject to compliance with applicable Law, Seller Parent shall promptly inform Buyer Parent of any information Seller Parent or any of its Subsidiaries may receive related to Health Care Approvals or any information likely to have an impact on the research, manufacture, pricing, reimbursement, marketing, vigilance (including positive benefit/risk ratio) and promotion of the Products.

(v) Each Party shall bear its own costs (including the costs of its Affiliates) incurred in complying with this Section 5.18(b) and the Integration Plans.

(vi) The Parties acknowledge and agree that any disputes relating to either party’s rights and obligations set forth in the Transition Services Agreement or Reverse Transition Services Agreement shall be governed by the terms of such agreement and not this Agreement.

SECTION 5.19. Further Assurances. In connection with and at or following the Closing, each Party shall, at the request of the other Party, do or procure to be done all such further acts and things and execute or procure the execution of all such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the other Transaction Documents and the Transactions, including the recordal of change of ownership of Transferred Intellectual Property on any Intellectual Property registry and all actions required to effectuate the rights of each Party under Section 9.11. Each provision of this Agreement and any document referred to in this Agreement which is capable of being performed after but which has not been performed at or before Closing, shall remain in full force and effect notwithstanding the Closing. Without limiting the generality of the foregoing, to the extent required under applicable Law or as otherwise reasonably necessary to effect the Transactions, the Parties shall use reasonable endeavors to execute and deliver, or cause their respective Affiliates to execute and deliver, such transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer, conveyance, assumption and delivery (the “Business Transfer Documents”) as are necessary to effect any transfer of the Transferred Assets or any assumption of the Assumed Liabilities at the Closing (by means of the Acquisition), or such other time for transfer or assumption as contemplated by Section 1.08 or by the Transition Services Agreement or the Distribution Agreement, as applicable (in accordance with the terms of Section 1.08 or the Transition Services Agreement or the Distribution Agreement, as applicable), in each case, upon the terms and subject to the conditions set forth in this Agreement. The Business Transfer Documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided that the Parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this Agreement. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control. For the avoidance of doubt, this Section 5.19 shall not obligate either Party to provide the other Party legal advice or legal services.

SECTION 5.20. Commingled Contracts. With respect to each Commingled Contract, Seller Parent shall use, and cause its Affiliates to use, best endeavors to either (i) cause each counterparty to each Commingled Contract as promptly as practicable prior to the Closing to enter into stand-alone arrangements between an Acquired Company, Buyer Parent or its relevant Affiliate on the one hand, and the counterparty to such Commingled Contract on the other hand, in respect of the Business Interests under such Commingled Contract or (ii) assign such Commingled Contract to an Acquired Company or a Buying Entity and enter into a stand-alone arrangement between Seller Parent or its relevant Affiliate on the one hand, and the counterparty to such Commingled Contract on the other hand, in respect of the rights and obligations of the Retained Business under such Commingled Contract, in each case, on substantially the same terms and conditions (except for Permitted Consent Changes) as in existence on the Put Date in respect of those respective rights and obligations (such act, the “Commingled Contract Separation”) so that, after giving effect to the Commingled Contract Separation, the rights and obligations applicable to the Business Interests under the Commingled Contracts are substantially the same as those existing before giving effect to the Commingled Contract Separation (except for Permitted Consent Changes). Seller Parent, its Affiliates (other than the Acquired Companies) or its Representatives shall bear any and all costs or expenses which are necessary in order to effect the Commingled Contract Separation of each Commingled Contract; provided, that Seller Parent shall not, and shall cause its Affiliates and Representatives not to, pay or offer or agree to pay any fees, costs, expenses or other sums of money in connection with effecting any Commingled Contract Separation other than bona fide non-recurring fees not to exceed the Consent Fee Cap. Buyer Parent shall reasonably cooperate with Seller Parent in respect of the foregoing under this Section 5.20; provided, that notwithstanding anything else to the contrary, neither Buyer Parent nor any of its Affiliates (including the Acquired Companies as from the Closing Date) shall have any obligation in connection with effecting any Commingled Contract Separation, and without Buyer Parent’s consent, Seller

Parent shall not and shall cause its Subsidiaries not to (i) commence, defend or participate in any litigation, (ii) pay sums of money (other than payment by Seller Parent or its Subsidiaries of amounts expressly permitted in accordance with the immediately foregoing sentence) or provide any guarantee or other consideration, (iii) incur any other Liability, (iv) waive or amend any terms of any Commingled Contract or of this Agreement or any other Contract to which Buyer Parent or such Affiliate is a party other than such waivers or amendments of Commingled Contracts that constitute Permitted Consent Changes or (v) agree to any undertaking, or otherwise agree to any action, that would adversely affect Buyer Parent or such Affiliate or the Business other than with respect to any Permitted Consent Changes.

SECTION 5.21. Exclusivity. Between the Signing Date and the Closing, Seller Parent shall not, and shall cause and direct its Subsidiaries (including the Acquired Companies) and each of their Representatives not to, directly or indirectly, (a) initiate, solicit or encourage (including by providing information), induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of, any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (b) furnish to any other Person any information with respect to any Acquisition Proposal, (c) other than informing Persons of the provisions contained in this Section 5.21, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to facilitate or induce any effort or attempt to make or implement an Acquisition Proposal, (d) approve, endorse, recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Seller Parent or the Acquired Companies, or any of their Affiliates, to abandon or terminate its obligations under this Agreement, or (e) agree, resolve or commit to do any of the foregoing. Notwithstanding the foregoing, Buyer Parent acknowledges and agrees that any disclosure required to be made by Seller Parent or any of its Affiliates pursuant to applicable Law not intended to solicit Acquisition Proposals, will be deemed not to violate the provisions of this Agreement. Seller Parent shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing and terminate access to any “data rooms”. Seller Parent and the Acquired Companies agree to notify Buyer Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide Buyer Parent with a description of the material terms and conditions thereof, including the identity of such Person; provided that Seller Parent and the Acquired Companies shall have the right to respond to such Acquisition Proposal or proposal, offer, inquiry or contact solely to inform such Person that Seller Parent and the Acquired Companies are subject to contractual restrictions and may not discuss such matters. Seller Parent shall not, and shall cause its Subsidiaries (including the Acquired Companies) not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller Parent or any of its Subsidiaries is a party, without the prior written consent of Buyer Parent. Notwithstanding the foregoing, nothing in this Section 5.21 shall restrict Seller Parent from taking any action with respect to a proposal, offer, inquiry or contact from any Person relating to any direct or indirect acquisition by such Person of any equity interests or control of Seller Parent or any assets of Seller Parent which do not comprise in whole or in part the Business or the Transferred Assets, whether by merger, consolidation, tender offer, exchange offer, stock acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise; provided, that Seller Parent shall cause the applicable acquirer of any Selling Entity or its assets or of Seller Parent or its assets (other than, in the case of a sale of the equity of Seller Parent, if Seller Parent is the surviving entity) to assume any applicable obligations hereunder pursuant to a joinder reasonably satisfactory to Buyer Parent.

SECTION 5.22. Payment in Full; Release. Seller Parent hereby confirms on behalf of itself and each other Seller Releasing Parties that, following the Closing, there will be no payment or other Liability of any Acquired Company to Seller Parent or any of its Related Persons or any of their respective direct or indirect equityholders (collectively with Seller Parent, the “Seller Releasing Parties”) and no Seller Releasing Party has any claims against any Buyer Released Party, in each case, other than with respect to the Retained Rights. In furtherance of the foregoing, effective upon the Closing, Seller Parent (on its own behalf and on behalf of each other Seller Releasing Party) hereby irrevocably and unconditionally releases and forever discharges Buyer Parent, its Affiliates (including the Acquired Companies) and each of the representatives, direct and indirect equityholders and Affiliates of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied and whether known or unknown), and claims and demands whatsoever, whether in law or equity, which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any act, omission, event, condition or circumstance occurring or existing at any time on or prior to the Closing Date, including any claim with respect to, any Transferred Asset or Business Employees, or any right whatsoever to acquire, directly or indirectly, any equity securities of any Acquired Company, or pursuant to any phantom unit, equity appreciation right or other similar right, under any instrument, document, plan, agreement or commitment, written or oral, or otherwise, other than with respect to claims under this Agreement or any Transaction Document (each of such rights, the “Retained Rights”). In furtherance thereof, effective as of the Closing, Seller Parent hereby waives, on behalf of itself and each other Seller Releasing Party, each of such claims and agrees that it will not, and will cause each other Seller Releasing Party not to, assert, bring or join or assist any other Person in bringing any such claim against any Buyer Released Party, other than in respect of the Retained Rights.

SECTION 5.23. Release of Liens. To the extent there are any Liens other than Permitted Liens on the Transferred Assets, Seller Parent shall deliver, or cause to be delivered, to Buyer Parent as promptly as practicable, and in any event at least three (3) Business Days prior to Closing, each in form and substance reasonably acceptable to Buyer Parent, Lien releases and other instruments of discharge (including UCC-3 termination statements or similar instruments under applicable Law, if applicable) or other documentation reasonably requested by Buyer Parent, in each case in connection with (and which shall only be effective as of) the Closing.

SECTION 5.24. Notification of Breaches. From the Signing Date until the earlier of (a) the valid termination of this Agreement and (b) the Closing Date, if after the Put Date Seller Parent or any of its Subsidiaries or Buyer Parent or any of its Subsidiaries has knowledge of any event, factor or condition that constitutes or would reasonably be expected to constitute a breach in any material respect of any warranty made in this Agreement or any covenant in this Agreement that would reasonably be expected to result in any of the conditions set forth in Article VI becoming incapable of being satisfied, the applicable Party shall promptly disclose such breach to the other Party; provided that any failure to disclose in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02(b) or Section 6.03(b) to be satisfied.

SECTION 5.25. Monthly Reporting. From the Signing Date until the earlier of (a) the valid termination of this Agreement and (b) the Closing Date, and subject to compliance with applicable Law:

(i) Seller Parent undertakes to prepare and deliver to Buyer Parent within (x) twenty one (21) days after the end of each month ending from and after September 30, 2023, a copy of the unaudited combined statement of the revenue and commercial gross profit and commercial margin of the Business for such month (including, for the avoidance of doubt, the relevant splits by country and by product for the top twenty (20) brands), prepared in a manner and containing information consistent with the Business Financial Information, and a report that includes (A) the Inventory of the Business, (B) the market share of the Products in key countries, and (C) all market data and KPIs reasonably requested by Buyer Parent and available to Seller Parent or its Subsidiaries from external sources, including in particular monthly sell-out volume and value data, numerical distribution and levels of inventory in the market in the form agreed pursuant to clause 11 of the Put Agreement; and (y) thirty (30) days after the end of each quarter from and after September 30, 2023, a copy of the unaudited combined balance sheet of the Business at the end of such quarter, and the related unaudited combined statement of profit and loss of the Business for such quarter, prepared in a manner and containing information consistent with the Business Financial Information.

(ii) Upon reasonable notice from Buyer Parent, Seller Parent undertakes to hold meetings with Buyer Parent or its Representatives and the management of the Business at least once a month (but not more than twice a month). For the avoidance of doubt, such meetings shall not enable Buyer Parent to take any decision regarding the management of the Business or the Acquired Companies.

SECTION 5.26. [Reserved.]

SECTION 5.27. Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise consented to by Buyer Parent in writing, between the Signing Date and the Closing, each of the Parties shall, and shall cause its Affiliates to, use best endeavors to obtain, or cause to be obtained, in an expeditious manner (i) Acceptable Extensions for the Extension Contracts and (ii) Acceptable Consents from any and all Persons (other than Governmental Entities, which are covered by Section 5.01) that may be required or reasonably advisable in connection with the Transactions, including as may be required or reasonably advisable for the transfer of the Transferred Assets or the assumption of the Assumed Liabilities, or that are otherwise triggered as a result of the Transactions, including Acceptable Consents in respect of those Contracts set forth on Section 2.06 of the Seller Parent Disclosure Letter and any other Threshold Consents (collectively, the “Third-Party Consents”); provided, that neither Buyer Parent nor any of its Affiliates shall have any obligation in connection with obtaining any Third-Party Consents to, and without Buyer Parent’s consent, Seller Parent shall not and shall cause its Subsidiaries not to, (A) commence, defend or participate in any litigation, (B) pay sums of money (other than payment by Seller Parent or its Subsidiaries of amounts expressly permitted in accordance with the immediately following sentence) or provide any guarantee or other consideration, (C) incur any other Liability, (D) waive or amend any terms of the Contract underlying such Third-Party Consent, this Agreement or any other Contract to which Buyer Parent or such Affiliate is a party other than such waivers or amendments of the Contracts underlying such Third-Party Consents that constitute Permitted Consent Changes or (E) agree to any undertaking, or otherwise agree to any action, that would adversely affect Buyer Parent or such Affiliate or the Business other than with respect to Permitted Consent Changes. Seller Parent, its Affiliates (other than the Acquired Companies) or its Representatives shall bear any and all costs or expenses which are necessary in order to obtain Third-Party Consents or Acceptable Extensions; provided, that Seller Parent shall not, and shall cause its Affiliates and Representatives not to, pay or offer or agree to pay any fees, costs, expenses or other sums of money in connection with obtaining any Third-Party Consents or Acceptable Extensions other than bona fide non-recurring fees not to exceed the Consent Fee Cap.

(b) Working Group. Following the Signing Date, Seller Parent and Buyer Parent shall continue the working group established under the Put Agreement with respect to obtaining Acceptable Consents, which shall continue to meet (including after Closing) no less frequently than monthly to discuss in good faith and exchange views on the status of the Acceptable Consents and the negotiations with third parties in relation thereto. Seller Parent shall provide all information necessary to facilitate such working group meetings, including providing copies of each Acceptable Consent received, updates with respect to amounts paid in order to obtain any Acceptable Consent, and information sufficient to calculate the Price Change Impact and the Non-Consenting Contracts Impact.

(c) Closing Conditions. Buyer Parent acknowledges and agrees that receipt of any Third-Party Consents shall not, directly or indirectly, constitute a condition to the obligations of the Buyer Parties to consummate the Closing, except as expressly set forth in Section 6.02(f).

SECTION 5.28. Identified Divestitures. From and after the Signing Date, Seller Parent and Buyer Parent shall use reasonable endeavors to effect the Identified Divestitures in accordance with the terms and conditions set forth in Section 5.28(b) of the Seller Parent Disclosure Schedule. The obligations of the Parties under this Section 5.28 shall survive until the completion of the Identified Divestitures and payments related thereto in accordance with the terms and conditions of Section 5.28(b) and Section 5.28(c), respectively, of the Seller Parent Disclosure Schedule.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by such Party) on or prior to the Closing Date of the following conditions:

(a) Antitrust Approval. The Antitrust Approvals shall have been obtained.

(b) Other Approvals. The Other Approvals shall have been obtained.

(c) No Restraints. No Law or Order issued by any Governmental Entity of competent jurisdiction shall have been enacted, issued, promulgated, enforced or entered that would reasonably be expected to have the effect of making the Transaction illegal or enjoining, restraining or otherwise prohibiting the consummation of the Transaction (a “Legal Restraint”).

SECTION 6.02. Conditions to Obligations of Buyer Parties. The obligation of the Buyer Parties to consummate the Closing is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer Parent) on or prior to the Closing of the following conditions:

(a) Warranties of Seller Parent. (i) The warranties of the Seller Parties contained in Article II (other than the Seller Parent Fundamental Warranties, but including Section 2.05 (Sufficiency of Assets) and Section 2.26 (Related Party Transactions)), without regard to any limitation as to materiality or “Business Material Adverse Effect” qualifiers contained within such warranties, shall be true and correct as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing, except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (ii) the Seller Parent Fundamental Warranties (other than Section 2.03 (Acquired Equity Interests; Capitalization), Section 2.11(a) (Absence of Certain Changes), and Section 2.26 (Related Party Transactions), without regard to any limitation as to materiality or “Business Material Adverse Effect” qualifiers contained within such warranties, shall be true and correct in all material respects as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing, (iii) the warranties of the Seller Parties set forth in Section 2.03 (Acquired Equity Interests; Capitalization), without regard to any limitation as to materiality or “Business Material Adverse Effect” qualifiers contained within such warranties, shall be true and correct as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing, except for de minimis inaccuracies (provided, that all equity interests of the Acquired Companies are transferred to the Buyer Parties at the Closing pursuant to this Agreement), and (iv) the warranties of the Seller Parties set forth in Section 2.11(a) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing.

(b) Performance of Obligations of Seller Parties. Each Seller Party shall have performed in all material respects the covenants and agreements required to be performed by such Seller Party under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Seller Parent shall have delivered, or caused to be delivered, to Buyer Parent the Closing deliverables set forth in Section 1.04(b), Section 1.04(c), and Section 1.04(d).

(d) Business Internal Reorganization. The Business Internal Reorganization shall have been consummated in all material respects in accordance with Section 5.03.

(e) No Material Adverse Effect. Since the Signing Date, no Effect has occurred or arisen that, individually or in the aggregate, has had or would reasonably expected to have a Business Material Adverse Effect.

(f) Threshold Consents. (i) The Threshold Consents shall have been obtained and are valid and in full force and effect and Buyer Parent shall have received evidence reasonably satisfactory to it of receipt of such Threshold Consents and (ii) the sum of the Price Change Impact plus the Non-Consenting Contracts Impact shall be no greater than €20,000,000 (such condition in clause (ii), the “Impact CP”).

SECTION 6.03. Conditions to Obligations of Seller Parties. The obligation of the Seller Parties to consummate the Closing is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller Parent) on or prior to the Closing Date of the following conditions:

(a) Warranties of Buyer Parties. (i) The warranties of the Buyer Parties contained in Article III (other than Buyer Fundamental Warranties), without regard to any limitation as to materiality or “Buyer Material Adverse Effect” qualifiers contained within such warranties, shall be true and correct as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing, except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and (ii) the warranties of the Buyer Parties set forth in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.06 (Brokers) and Section 3.07 (Sufficiency of Funds), without regard to any limitation as to materiality or “Buyer Material Adverse Effect” qualifiers contained within such warranties, shall be true and correct in all material respects as of the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date) as though made at and as of the Closing Date.

(b) Performance of Obligations of Buyer Parties. Each Buyer Party shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Buyer Parent shall have delivered, or caused to be delivered, to Seller Parent the Closing deliverables set forth in Section 1.04(a) and Section 1.04(d).

SECTION 6.04. Frustration of Closing Conditions. Neither the Buyer Parties, on the one hand, nor the Seller Parties, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was primarily caused by such Person’s material breach of any of its warranties, covenants or agreements hereunder.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by mutual written consent of Seller Parent and Buyer Parent;

(b) by either Seller Parent or Buyer Parent, by written notice to the other, if:

(i) the Closing has not occurred on or before 11:59 p.m., New York City time, on August 1, 2024 (the “Outside Date”); provided, that the Outside Date shall automatically extend by up to two (2) thirty (30) day periods if all conditions set forth in Article VI are satisfied, other than those conditions that by their terms are to be satisfied at the Closing (each of which is capable of being satisfied as of such date), as of 5:00 p.m. Central European Time on the then-current Outside Date, other than the conditions set forth in Section 6.01(a), Section 6.01(b) or Section 6.01(c) (in the case of Section 6.01(c), if the applicable Legal Restraint relates to any Regulatory Approval) (each of which is reasonably capable of being satisfied within such one or two extensions) to the extent such conditions are related to Regulatory Approvals; provided further, that a Party shall not have the right to terminate this Agreement pursuant to this Section 7.01(b)(i) if such Party has breached any of its warranties, covenants or agreements hereunder and such breach has been the primary cause of the failure of the Closing to occur on or before the Outside Date; provided further, that failure by Buyer Parent to consummate the transactions contemplated hereby by reason of the Debt Financing not being available shall not limit or prevent Buyer Parent from terminating this Agreement pursuant to this Section 7.01(b)(i); or

(ii) (A) any Governmental Entity of competent jurisdiction has issued any Legal Restraint and such Legal Restraint shall be in effect and have become final and nonappealable;

(c) by Buyer Parent, by written notice to Seller Parent, if the Seller Parties shall have breached any of its warranties, covenants or agreements hereunder, which breach (i) would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured by the Outside Date, the Seller Parties shall not have cured such breach within the earlier of the Outside Date and thirty (30) days following receipt by Seller Parent of written notice of such breach from Buyer Parent stating Buyer Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination (it being agreed that in the case of a failure by Seller Parent and its Subsidiaries to consummate the Transactions when required to pursuant to the terms of this Agreement, the thirty (30) day cure period referenced in this Section 7.01(c) shall instead be a three (3) Business Day period); provided that Buyer Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Buyer Parent is then in breach of any of its warranties, covenants or agreements, which breach would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; provided further, that failure by Buyer Parent to consummate the transactions contemplated hereby by reason of the Debt Financing not being available shall not limit or prevent Buyer Parent from terminating this Agreement pursuant to this Section 7.01(c);

(d) by Seller Parent, by written notice to Buyer Parent, if the Buyer Parties shall have breached any of its warranties, covenants or agreements hereunder, or the Buyer Parties or any of its Affiliates shall have breached any of its warranties, covenants or agreements under any other Transaction Documents, which breach (i) would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured by the Outside Date, the Buyer Parties or such Affiliate, as applicable, shall not have cured such breach within the earlier of the Outside Date and thirty (30) days following receipt by Buyer Parent of written notice of such breach from Seller Parent stating Seller Parent’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that Seller Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Seller Parent is then in breach of any of its warranties, covenants or agreements hereunder, which breach would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; or

(e) by Seller Parent, if (i) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is then capable of being satisfied at the Closing) on the date the Closing is required to be consummated by Buyer Parent pursuant to Section 1.01, (ii) at or following such a time at which the requirements in clause (i) above are satisfied, Seller Parent has irrevocably confirmed by notice to Buyer Parent in writing that (A) Seller Parent and each Selling Entity stands ready, willing and able to consummate the Closing and the Transactions, (B) all conditions set forth in Section 6.03 have been satisfied and continue to be (other than those conditions that by their terms are to be satisfied at the Closing) or that it irrevocably waives any unsatisfied conditions in Section 6.03 and (C) Buyer Parent is obligated to consummate the Closing as required pursuant to this Agreement, and (iii) Buyer Parent fails to consummate the Closing as required pursuant to this Agreement by the tenth (10th) Business Day following the delivery of such notice and during such ten (10) Business Day period Seller Parent and each Selling Entity continues to stand ready, willing and able to consummate the Closing; provided that, notwithstanding anything in Section 7.01(b)(i) to the contrary, no Party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during the ten (10) Business Day period following the delivery of the notice referred to in clause (ii) above.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement by either Seller Parent or Buyer Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of any Party, except as set forth on Section 7.02 of the Seller Parent Disclosure Letter and except that no such termination shall relieve any party from liabilities for damages to another party resulting from (a) willful misconduct or intentional breach of any covenant or agreement set forth in this Agreement occurring prior to such termination or (b) Fraud. Notwithstanding the foregoing, each of the following shall survive any termination of this Agreement: Section 4.02(b) (Confidentiality), Section 5.16(d) (Financing), this Section 7.02 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreement. Nothing in this Section 7.02 shall be deemed to impair the right of any Party to obtain an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

ARTICLE VIII

Indemnification

SECTION 8.01. Survival. The Parties, intending to modify any applicable statute of limitations, agree that, other than with respect to Fraud, all warranties in this Agreement and in any certificates delivered pursuant hereto, and all covenants or agreements contained in this Agreement to the extent to be performed at or prior to the Closing, shall survive the Closing Date for a period of the later of (a) twelve (12) months after the Closing Date and (b) until such time as Buyer Parent has received audited financial statements that include the Business for the fiscal year during which the Closing occurs and all Claims in connection therewith must be notified in accordance with Section 8.04 not later than the later of

(x) twelve (12) months after the Closing Date and (y) until such time as Buyer Parent has received audited financial statements that include the Business for the fiscal year during which the Closing occurs, other than (i) the Seller Parent Fundamental Warranties, which shall survive until the sixth (6th) anniversary of the Closing Date, (ii) the Seller Parent Tax Warranties, which shall survive until sixty (60) days following the expiration of the applicable statute of limitations, and (iii) the Extended Survival Period Warranties, which shall survive until the fifth (5th) anniversary of the Closing Date; provided, however, that any such warranty, covenant or agreement that is the subject of any Claim with respect to which notice is delivered pursuant to this Article VIII prior to the expiration of the applicable survival period set forth in this Section 8.01 shall survive as to such Claim until such Claim has been finally and fully resolved; provided further, that all covenants and agreements contained in this Agreement that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing, including all obligations under Article VIII, until duly performed in full in accordance with their respective terms or, as applicable, for such periods as may be set forth in such covenants and agreements or otherwise indefinitely. After the Closing, no Party, nor any Affiliate thereof, may bring any Action seeking to rescind this Agreement, any of the other Transaction Documents or the Transactions, whether in contract or in tort or otherwise.

SECTION 8.02. Indemnification by Seller Parent. In addition to the indemnification set forth in Section 5.02(f), Section 5.02(g), Section 5.03 and Section 5.10(f), after the Closing and subject to Section 8.04, Seller Parent shall indemnify and hold harmless the Buyer Parties, their respective Affiliates (including the Asset Buying Entities and, following the Closing, the Acquired Companies) and their Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Damages which any Buyer Indemnitee may incur, sustain or suffer to the extent such Damages arise out of or result from (a) any of the Excluded Assets, Excluded Employees, Retained Liabilities, the Retained Business, or Pre-Closing Indemnified Liabilities, (b) any breach of or inaccuracy in any warranty made by Seller Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement as of the Put Date, the Signing Date or as of the Closing as though made at and as of the Signing Date or the Closing (or, to the extent such warranties expressly relate to an earlier date, as of such earlier date), (c) any breach of or non-compliance with any covenant or agreement of any Seller Party contained in this Agreement, the Put Agreement (to the extent referencing a covenant or agreement in this Agreement) or in any certificate delivered pursuant to this Agreement, (d) the Business Internal Reorganization or to the failure to complete the Business Internal Reorganization prior to the Closing (even if consented thereto by Buyer Parent), including to the extent resulting therefrom (or would result therefrom had the Business Internal Reorganization been completed), any costs or expenses under voluntary profit sharing (intéressement) and mandatory profit sharing (participation) and any incremental French Transfer Taxes under article 719 or article 720 of the French Tax Code (the “French Reorganization Transfer Taxes”) resulting from the transfer of any Transferred Assets previously held by any of the French Acquired Companies to Seller Parent or any of the Asset Selling Entities and subsequently transferred to the Buyer Parent, or any of the Asset Buying Entities (as compared to the French Transfer Taxes applicable had such Transferred Assets not been transferred outside of a French Acquired Company), (e) any incremental Transfer Taxes (the “French RE Transfer Taxes”) payable by Buyer Parent, or any relevant Equity Buying Entity, in connection with the acquisition of the shares of Meda Holding resulting from Meda Holding being qualified as predominately invested in French real estate assets within the meaning of article 726 of the French Tax Code (as compared to the Transfer Tax (at the rate of 0.1%) that would have been applicable had Meda Holding been qualified as not predominately invested in real estate assets), (f) the matters identified on Section 8.02 of the Seller Parent Disclosure Letter, and (g) any claim from a current or former director, officer, employee, independent contractor, consultant or other agent of Seller Parent or any of its Subsidiaries who, alone or with others, creates, develops or invents or has created, developed or invented any Transferred Intellectual Property or Transferred Labeling and Marketing Materials asserting ownership or any other rights to or interest in or claiming any additional remuneration in respect of, such Transferred Intellectual Property. Notwithstanding that a Claim for Damages may fall into multiple categories of this Section 8.02, a Buyer

Indemnitee may only recover once in respect of such Damages. The Buyer Parties shall take, and shall cause the other Buyer Indemnitees to take, commercially reasonable steps to mitigate to the extent required by applicable Law any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, however, that the reasonable and documented out-of-pocket costs and expenses of such mitigation shall constitute Damages for purposes of this Agreement.

SECTION 8.03. Indemnification by Buyer Parent. In addition to the indemnification set forth in Section 5.02(f), Section 5.02(g) and Section 5.16 after Closing and subject to Section 8.04, Buyer Parent shall indemnify and hold harmless Seller Parent, the Selling Entities and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Damages which any Seller Indemnitee may incur, sustain or suffer to the extent such Damages arise out of or result from (a) any of the Assumed Liabilities but only from and after the Closing, (b) any breach or inaccuracy of any warranty made by any Buyer Party contained in this Agreement or in any certificate delivered pursuant to this Agreement or (c) any breach of or non-compliance with any covenant or agreement of Buyer Parties contained in this Agreement. Notwithstanding that a Claim for Damages may fall into multiple categories of this Section 8.03, a Seller Indemnitee may only recover once in respect of such Damages. Seller Parent shall take, and shall cause the other Seller Indemnitees to take, commercially reasonable steps to mitigate to the extent required by applicable Law any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, however, that the reasonable and documented out-of-pocket costs and expenses of such mitigation shall constitute Damages for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer Parent shall not have an obligation or Liability under this Section 8.03 with respect to, and no Seller Indemnitee will make any Claim for indemnification against Buyer Parent or any of its Affiliates, by reason of the fact that such Seller Indemnitee was a controlling person, director, officer, employee or representative of any Acquired Company with respect to any Claim brought by any Buyer Indemnitees against Seller Parent hereunder or that is based on any facts, events or circumstances that form the basis for an indemnity by any Buyer Indemnitee hereunder (including under Section 8.02). In no event shall Buyer Parent (or any of its Affiliates or Representatives) have any obligation or Liability to indemnify any Seller Indemnitees under this Agreement for any matter or claim for which Seller Parent (or any of its Affiliates) are obligated to indemnify any Buyer Indemnitee under this Agreement.

SECTION 8.04. Claims; Limitations on Liability.

(a) Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article VIII (the “Indemnified Party”) shall give prompt written notice to Seller Parent or Buyer Parent, respectively (the “Indemnifying Party”), of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article VIII (a “Claim”) may be based. Such notice shall contain, with respect to each Claim, such material facts and information as are then reasonably available, including the estimated amount of Damages (if known) and the provisions of this Agreement pursuant to which such Claim constitutes an Assumed Liability or Retained Liability or breach or inaccuracy of any warranty, covenant, agreement or certificate, as applicable. Subject to Section 8.01, failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced by such failure.

(b) Notwithstanding anything to the contrary contained in this Agreement, in each case, other than in respect of Fraud:

(i) (A) the maximum aggregate amount of Damages that may be recovered from Seller Parent by the Buyer Indemnitees pursuant to Section 8.02(b) shall be one hundred fifty million euros (€150,000,000) (the “Seller General Cap”); provided that the Seller General Cap shall not be applicable in respect of any breach of a Seller Parent Fundamental Warranty and (B) the maximum aggregate amount of Damages that may be recovered from Seller Parent by the Buyer Indemnitees pursuant to Section 8.02(b) and Section 8.02(c) (for the avoidance of doubt, including in respect of any breach of the Seller Parent Fundamental Warranties, but excluding Section 5.11) shall be an amount equal to the sum of (x) €1,850,000,000 (one billion eight hundred fifty million euros), plus (y) as of any date, the amount of the Contingent Additional Amount that has been paid as of such date;

(ii) Seller Parent shall not be liable to any Buyer Indemnitee pursuant to Section 8.02(b) for any Claim (A) unless and until the aggregate amount of indemnifiable Damages that may be recovered from Seller Parent by the Buyer Indemnitees (for the avoidance of doubt, not including any items not recoverable as a result of the immediately succeeding clause (B)) exceeds ten million euros (€10,000,000) (the “Seller Deductible”), in which case Seller Parent shall be liable only for any indemnifiable Damages to the extent exceeding the Seller Deductible; provided that the Seller Deductible shall not be applicable in respect of any breach of a Seller Parent Fundamental Warranty, or (B) for any individual item or series of related items where the aggregate amount of indemnifiable Damages that may be recovered from Seller Parent by the Buyer Indemnitees is less than five hundred thousand euros (€500,000) (the “Seller De Minimis Amount”) in which case Seller Parent shall be liable (subject to the remainder of this Article VIII) for any and all indemnifiable Damages (and not only for the amount exceeding the Seller De Minimis Amount); provided that the Seller De Minimis Amount shall not be applicable in respect of any breach of a Seller Parent Fundamental Warranty;

(iii) (A) the maximum aggregate amount of Damages that may be recovered from Buyer Parent by the Seller Indemnitees pursuant to Section 8.03(b) shall be one hundred fifty million euros (€150,000,000) (the “Buyer General Cap”); provided that the Buyer General Cap shall not be applicable in respect of any breach of a Buyer Fundamental Warranty and (B) the maximum aggregate amount of Damages that may be recovered from Buyer Parent by the Seller Indemnitees pursuant to Section 8.03(b) and Section 8.03(c) (for the avoidance of doubt, including in respect of any breach of the Buyer Fundamental Warranties) shall be the sum of (x) €1,850,000,000 (one billion eight hundred fifty million euros) plus (y) as of any date, the amount of the Contingent Additional Amount that has been paid as of such date;

(iv) Buyer Parent shall not be liable to any Seller Indemnitee pursuant to Section 8.03(b) for any Claim (A) unless and until the aggregate amount of indemnifiable Damages that may be recovered from Buyer Parent by the Seller Indemnitees (for the avoidance of doubt, not including any items not recoverable as a result of the immediately succeeding clause (B)) exceeds ten million euros (€10,000,000) (the “Buyer Deductible”), in which case Buyer Parent shall be liable only for any indemnifiable Damages to the extent exceeding the Buyer Deductible; provided that the Buyer Deductible shall not be applicable in respect of any breach of a Buyer Fundamental Warranty, or (B) for any individual item or series of related items where the aggregate amount of indemnifiable Damages that may be recovered from Buyer Parent by the Seller Indemnitees is less than five hundred fifty thousand euros (€500,000) (the “Buyer De Minimis Amount”) in which case Buyer Parent shall be liable (subject to the remainder of this Article VIII) for any and all indemnifiable Damages (and not only for the amount exceeding the Buyer De Minimis Amount); provided that the Buyer De Minimis Amount shall not be applicable in respect of any breach of a Buyer Fundamental Warranty;

(v) no Party shall have any liability under Section 8.02(b) or Section 8.03(b) for any punitive, exemplary or special damages, or any consequential damages except to the extent reasonably foreseeable, relating to the breach or alleged breach of this Agreement (in each case, except to the extent actually awarded to a Governmental Entity or other third party in connection with a Third Party Claim); and

(vi) the indemnification or reimbursement with respect to Excluded Taxes shall not be subject to the limitations under this Section 8.04(b).

SECTION 8.05. Defense of Third Party Claims.

(a) The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and sole cost and expense, to assume the complete defense of any Claim based on any Action by any third party (a “Third Party Claim”) with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided that the Indemnifying Party will not, in the defense of any such Third Party Claim, except with the consent of the Indemnified Party , consent to the entry of any Order or enter into any settlement which (i) provides for any relief other than the payment of monetary damages, all of which (other than the Seller Deductible, if any) are payable by Seller Parent, (ii) does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof or (iii) includes any admission of wrongdoing or misconduct by the Indemnified Party; provided, further, that in the event of any such settlement for which consent is not required, the Indemnifying Party will consult with the Indemnified Party prior to settling or otherwise disposing of any of the same. If the Indemnifying Party has assumed the defense of such Third Party Claim, (A) the Indemnifying Party will afford the Indemnified Party an opportunity to participate in such defense, at the Indemnified Party’s sole cost and expense; provided, that with respect to any Third Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel (as well as one local counsel in each applicable jurisdiction) and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate co-counsel (and local counsel), if, based on advice from counsel, there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim, and (B) the Indemnifying Party shall be liable to the Indemnified Party for the cost of legal counsel incurred prior to such assumption of the defense, for such co-counsel (and local counsel) contemplated by clause (A), if applicable, and costs of legal counsel subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Third Party Claims with respect to which the Indemnifying Party does not elect or is not permitted to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s sole cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party will not settle any Third Party Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, unless the portion of the monetary damages that would not be payable by the Indemnifying Parties in respect of such settlement exceeds the portion that would be payable by the Indemnifying Parties.

(b) Notwithstanding anything to the contrary in this Section 8.05, the Indemnifying Party shall not be permitted to assume the defense of any Third Party Claim if (A) such Third Party Claim relates to or arises in connection with any criminal Action against the Indemnified Party, (B) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnified Party reasonably believes that the Damages relating to the Third Party Claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article VIII (or would be less than the Seller Deductible, if applicable), (D) the Indemnifying Party fails to vigorously defend the Third Party Claim or (E) the Third Party Claim is brought by a Governmental Entity. The Indemnified Party’s costs and expenses in defending such Third Party Claim shall constitute Damages whether or not the Indemnified Party is ultimately successful.

(c) This Section 8.05 shall not apply to claims for Taxes, which shall be governed by Section 5.06.

SECTION 8.06. Claims Not Involving Third Parties.

(a) Any Indemnified Party wishing to assert a Claim for indemnification under this Article VIII that does not involve a Third Party Claim shall deliver to the Indemnifying Party prompt written notice of such Claim. Failure to give prompt notice of a Claim under this Section 8.06 shall not affect the Indemnifying Party’s obligations hereunder, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnified Party and Indemnifying Party are unable to resolve such Claim within thirty (30) days following the delivery of such written notice, each party shall be entitled to seek all remedies available under this Agreement or any other Transaction Document or otherwise existing at law or in equity.

(b) This Section 8.06 shall not apply to claims for Taxes, which shall be governed by Section 5.06.

SECTION 8.07. Exclusivity, No Duplicate Recovery. To the fullest extent permitted by Law, this Article VIII and Section 5.02(f), Section 5.02(g), Section 5.03, Section 5.10(f) and Section 5.16 provide the sole and exclusive means by which a Party (or its successors, assigns or Affiliates or Representatives) may assert monetary damages against another Party (or its successors, assigns, Affiliates or Representatives) of any nature whatsoever, whether in contract, tort or otherwise, under this Agreement after the Closing (other than disputes related to adjustments of the Estimated Closing Cash Consideration pursuant to Section 1.05, which shall be governed by the terms of Section 1.05), including any contractual or non-contractual claims, tortious claims (including negligence), statutory claims, equitable claims, claims for breach of warranty, misrepresentation, negligent misstatement, repudiatory breach or rescission. Notwithstanding the foregoing, nothing in this Section 8.07 shall preclude any Party from seeking (a) any relief other than monetary damages (including injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement) when such relief is otherwise available under this Agreement, (b) any relief with respect to any covenant or agreement to the extent that, by its express terms, provides for performance following the Closing, (c) any remedy in the case of Fraud or (d) any remedy in accordance with any Transaction Document (other than this Agreement) or the Confidentiality Agreement. Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party be entitled to indemnification under this Article VIII with respect to any matter to the extent that such matter was reflected in the calculation of the Final Closing Cash Consideration pursuant to Section 1.05.

SECTION 8.08. Calculation of Damages. The amount of any Damages for which indemnification is provided under this Article VIII shall be net of (a) any amounts actually received by the Indemnified Party or its Affiliates from third parties with respect to such Damages (less any related costs and expenses, including the aggregate out-of-pocket cost of pursuing any related insurance claims and any related increases in insurance premiums) and (b) any recoverable VAT actually recovered by the Indemnified Party as a result of such Damages with respect to the taxable year of the occurrence of the Damages giving rise to the indemnification obligation. Except as otherwise provided in this Article VIII, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which the Indemnifying Party has indemnified the Indemnified Party pursuant to this Article VIII, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of any applicable insurance premium increases and any costs or expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

SECTION 8.09. Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, for all applicable Tax purposes, any indemnity payment under this Agreement shall be treated as an adjustment to the Final Closing Cash Consideration.

SECTION 8.10. Materiality. In all cases in determining the amount of any losses with respect to a breach of a warranty or covenant by a Party for which indemnification is provided under this Article VIII (but not for purposes of determining whether any such breach occurred), such warranty or covenant shall be read without regard to any limitation as to materiality or Business Material Adverse Effect (provided that the foregoing shall not apply to the word “Material” in the defined term “Business Material Adverse Effect”).

SECTION 8.11. Offset. The Parties agree that the Buyer Indemnitees shall, with respect to any indemnifiable Damages under this Article VIII, be entitled to recover amounts which are finally determined to be owed by the Seller Parties to the Buyer Indemnitees under Article VIII by offsetting such amounts against any payments due to such Indemnified Party or any of their Affiliates hereunder or under this Agreement or the Contingent Additional Amount Agreement.

ARTICLE IX

General Provisions

SECTION 9.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including electronic means) and shall be delivered by electronic transmission or by internationally recognized private courier or delivered personally. Notices delivered personally will be deemed delivered when actually delivered; notices delivered by internationally recognized private courier will be deemed delivered one Business Day after the date delivery is promised by the courier (provided that a concurrent copy is delivered by electronic transmission); notices given by electronic transmission will be deemed given when sent (to the extent no “system error”, email bounce back or other notification of non-transmission is generated) if sent by 5:00 p.m. local time of the recipient on a Business Day or 9:00 a.m. local time of the recipient on the following Business Day (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Party in accordance with this Section 9.01):

(a) if to the Buyer Parties, to:

Cooper Consumer Health

Place Lucien Auvert

77000 Melun (France)

Attention:	Bart Meermans
Jean-François Derré
Marie-Laure Demière
Email:	bart.meermans@cooperconsumerhealth.com
jean-francois.derre@cooperconsumerhealth.com
marie-laure.demiere@cooperconsumerhealth.com

with copies, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Dvir Oren
Email:	doren@willkie.com

Willkie Farr & Gallagher LLP

21 Boulevard Malesherbes 75008

Paris, France

Attention:	Cédric Hajage
Email:	chajage@willkie.com

(b) if to Seller Parent or the Equity Selling Entities, to:

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania, 15317

Attention:	Brian S. Roman, Global General Counsel
Email:	brian.roman@viatris.com

with a copy, which shall not constitute notice, to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Mark I. Greene, Esq.
Aaron M. Gruber, Esq.
Andrew M. Wark, Esq.
Email:	MGreene@cravath.com
AGruber@cravath.com
AWark@cravath.com

SECTION 9.02. Certain Definitions. For the purposes of this Agreement:

“Acceptable Consents” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“Acceptable Extension” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“Accounting Principles” means (a) the specific accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth on Section 9.02(a) of the Seller Parent Disclosure Letter (the “Specific Policies”), (b) to the extent not addressed in the Specific Policies, the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques as adopted, interpreted and applied in the preparation of the consolidated balance sheet of Seller Parent as at December 31, 2022 and for the twelve (12) month period then ended (the “Consistent Policies”), to the extent that those were compliant with GAAP effective as at December 31, 2022 and (c) to the extent not addressed in the Specific Policies or the Consistent Policies, GAAP, as at December 31, 2022. For the avoidance of doubt, in the event of a conflict between clauses (a), (b) or (c), clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Acquired Company Transferred Assets” means the Transferred Assets held by an Acquired Company as of immediately prior to the Closing and after giving effect to the Business Internal Reorganization.

“Acquired Equity Interests” means, collectively, all of the issued and outstanding equity interests of the Acquired Companies, which are set forth on Section 9.02(b) of the Seller Parent Disclosure Letter.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Buyer Parent or its Affiliates) relating to any transaction or series of related transactions involving (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of any of the Acquired Companies or all or a portion of the Business, (b) the acquisition, purchase, sale, transfer, assignment or other disposition in any manner, directly or indirectly, of any of the equity securities or any of the assets of the Acquired Companies or the Business (other than sales of inventory in the Ordinary Course of Business), (c) any similar transaction or business combination involving Seller Parent, any Acquired Company or any of their Affiliates or their businesses or assets, including the Transferred Assets, or (d) any other transaction that would be inconsistent with, prevent or materially delay the transactions contemplated hereby, in each case, other than the Transaction; provided that an “Acquisition Proposal” shall not include any proposal, offer, inquiry or contact from any Person relating to any direct or indirect acquisition by such Person of any shares of common stock of, or any assets of, Seller Parent which do not comprise in whole or in part the Business, the Transferred Assets or Business Employees or any Selling Entity whether by merger, consolidation, tender offer, exchange offer, stock acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise.

“Action” means any claim, action, suit, mediation, arbitration, investigation, audit, hearing or other proceeding (whether civil, criminal, administrative, judicial, arbitral or otherwise) by or before any Governmental Entity.

“Additional Assumed Liabilities” means the Assumed Liabilities to which Seller Parent or its Subsidiaries (other than the Acquired Companies) is subject as of immediately prior to the Closing and after giving effect to the Business Internal Reorganization.

“Additional Transferred Assets” means the Transferred Assets held by Seller Parent or its Subsidiaries (other than the Acquired Companies) as of immediately prior to the Closing and after giving effect to the Business Internal Reorganization.

“Adjustment Amount” means a number (which may be a negative number) equal to (a) the Final Closing Cash Consideration, minus (b) the Estimated Closing Cash Consideration.

“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by or is under common control with such first Person (including, in the case of Seller Parent prior to the Closing and Buyer Parent following the Closing, the Acquired Companies). For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise. In respect of Buyer Parent, no member of the CVC Network shall be deemed an Affiliate of Buyer Parent and “Affiliate” does not include Persons that directly or indirectly control Buyer Parent.

“Antitrust Laws” means all federal, national, state and foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or regulating foreign investment.

“Applicable Business Organization Law” means, with respect to any Person, the applicable Law of such Person’s jurisdiction of incorporation or organization applicable specifically to entities of the type of such Person.

“Archives” means all documentation, data, test results, samples, drafts, mock-ups, drawings, technical files, correspondences (including with Governmental Entities), sketches, projects and other information relating to unused or previous versions of Products or Transferred Labeling and Marketing Materials or more generally reflecting the history of the Business.

“Assumed Benefit Plan” means each Business Benefit Plan (a) that is maintained, sponsored or entered into by an Acquired Company or (b) for which liabilities or assets transfer to the Buyer Parties or their Subsidiaries (including the Acquired Companies) under applicable Law as a result of the Transactions (including trusts or other assets maintained in connection therewith).

“Assumed Liabilities” means all of Seller Parent’s and its Subsidiaries’ obligations and liabilities to the extent arising out of, relating to or otherwise in respect of the Business, the Acquired Companies or the Transferred Assets (in each case, including the ownership or operation thereof), to the extent arising out of facts and circumstances first occurring after the Closing, whether any such obligation or liability is known or unknown or is contingent or accrued, including any obligation or liability set forth on Annex C hereto but expressly excluding any obligation or liability set forth on Annex D attached hereto (the “Business Retained Liabilities”), any other Retained Liability or any obligation or Liability expressly assumed by Seller Parent or its Subsidiaries pursuant to the terms of the other Transaction Documents and, in any case, without prejudice to any warranties of the Seller Parties set forth in Article II.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as heretofore and hereafter amended.

“Betadine License Agreement” means that certain Exclusive Trade Mark and Non-exclusive Know How License Agreement for Betadine Products dated as of October 1, 2017 by and among Mundipharma Laboratories GmbH and Napp Pharmaceutical Group Limited (jointly referred to as “MundiPharma”) on the one hand, and Mylan N.V. and Meda AB (and Rottapharm Limited as assignee of Mylan N.V. and Meda AB pursuant to an assignment agreement dated December 15, 2017), on the other hand.

“Binding Closing Statement Date” means the date that the Closing Statement becomes final and binding upon the Parties in accordance with Section 1.05.

“Business” means the business and activities of Seller Parent and its Subsidiaries conducted in countries and territories worldwide in connection with the research, development, manufacturing and Commercialization of over-the-counter, prescription brand, prescription generic, generic, prescription branded generic, branded generic, food supplement, cosmetic, medical devices and in vitro diagnostic products related but not limited to the SKUs set forth on Section 9.02(c)(1) of the Seller Parent Disclosure Letter (“Listed Products”), and other related products or product versions in development or Commercialized under the same brands or Trademarks as the Listed Products (together with all Listed Products, the “Products”).

“Business Benefit Plan” means each employee benefit plan, share option, share purchase, equity or phantom equity plan or agreement, retirement, pension, profit sharing, deferred compensation, bonus or incentive compensation, stock or stock-based compensation, employment, change in control, retention, vacation, sick-leave, severance, disability, death benefit, hospitalization, medical, life insurance, welfare-benefit, fringe benefit or other plan, program, arrangement, agreement or policy (including each individual employment, consulting, severance, transaction, restrictive covenant, retention or change in control agreement or arrangement), whether written or unwritten, funded or unfunded, insured or self-insured, in each case that is sponsored, contributed to (or required to be contributed to) or maintained by Seller Parent or any of its Subsidiaries in which any Business Employee participates, excluding any plan, program, agreement or arrangement required by applicable Law or national or industry wide collective bargaining agreement (e.g., government mandated severance plans).

“Business Collective Bargaining Agreements” means each collective bargaining, works council or other labor or trade union Contract or labor arrangement covering any Business Employee, excluding any national, industry or similar generally applicable Contract or arrangement.

“Business Day” means any day of the year on which national banking institutions in New York , Luxembourg, Paris, Milan and London are open to the public for conducting business and are not required or authorized to close.

“Business Development Intellectual Property” means all Intellectual Property owned or purported to be owned by (a) the Acquired Companies or (b) Seller Parent or any of its Subsidiaries, in each case that has been or is developed, applied for, registered, acquired or otherwise held for defensive purposes or for future generations of Products or for future use.

“Business Employee” means each employee of Seller Parent or any of its Subsidiaries, identified in compliance with local regulation regarding transfer, (i) who is primarily or exclusively dedicated to the Business (including each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation) and who is set forth on Section 9.02(d)(1) of the Seller Parent Disclosure Letter (such employees, the “Fully Dedicated Employees”) and (ii) who is not primarily or exclusively dedicated to the Business but spends a significant portion of his or her working time on the Business, whose position is set forth on Section 9.02(d)(2) of the Seller Parent Disclosure Letter and who is identified for such position by Seller Parent in good faith, following the Signing Date but prior to the Closing Date in consultation with Buyer Parent (the “Additionally Identified Business Employees”); provided that (A) to the extent permitted under applicable Law, no Additionally Identified Business Employee whose employment does not automatically transfer to the Buyer Parties or their Affiliates, including the Acquired Companies, upon the Closing shall be deemed a Business Employee if such Additionally Identified Business Employee’s performance level is on average lower than the average performance level of the team or group from which he or she has been selected, and (B) no employee of Seller Parent or its Subsidiaries other than the Fully Dedicated Employees and the Additionally Identified Business Employees shall be deemed a Business Employee for any purpose hereof (each such other employee in (A) and (B), an “Excluded Employee”). Sections 9.02(d)(1) and 9.02(d)(2) of the Seller Parent Disclosure Letter shall also set forth each Business Employee’s (including the currently anticipated Additionally Identified Business

Employee): (a) legal employing entity, (b) employee identification number, (c) job title and, where applicable, classification, category and level, (d) hire date, (e) primary work location, (f) work location to which the employee reports, if different from such employee’s primarily work location, (g) current annual base compensation rate, (h) commission, bonus or other incentive-based compensation and fringe benefit, (i) exempt or non-exempt, and (j) active or leave status. For the avoidance of doubt, the list of Additionally Identified Business Employees may be revised by Seller Parent in good faith in connection with the works council consultation process, in consultation with Buyer Parent, provided that the number of the Additionally Identified Business Employees remains unchanged and job functions and compensation information for substituted employees shall be substantially similar as those set forth on Section 9.02(d)(2) of the Seller Parent Disclosure Letter.

“Business Intercompany Contracts” means, to the extent related to the Business, all Contracts solely between or among Seller Parent or any of its Subsidiaries, on the one hand, and any Subsidiaries of Seller Parent, on the other hand, other than (a) any Contracts that do not constitute Transferred Contracts or include Business Interests and do not provide for Assumed Liabilities (for clarity, other than by reason of the termination thereof pursuant to Section 5.12), (b) any Transaction Documents or (c) in the case of any Business Employees, employment-related Contracts entered into in the ordinary course.

“Business IP Contracts” means all of the written Contracts (A) pursuant to which Seller Parent or any of its Subsidiaries obtained the right to use or practice rights under third party Intellectual Property included in the Transferred Intellectual Property or, on a Product-by-Product or Acquired Entity-by-Acquired Entity basis, material to the operation of the Business or (B) by which Seller Parent or any of its Subsidiaries has licensed or otherwise authorized a third party to use any of the Transferred Intellectual Property or that is material to the operation of the Business, including license agreements, concurrent use agreement, co-existence agreement, settlement agreements and covenants not to sue, in the case of each of clauses (A) and (B) other than any (i) non-exclusive licenses granted in the Ordinary Course of Business, (ii) agreements with distributors, manufacturers or suppliers entered into in the Ordinary Course of Business the primary purpose of which is not a grant of rights to Intellectual Property and in which grants of Intellectual Property rights are incidental to contractual purpose, and (iii) non-exclusive licenses of standard, non-customized and generally commercially available, “shrink wrap”, “off the shelf” or “click through” third party Software under standard terms. For avoidance of doubt, Business IP Contracts include all Transferred IP Licenses.

“Business Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development (an “Effect”) that, individually or in the aggregate, (a) is or would reasonably be expected to have a material adverse effect on the assets, cash flows, business, financial condition or results of operations of the Business, taken as a whole (including the Transferred Assets and Assumed Liabilities), (b) prevents, materially delays or would reasonably be expected to prevent or materially delay the ability of Seller Parent and the Selling Entities to consummate the Transactions or (c) caused or would reasonably be expected to cause a reduction in annualized revenues of the Business of at least twenty (20%) or more compared to the revenues of the Business for the fiscal year ended December 31, 2022, as reflected in the Business Financial Information; provided, however, that, in the case of the foregoing clauses (a) and (c) only, none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect: any Effect (i) to the extent generally affecting (A) the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the jurisdictions in which the Business operates, in each case, including changes in interest or exchange rates, monetary policy or inflation, or (B) the industries in which the Business operates in the geographies in which the Business operates or (ii) to the extent arising out of, relating to or attributable to (A) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, riots, sabotage, cyberattacks, terrorism or other international or national calamity or any worsening or escalation thereof, (B) any hurricane, tropical storm, tropical depression, earthquake, flood or other natural disaster, acts of God or weather-related events or any worsening or escalation thereof, (C) the performance, execution or announcement of this Agreement or the other Transaction Documents, or the pendency of the Transactions, (D) the identity of, or any facts or circumstances relating to, the Buyer Parties or any of their Affiliates, (E) any adoption, proposal or implementation of, or change or prospective change in, any applicable Law or any binding interpretation or enforcement thereof by any Governmental Entity after the Put Date, (F) any change or prospective change in GAAP or in accounting standards or any interpretation or enforcement thereof by any Governmental Entity after the Put Date, (G) any failure by the Business to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to Buyer Parent or any of its Representatives; provided that this clause (G) shall not prevent taking into account any Effect underlying such failure to meet estimates of revenues, earnings, projections or other indicia of performance in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Business Material Adverse Effect) or (H) any epidemic, pandemic, disease outbreak or other public health condition (including in respect of COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof); provided that any Effect described in the foregoing clause (i) or clauses (ii)(A), (B), (E), (F) or (H) may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect to the extent that such Effect has or would reasonably be expected to have a disproportionate adverse effect on the Business, taken as a whole, compared to other similarly situated participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Records” means books, records, ledgers, files, reports, plans, contracts, settlements, correspondence, certificates, co-existence agreements, operating records, Product Technical File and other data to the extent relating to the Business, Transferred Assets (including Transferred Intellectual Property), the Assumed Liabilities, the Acquired Companies or the Acquired Equity Interests in the possession or control of Seller Parent or any of its Subsidiaries as they exist at the time of Closing, including, for the avoidance of the doubt, books, records and other data relating to Tax and all personnel and other records related to the Business Employees.

“Business Steps Plan” means the steps plan set forth on Section 9.02(e) of the Seller Parent Disclosure Letter.

“Buyer Disclosure Letter” means the disclosure letter delivered by the Buyer Parties to Seller Parent in connection with the execution and delivery of this Agreement by the Parties. The Buyer Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosure of any information, item or matter in any section or subsection shall be deemed to qualify the section or subsection of Article III of this Agreement to which it corresponds in number and letter and each other section and subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other sections and subsections.

“Buyer Fundamental Warranties” means the warranties set forth in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability) and Section 3.06 (Brokers).

“Buyer Material Adverse Effect” means any Effect that has a material adverse effect on the ability of Buyer Parent and the Buying Entities to consummate the Transactions to be consummated thereby.

“Care Topco” means CARE TOPCO, a limited liability company (société par actions simplifiée) organized under the laws of France, having its registered office at Place Lucien Auvert, 77000 Melun, France, and registered with the Registry of Commerce and Companies of Melun under number 897 433 009.

“Change-in-Control Payment” means any transaction, retention, change-in-control or similar bonuses, severance payments and other change-in-control payments payable by any of the Acquired Companies as of or after the Closing (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith whether payable as of the Closing or at a later time, and whether or not payable by an Acquired Company), in each case, that are triggered solely by the Transactions contemplated hereunder but excluding, for the avoidance of doubt, any payment subject to a “double-trigger” requirement or otherwise contingent upon the occurrence of any subsequent event.

“Closing Assumed Liabilities” means all current Assumed Liabilities as at the Reference Time and calculated in accordance with the Accounting Principles that have been actually assumed by the Asset Buying Entities at Closing.

“Closing Base Cash Consideration” means €1,850,000,000 (one billion eight hundred fifty million euros).

“Closing Cash” means the aggregate combined amount of all cash on hand and cash credited to the bank accounts of the Acquired Companies as of the Reference Time as calculated in accordance with the Accounting Principles, excluding cash (i) restricted from use by Contract, Law or otherwise, and (ii) that is insurance proceeds in respect of a condemnation, casualty, loss or other material damage to any of the assets used in or held for use in the Business prior to Closing that has been used to repair or replace such condemned or damaged property.

“Closing Indebtedness” means the aggregate combined amount of Indebtedness (x) of the Acquired Companies and (y) otherwise included in the Assumed Liabilities of the Business and, in the case of each of clauses (x) and (y) actually transferred to the Asset Buying Entities, in each case as of the Reference Time, as calculated in accordance with the Accounting Principles.

“Closing Taxes” means, without duplication, the amount (which amount shall not be negative) of all unpaid (i) Taxes of the Acquired Companies for any Pre-Closing Tax Period, plus (ii) Taxes arising from the Business Internal Reorganization that the Acquired Companies are liable to pay after the Closing, plus (iii) French Reorganization Transfer Taxes plus (iv) French RE Transfer Taxes, in each case, whether or not such Taxes are due and payable as of the Closing Date; provided that “Closing Taxes” shall be calculated (A) as of the end of the Closing Date, (B) in a manner consistent with past practice of Seller Parent or its applicable Subsidiary, (C) by disregarding any deferred income Tax assets or liabilities, (D) by taking in to account all available tax assets, credits and attributes of the Acquired Companies to the extent such tax assets, credits and attributes actually reduce the amount cash Taxes due and payable for the applicable Pre-Closing Tax Period under the applicable Tax Law and any estimated Taxes paid in respect of such Pre-Closing Tax Period and (E) by using the convention set for in the definition of the term Straddle Period to calculate the amount of Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date.

“Closing Transferred Assets” means the following types of the current Transferred Assets as at the Reference Time and calculated in accordance with the Accounting Principles that have been actually transferred to the Asset Buying Entities at Closing: Inventory and prepaid expenses.

“Closing Working Capital” means the amount of (a) Closing Transferred Assets, plus (b) current assets of the Acquired Companies, on a consolidated basis, as of the Reference Time, in each case, other than Income Tax assets, minus (c) total current liabilities of the Acquired Companies, on a consolidated basis, as of the Reference Time, minus (d) Closing Assumed Liabilities as of the Reference Time, each as calculated in accordance with the Accounting Principles, and including the line items contained in the example calculation set forth in Part II of Section 9.02(a) of the Seller Parent Disclosure Letter (which is provided for purposes of illustrating such line items, procedures and adjustments); provided that Closing Working Capital shall not include any Closing Cash.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercialize” (and, with correlative meaning, “Commercialization”) means, with respect to any Product, Similar Products or Generic Versions, as applicable, the commercialization thereof, including, as applicable, the packaging, storing, transporting, importation, exportation, transportation, marketing, promotion, sale, distribution for sale, handling of returns, booking of sales, and provision of customer service, and all regulatory and compliance activities related to the foregoing.

“Commingled Contract” means any Contract to which Seller Parent or any of its Subsidiaries is a party or by which Seller Parent or any of its Subsidiaries is bound (i) that relates both to (a) the Business and (b) the Retained Business or (ii) that relates entirely to the Retained Business but for which an Acquired Company is a counterparty.

“Consent” means any consent, approval, ratification, waiver, license, permit or other authorization of any Person.

“Consent Fee Cap” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“Consent Impact Amount” means an amount equal to the product of (a) the Consent Multiple, multiplied by (b) the sum of (i) the Price Change Impact, plus (ii) the Non-Consenting Contracts Impact; provided, that the Consent Impact Amount shall not exceed an amount equal to €252,000,000 (two hundred fifty two million euros) without Seller Parent’s prior written consent.

“Consent Multiple” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“Contingent Additional Amount” means any amount payable to the Seller Parties pursuant to the terms of, and subject to the conditions set forth in, the Contingent Additional Amount Agreement.

“Contingent Additional Amount Agreement” means that certain Contingent Additional Amount Agreement to be entered into as of the Closing Date by and among the Buying Entities and Seller Parent substantially in the form attached as Exhibit X hereto.

“Contract” means any written or oral note, bond, mortgage, indenture, lease, license or other contract, agreement, instrument or other legally binding obligation.

“COVID-19” means COVID-19, including any evolutions or mutations of the COVID-19 disease, any “subsequent” waves and any further epidemics, pandemics, disease outbreaks or other public health conditions related thereto.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of employees), reduced capacity, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity, including the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the U.S. Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the U.S. Families First Coronavirus Response Act, as may be amended.

“CP Status Letter” means the letter from the Debt Financing Sources in relation to the status of the conditions precedent with respect to the Debt Financing Commitments.

“CVC Network” means (a) CVC Capital Partners Advisory Group Holding Foundation and each of its Subsidiaries from time to time, (b) CVC Capital Partners SICAV-FIS S.A. and each of its Subsidiaries from time to time; (c) CVC Credit Partners Group Holding Foundation and each of its Subsidiaries from time to time; (d) the investment funds or vehicles managed or advised by any of the entities referred to in (a) to (c) of this definition and their investors and limited partners; and (e) the CVC Portfolio Companies.

“CVC Portfolio Companies” means any portfolio companies in which any of the investment funds or vehicles referred to in sub-paragraph (d) of the definition of “CVC Network”, to the extent managed by the entities listed in sub-paragraphs (a) or (b) of such definition, hold an interest or investment.

“Damages” means claims, losses, Taxes, liabilities, damages, judgments, awards, obligations, fines, penalties, claims of any kind or nature, assessments, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) incurred or suffered and any amounts paid in the investigation, defense or settlement of any of the foregoing.

“Data Privacy Laws” means any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy, breach or processing of Personal Information, and for avoidance of doubt includes but is not limited to: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the European Union General Data Protection Regulation (2016/679) and the United Kingdom General Data Protection Regulation (collectively, “GDPR”), and any national Law issued under GDPR (including the French data protection law n°78-17 dated 6 January 1978 “Informatique et Libertés”, as amended); (c) any other similar national or state privacy Law, and (d) the privacy, security, and breach reporting regulations promulgated pursuant to the Health Insurance Portability and Accessibility Act, as amended.

“Designated Jurisdiction” means France, Italy, Netherlands, Spain, Belgium, Germany, United Kingdom and Portugal.

“Distribution Agreement” means the agreement to be entered into as of the Closing Date by and among Seller Parent, the applicable Acquired Companies and the applicable Buyer Parties relating to the distribution services to be provided by or on behalf of Subsidiaries of Seller Parent to the Buyer Parties for the purposes of continuing the distribution of the Products in the territories set forth therein, substantially in the form attached as Exhibit III hereto.

“Environmental Laws” means any applicable Laws relating to pollution or to the protection of the environment, natural resources or, as it relates to exposure to any hazardous or toxic substance or waste present in the environment, human health and safety, including those Laws relating to Releases of

Hazardous Materials or otherwise relating to the manufacture, processing, registration, design, production, sale, installation, packaging, labeling, marketing, processing, distribution, use, treatment, storage, transport or handling of, or exposure of any Person to, Hazardous Materials or products containing Hazardous Materials, or recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all liabilities arising out of relating to or otherwise in respect of any Environmental Law or any Environmental Permit, including those associated with any violation of Environmental Law or any Release, disposal or arrangement for disposal in the environment of any Hazardous Materials.

“Environmental Permits” means all permits, licenses, approvals and other similar authorizations of Governmental Entities required by Environmental Laws.

“Estimated Closing Cash Consideration” means (a) Closing Base Cash Consideration, plus (b) the Estimated Closing Cash and (c) the Estimated Working Capital Adjustment Amount (which may be a negative number), and minus (d) the Estimated Closing Indebtedness, (e) the Identified Divestiture Target Amount, and (f) the Consent Impact Amount.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means Seller Parent’s and its Subsidiaries’ right, title and interest in, to and under the assets and properties set forth or described on Annex B as they exist at the time of the Closing.

“Excluded Taxes” means, without duplication, (a) all Taxes of Seller Parent or any of its Affiliates, other than the Acquired Companies or with respect to the Transferred Assets, for any taxable period, (b) any Taxes of or with respect to an Acquired Company or the Transferred Assets for any Pre-Closing Tax Period, (c) Transfer Taxes or VAT allocated to Seller Parent pursuant to Section 5.06(a), (d) Taxes arising from the Business Internal Reorganization, (e) any Tax resulting from the several liability of any Acquired Company by reason of such Acquired Company having been a member of any consolidated, combined or unitary group for Income Tax purposes on or prior to the Closing Date, and (f) Tax as a result of a breach of the Seller Parent Tax Warranties or any covenant imposed on Seller Parent under Section 5.06; provided, however that Excluded Taxes shall exclude Transfer Taxes or VAT allocated to Buyer Parent pursuant to Section 5.06(a).

“Existing Counsel” means collectively, (i) Cravath, Swaine & Moore LLP, (ii) Stibbe N.V., (iii) Chiomenti Studio Legale, L.L.C., (iv) Bredin Prat, (v) Slaughter and May, (vi) Hogan Lovells, (vii) Oppenhoffs, (viii) Bird & Bird, (ix) Setterwalls and (x) D4 Abogados.

“Extended Survival Period Warranties” means the warranties set forth in Section 2.12 (Real Property), Section 2.16 (Intellectual Property and Data Privacy), Section 2.17 (Environmental Matters), Section 2.21 (Anti-Corruption; Sanctions), Section 2.24 (Health Care Matters) and Section 2.28 (Product Liability; Manufacturing; Recalls).

“Extension Contract” shall have the meaning set forth on Section 6.02(f) of the Seller Parent Disclosure Letter.

“Final Closing Cash Consideration” means (a) Closing Base Cash Consideration, plus (b) the Closing Cash and (c) the Working Capital Adjustment Amount (which may be a negative number), and minus (d) the Closing Indebtedness, (e) the Identified Divestiture Target Amount, and (f) the Consent Impact Amount, in the case of each of clauses (b), (c), (d) and (f), as finally determined pursuant to Section 1.05.

“Fraud” means actual and knowing fraud with respect to the warranties expressly set forth in this Agreement or in any certificate, document, or other instrument to be delivered hereunder.

“French Acquired Equity Interests” means, collectively, all of the issued and outstanding equity interests set forth on Section 9.02(b) of the Seller Parent Disclosure Letter, under the caption “French Acquired Equity Interests”.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Versions” means any medicinal product (whether subject to mandatory medical prescription or not) which is bioequivalent and has the same qualitative and quantitative composition in active substances and the same pharmaceutical form as the Products.

“Governmental Entity” means any (a) entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any (i) United States or foreign federal, state, local, territorial, county, municipal or local governmental or quasi-governmental entity, court of competent jurisdiction, tribunal or arbitral body or (ii) international, multinational, national or other government, including in each case any department, commission, board, agency, bureau or other regulatory, administrative or judicial authority thereof as well as any political or other subdivision, department or branch of any of the foregoing, (b) government-owned or -controlled (in whole or in part) corporation, legal entity, or commercial enterprise, and (c) public international organization (e.g., United Nations, World Bank, International Monetary Fund).

“Gx Generic Version” means any medicinal product which is bioequivalent and has the same qualitative and quantitative composition in active substances and the same pharmaceutical form as a Product and is subject to mandatory medical prescription.

“Hazardous Materials” means any (i) material, substance, chemical, or waste (or combination or constituent thereof) that is listed, defined, designated, regulated or classified as hazardous or toxic, a pollutant, a contaminant, radioactive, or words of similar meaning or effect under any Environmental Law, (ii) substance that forms the basis for Liability under any Environmental Law or the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any Environmental Laws, and (iii) petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (“PCBs”) or materials containing PCBs, radioactive materials, lead-based paints or materials, or radon.

“Health Care Approvals” means, under any applicable Health Care Laws, each marketing authorization, CE marks, license, certification, consent, waiver, permit, mark, exemption, review, order, decision, approval, product registrations, registration, declaration, product information file, notifications, filing or any equivalent administrative files required by any Governmental Entity, or, as regards to medical devices, by any notified body pursuant to Regulation (EU) 2017/745 on medical devices, necessary to commercialize the Products, or any other regulatory or marketing approvals required prior to any name changes.

“Health Care Laws” means, as applicable, all Laws related to the research, development, testing, studying, investigation, manufacturing, processing, packaging, storing, holding, shipping, transporting, importing or exporting, licensing, approval, labeling, advertising, promotion, selling, pricing or marketing and distribution of health care products (the “Health Care Laws Activities”), including (a) all federal, national, state, local or foreign fraud and abuse Laws that relate to the provision of health care items or services (including medicinal products, medical devices and in vitro medical devices, cosmetics and food supplements), (b) any Law the purpose of which is to protect the privacy of individually-identifiable patient information, (c) Laws relating to fee splitting, anti-kickback, transparency, professional conduct, licensure, conflicts of interest, or the corporate practice of a learned profession or licensed health care profession, or the employment or contracting of such professionals, (d) all Laws related to the conduct of human subjects research, clinical trials, and pre-clinical trials, International Conference on Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH), Good Clinical Practices, World Health Organization (WHO) clinical research standards, United Nations Educational, Scientific and Cultural Organization (UNESCO) Universal Declaration on Bioethics and Human Research, (e) any requirements under Laws for business corporations or professional corporations or associations that provide medical services or practice medicine or related learned health care professions, (f) any Laws pertaining to licensing, certification and accreditation for any Health Care Laws Activity, (g) all implementing regulations, rules, ordinances, and orders related to any of the foregoing, and any similar Laws of applicable jurisdictions, (h) all federal, national, state, local or foreign Laws relating to billing or claims for reimbursement submitted to any third-party payor in respect of any Health Care Laws Activity, (i) any other federal, national, state, local or foreign Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement or payment for such items or services provided to a beneficiary of any federal, national, state, local, foreign or other governmental health care or health insurance program or any private payor and (j) all federal, national, state, local or foreign Laws relating to research, pricing and reimbursement, manufacture, marketing, vigilance (including positive benefit/risk ratio), promotion, distribution, appropriate supply of health care items or services (including but not limited to medicinal products, medical devices and in vitro medical devices, cosmetics and food supplements).

“Identified Divestiture” means, with respect to each jurisdiction identified on Section 5.28(a) of the Seller Parent Disclosure Letter, a sale, divestiture or other disposition of the portion of the Business operated for Commercialization in such jurisdiction.

“Identified Divestiture Target Amount” means €120,000,000 (one hundred and twenty million euro).

“Income Tax” means any Tax imposed on or determined with reference to gross or net income or profits (but excluding, for the avoidance of doubt, any sales or similar Taxes but including the French CVAE (cotisation sur la valeur ajoutée des entreprises)).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, or in substitution for or exchange of indebtedness for borrowed money, and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the Transactions) in respect of all indebtedness for borrowed money, together with all accrued and unpaid interest thereon, (b) all obligations of such Person evidenced by notes, bonds, debentures, other debt securities or similar instruments, (c) all obligations owed with respect to letters of credit or similar obligations, in each case, to the extent actually drawn, (d) obligations under any interest rate swaps, currency swaps or other swaps, hedges, derivatives or similar Contracts or hedging arrangements (assuming termination thereof at the Closing), (e) all earn-out obligations or similar obligations to pay the deferred purchase price in respect acquisitions of any business, property or services (at the maximum amount thereof), (f) all obligations of any Person under leases required in accordance with GAAP to be capitalized on a balance sheet of such Person, (g) the amount of any payroll Tax liabilities of such Person deferred pursuant to the applicable Law that remain unpaid as of the Closing, (h) all obligations created or arising under any conditional sale or other title retention agreement, (i) any unfunded or underfunded liabilities pursuant to any pension (including Italian TFR), liabilities owed to the individual sales agents (fondo per quiescenza), retirement or non-qualified deferred compensation plan or arrangement, any contributions (other than an employee contribution) required to be made under any Business Benefit Plan for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, any unpaid severance obligations of such Person with respect to employee or individual independent contractors terminated prior to the Closing, any earned but unpaid or otherwise accrued bonuses (not included in Closing Working Capital), legal profit sharing liabilities related to prior years, commissions and paid time off for any person prior to the Closing (not included in Closing Working Capital), in each case of this clause (i), relating to periods prior to the Closing and together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith, (j) Closing Taxes, (l) any costs or expenses (other than Taxes) related to or arising as a result of the Business Internal Reorganization, including to the extent resulting therefrom any costs or expenses under voluntary profit sharing (intéressement) and mandatory profit sharing (participation) relating to periods prior to the Closing, and which are certain to be incurred or which must be provisioned in accordance with Accounting Principles, (m) all Transaction Expenses, (n) all obligations in respect of any dividend or similar distribution declared but not paid, (o) all indebtedness owing to Seller Parent or any of its Affiliates that is not extinguished prior to the Closing, (p) all provisions for risks, claims, and litigation (including but not limited to product warranties, employee, supplier or customer claims) and provisions for risks and charges, (q) any interest, penalty (prepayment or otherwise), fees, costs, premiums or expenses, to the extent due or owing in respect of any of the foregoing, whether resulting from their payment, discharge or otherwise, and (r) all indebtedness and obligations of a type referred to in clauses (a) through (q) above of other Persons guaranteed by such Person; provided, however, that “Indebtedness” shall not include any intercompany obligations owing by, or any guarantee by, such Person or any of its wholly owned Subsidiaries, on the one hand, to or in favor of such Person or any of its wholly owned Subsidiaries, on the other hand.

“Intellectual Property” means any and all intellectual property, intellectual property rights, and other proprietary rights of any kind, type, or nature, arising in any jurisdiction throughout the world, including the following: (a) patents and patent applications, together with all reissuances, divisionals, renewals, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto, utility model registrations and including all foreign equivalents, and inventions and all improvements thereto (whether or not patentable or reduced to practice) (collectively, “Patents”), (b) registered and unregistered trademarks, logos, brands, registered or unregistered service marks, tradenames and trade dress, and all applications, registrations and renewals therefor, together with the goodwill associated with and any and all common law rights in any of the foregoing (collectively, “Trademarks”), (c) copyrights, including registered copyrights, copyright application, all works of authorship, mask works, all economic and moral rights related to the foregoing, and all equivalent intellectual property rights under local legislations (including copyright in any packaging, marketing material, Website, article, design and logo) (collectively “Copyrights”), (d) designs and models and all applications, registrations and renewal therefor (collectively, “Designs”), (e) trade secrets, confidential and proprietary information, know-how, technologies, databases, data, techniques, protocols, methods, formulae, algorithms, layouts, designs, ideas, specifications, invention disclosures of, declarations of inventions made by any inventors in relation to, and any other descriptions or embodiments of, novel technology or inventions (“Trade Secrets”), (f) internet domain names, uniform resource locators social medial identifiers, handles or tags, and registrations therefor (collectively, “Domain Names”), (g) social media handles and accounts, (h) Software, (i) any information and proprietary rights and processes, other intellectual property or similar proprietary rights protectable under applicable Law (including in software and databases), and any and all rights in or to any of the foregoing (whether under common law or otherwise), and (j) tangible embodiments of any of the foregoing.

“Intellectual Property Assignment Agreement” means that certain intellectual property assignment agreement to be entered into as of the Closing Date by and among, inter alia, Seller Parent and the Buyer Parties, substantially in the form attached as Exhibit IV hereto.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between Seller Parent or any of its Subsidiaries (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

“Inventory” means (a) all inventory of finished Products, whether or not packaged or labeled, that is primarily or exclusively used in or primarily or exclusively held for use in the Business, (b) all Product work-in-progress to the extent used in or held for use in the Business and (c) all other inventory (including samples, raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents and packaging and related materials (excluding, for the avoidance of doubt, any IT Systems)) to the extent used in or held for use/manufacture in the Business.

“IT Systems” means (a) all computers (including servers, workstations, desktops, laptops and handheld devices), Software, hardware, interfaces, networks, firmware, middleware, endpoints, workstations, routers, hubs, switches, data communications lines, data storage devices, data centers, websites, electronic, communications and operating systems and other related systems, information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or other hybrid cloud services and (b) all business systems Software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted “on prem” or in the cloud, or provided as a service (e.g., “Software-as-a-Service”, “Platform-as-a-Service” or other cloud services).

“Knowledge of Buyer” or other references to “Knowledge” with respect to Buyer Parties means (a) the actual knowledge of any of the Persons set forth on Section 9.02 of the Buyer Disclosure Letter, under the caption “Knowledge of Buyer” and (b) the knowledge that any such Persons would have obtained after making reasonable inquiry of their direct reports with respect to the particular matter in question.

“Knowledge of Seller Parent” or other references to “Knowledge” with respect to Seller Parties means (a) the actual knowledge of any of the Persons set forth on Section 9.02(g) of the Seller Parent Disclosure Letter, under the caption “Knowledge of Seller Parent” and (b) the knowledge that any such Persons would have obtained after making reasonable inquiry of their direct reports with respect to the particular matter in question.

“Law” means any laws, statutes, constitutions, rules, regulations, ordinances, writs and similar provisions enacted by a Governmental Entity and having the force of law and all Orders or other requirement having the force of law.

“Liabilities” means any Indebtedness, debts, losses, liabilities and obligations, whether known or unknown, fixed or otherwise, asserted or un-asserted, accrued or un-accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated or due or to become due, including any fines, penalties, judgments, awards or settlements arising under any Action, or Law, whether in Contract, tort, strict liability or otherwise, and including all costs, fees, and expenses relating thereto, including attorneys’ fees, other legal fees and expert witness costs.

“Lookback Date” means January 1, 2020.

“Manufacturing and Supply Agreement” means that certain Manufacturing and Supply Agreement to be entered into as of the Closing Date relating to the manufacturing and supply services to be provided by or on behalf of Subsidiaries of Seller Parent to the Buyer Parties, substantially in the form attached as Exhibit V hereto.

“Non-Consenting Contracts Impact” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source Software” means any Software that (a) contains, or is derived in any manner in whole or in part from, any Software that is distributed as freeware, shareware, open source software or under similar licensing or distribution models, including any Software licensed under a license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or (b) may require, as a condition of the use, modification or distribution that such Software or other Software linked with, called by, incorporated into, derived from, integrated, combined or distributed with or otherwise bundled with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. For the avoidance of doubt, Open Source Software includes any Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the BSD License (E) the Apache License, (F) Netscape Public License, (G) Sun Community Source License (SCSL), (H) Sun Industry Source License (SISL), (I) GNU Affero General Public License (AGPL), and (J) Service Side Public License (SSPL).

“Order” means any order, writ, judgment, decree, ruling, arbitration award, assessment, injunction or similar order of any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means, with respect to any Person, an action taken in the ordinary course of operations of such Person, consistent with past practice.

“Permit” means any license, franchise or permit with any Governmental Entity required by applicable Law for the operation of the Business as currently conducted.

“Permitted Liens” means any (a) mechanics’, warehousemen’s, materialmen’s, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes, assessments or other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (d) easements, covenants, conditions, rights-of-way, restrictions and other similar non-monetary encumbrances that would not reasonably be expected to materially impair the continued use, occupancy, operation, value or marketability of title of the assets to which they relate, (e) zoning, building codes and land use and other similar Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which, in each case, do not adversely impact in any material respect the value or marketability or current use, occupancy, or operation of such Real Property and are not materially violated by the current use, occupancy or operation of such Real Property or the operation of the business of the Equity Selling Entities and its Subsidiaries thereon, (f) Liens on the Transferred Leased Real Property that have been placed by, or those in favor of, the landlord or owner of such Transferred Leased Real Property or those arising in the Ordinary Course of Business, to the extent same does not affect tenant’s use and occupancy of the Transferred Leased Real Property, (g) nonexclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws. For the avoidance of doubt, no Lien granted under any credit facility or similar financing arrangement of Seller Parent or any of its Affiliates shall be deemed to constitute a “Permitted Lien” for purposes of this Agreement.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means (a) any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier and (b) any information that constitutes personal information, personally identifiable information or personal data under any Data Privacy Laws.

“Pre-Closing Indemnified Liabilities” means, except as otherwise provided in this Agreement, all Liabilities of the Acquired Companies arising on or prior to the Closing and any Transaction Expenses of the Acquired Companies. Notwithstanding the foregoing, Pre-Closing Indemnified Liabilities shall not include (a) the Specifically Assumed Environmental Liabilities or (b) the Specifically Assumed Real Estate Liabilities.

“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) ending on or before the Closing Date.

“Price Approvals” means, in any country outside of the United States where an applicable Governmental Entity authorizes reimbursement for, or approves and determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication including in appropriate official journal) of such authorization, approval or determination as required by applicable Law prior to marketing and sale of the Product in such country.

“Price Change Impact” shall have the meaning set forth on Section 6.02(f) of the Seller Parent Disclosure Letter.

“Proceedings” means any Action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, the other Transaction Documents or the Transactions, whether contractual or non-contractual.

“Product Technical File(s)” means the existing and available (to Seller Parent and its Affiliates) dossier or product information file containing all Archives, existing and available information, know-how and data, specifications, instructions, processes, formulae, materials and other technology related to the Products or to their manufacture, registration, use or commercialization, and including all biological chemical, pharmacological, biochemical, toxicological pharmaceutical, physical, safety, quality control, preclinical and clinical data or any data developed, applied for, registered, acquired or otherwise held for defensive purposes or for future generation of Products or for future use, relevant to the manufacture, registration, use or commercialization of the Products, Similar Products or Generic Versions and required by applicable Law to be included in such dossier.

“Reference Time” means as at immediately prior to Closing on the Closing Date.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, vapor, surface water, groundwater and surface or subsurface strata).

“Replacement Contract” means, with respect to any Contract, any alternative or replacement contract with a different counterparty providing substantially the same goods and services as such Contract and on substantially the same terms (subject to any change that may be required by applicable Law, including health and safety regulations).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors (or similar positions), managers, officers, employees, accountants, consultants, legal advisors, other advisors, agents and other representatives.

“Restricted Period” means the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“Retained Benefit Plan” means each Business Benefit Plan to the extent it is not an Assumed Benefit Plan.

“Retained Business” means the businesses conducted by Seller Parent and its Subsidiaries, whether undertaken prior to, on or after the Put Date (subject to compliance with the terms of this Agreement), other than the Business.

“Retained Liabilities” means (a) all obligations and Liabilities to the extent arising out of, relating to or otherwise in respect of the Retained Business (in each case, including the ownership or operation thereof), whether any such obligation or liability arises before, at or after the Closing, is known or unknown or is contingent or accrued and (b) the Business Retained Liabilities; provided, however, that (i) notwithstanding anything to the contrary herein, any obligation or Liability that any of the Buyer Parties is required to indemnify pursuant to Section 5.02(f), Section 5.02(g), or Section 5.16 shall be an Assumed Liability and (ii) any obligation or Liability that the Seller Parties is required to indemnify pursuant to Section 5.02(f), Section 5.02(g), Section 5.03 and Section 5.10(f) and any obligation or Liability relating to Intellectual Property, including with respect to the Patents currently in the name of an employee of Seller Parent or its Subsidiaries, shall be a Retained Liability.

“Retained Names” means the Trademarks listed on Section 5.10 of the Seller Parent Disclosure Letter.

“Reverse Manufacturing and Supply Agreement” means that certain Reverse Manufacturing and Supply Agreement to be entered into as of the Closing Date by and between Seller Parent and the Acquired Companies party thereto relating to the manufacturing and supply services to be provided by or on behalf of the Buyer Parties to Subsidiaries of Seller Parent, substantially in the form attached as Exhibit VI hereto.

“Reverse Transition Services” means the services to be provided by or on behalf of the Acquired Companies to Seller Parent and its Subsidiaries pursuant to the Reverse Transition Services Agreement.

“Reverse Transition Services Agreement” means that certain Reverse Transition Services Agreement to be entered into as of the Closing Date by and among Seller Parent and the Acquired Companies party thereto, substantially in the form attached as Exhibit II hereto, subject to Section 5.18.

“Rx Products” means any Product subject to mandatory medical prescription.

“Sanctioned Country” means any country or region that is or has been in the last five years the subject or target of a comprehensive embargo under Sanctions (including currently the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means (a) any Person located, organized or resident in a Sanctioned Country, (b) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government, (c) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (b) or (d) any other Person who is the subject or target of Sanctions.

“Sanctions” means, with respect to any Person, all economic sanctions Laws and regulations maintained by OFAC, including, but not limited to the Annex to the United States Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom and any other applicable economic sanctions maintained now or in the future by a jurisdiction in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means securities laws of any state, federal or national entity, whether domestic or foreign, and the rules and regulations promulgated thereunder, including the Securities Act and the Exchange Act.

“Seller Designated Jurisdiction” means the United States, Italy, France, Germany, Ireland, Sweden, Spain, Austria, Switzerland and Luxembourg.

“Seller Parent Disclosure Letter” means the disclosure letter delivered by Seller Parent to the Buyer Parties in connection with the execution and delivery of this Agreement by the Parties. The Seller Parent Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosure of any information, item or matter in any section or subsection shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number and letter and each other section and subsection of Article II of this Agreement (other than Section 2.01, Section 2.02, Section 2.06(a)(v), Section 2.11(a), Section 2.11(c) and Section 2.04) to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other sections and subsections. The Seller Parent Disclosure Letter may not be updated, modified or supplemented after the Put Date without the prior written consent of Buyer Parent; provided that Seller Parent may update, modify or supplement Section 2.14 or Section 2.15 of the Seller Parent Disclosure Letter in connection with the identification of Business Employees after the Put Date pursuant to the terms of this Agreement in order to include additional information related to such identified Business Employees that would have been affirmatively required to be disclosed in Section 2.14 or Section 2.15 of the Seller Parent Disclosure Letter if such employees had been identified as Business Employees as of the Put Date.

“Seller Parent Fundamental Warranties” means the warranties set forth in Section 2.01(a) (Organization and Good Standing), Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.03 (Acquired Equity Interests; Capitalization), Section 2.05 (Sufficiency of Assets), Section 2.11(a) and (c) (Absence of Certain Changes) Section 2.16(a) to Section 2.16(o) (Intellectual Property), Section 2.22 (Brokers) and Section 2.26 (Related Party Transactions).

“Seller Parent Tax Warranties” means the warranties set forth in Section 2.13 (Taxes).

“Significant Contracts” means Contracts, including Commingled Contracts, (a) to which any CMO or a supplier (including for logistics, IPI and packaging) is a party or (b) concerning provision of services (including logistics), APIs or Transferred IP Licenses.

“Similar Product” means any products which are hybrid or functionally equivalent or with a similar formulation or intended for the same purpose to the Products, but not including any Rx Product or Gx Generic Versions.

“Software” means all computer programs, operating programs, applications, systems, files, user interfaces, application programming interfaces, diagnostics, firmware or computer software code of any nature (including assemblers, applets, source code, object code, development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, design tools, embedded systems, dashboards, portals, user interfaces, databases and data), including all software implementations of algorithms, models and methodologies for any of the foregoing, in any form or format, however fixed, and all associated documentation of the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, methods, technical manuals, user manuals, training materials, and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Spring Territory” means the territories set forth on Section 5.09(b)(iii) of the Seller Parent Disclosure Letter.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date. For purposes of this Agreement, the portion of any Tax with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period, and the denominator of which is the number of calendar days in the Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year terminated at the end of the Closing Date.

“Subsidiary” of any Person means another Person whose voting securities or other voting equity interests are owned directly or indirectly by such first Person in an amount that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting equity interests, another Person for whom a majority of its equity interests are owned directly or indirectly by such first Person) (including, in the case of Seller Parent prior to the Closing and the Buyer Parties following the Closing, the Acquired Companies).

“Tax” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any excess, fee, assessment, contribution, duty or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, in each case, in the nature of a tax, and (b) any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any authority responsible for the collection or management of any Tax.

“Tax Debt” means the result of the positive amount with respect to any jurisdiction, if any, of all unpaid Income Taxes of the Acquired Companies for any Pre-Closing Tax Period for which a Tax Return has not yet been filed as of the Closing Date (whether or not such Taxes are due and payable as of the Closing Date) calculated as if the applicable Tax period ended as of the Closing Date.

“Tax Indemnity Account” means a notional account with an initial balance equal to Closing Taxes, as finally determined pursuant to Section 1.05, reduced by any indemnity payments treated as paid from such account pursuant to Section 5.06(k).

“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action or judicial contest relating to Taxes.

“Tax Return” means any return, declaration, statement, report, claim, schedule, form or information return filed or required or permitted to be filed with any Governmental Entity relating to Taxes, including any supplement, schedule or attachment thereto and any amendment thereof.

“Threshold Consents” shall have the meaning set forth in Section 6.02(f) of the Seller Parent Disclosure Letter.

“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Distribution Agreement, the Intellectual Property Assignment Agreement, the Manufacturing and Supply Agreement, the Reverse Manufacturing and Supply Agreement, the Contingent Additional Amount Agreement and all other agreements, certificates and instruments executed and delivered by the Buyer Parent, Seller Parent or their respective Affiliates providing for any consideration or rights related to, or otherwise executed and delivered in connection with, the Transactions.

“Transaction Expenses” means (a) all accounting, tax, consulting, legal, investment banking or other professional services fees that have been incurred by or otherwise are obligations of (but not yet paid as of the Closing) Seller Parent or its Subsidiaries in connection with or otherwise as a result of the consummation of the Transactions (including any strategic process leading to the Transaction), (b) any Change-in-Control Payments and (c) all payments by Seller Parent or its Subsidiaries to obtain any Consent in connection with the consummation of the Transactions, in each case solely to the extent constituting an Assumed Liability.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the Acquisition, (b) the Financing, (c) the Business Internal Reorganization and (d) the adoption, execution, delivery and performance, as applicable, of the other Transaction Documents, in each case, in accordance with this Agreement and the other Transaction Documents, as applicable.

“Transfer Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any legislation implementing such Directive, or any other similar Law having a similar effect in any jurisdiction where there are Business Employees.

“Transfer Taxes” means all transfer, documentary, stamp duty, registration, filing, conveyance, commodities or any similar Tax including any related fees (and interest, penalties or additions thereto), but excluding VAT.

“Transferred Assets” means Seller Parent’s and its Subsidiaries’ (including the Acquired Companies) right, title and interest in, to and under any and all assets and properties primarily or exclusively used or held for use in the operation of the Business, including those set forth or described on Annex A as they exist at the time of the Closing (which shall include the Additional Transferred Assets), but expressly excluding any right, title or interest in, to or under the Excluded Assets.

“Transition Services” means the services to be provided by or on behalf of Subsidiaries of Seller Parent to the Buyer Parties pursuant to the Transition Services Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into as of the Closing Date by and among Seller Parent, the Acquired Companies and the Buyer Parties, substantially in the form attached as Exhibit I hereto, subject to Section 5.18.

“VAT” means (a) within the European Union, any tax imposed in compliance with the EU Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (b) within the United Kingdom, value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto, and (c) any tax similar to or replacing the charges described at the foregoing subparagraphs (a) and (b) in any jurisdiction, and in each case including any interest, penalties or other charges related thereto.

“Website” means any and all Internet sites, social media accounts, metaverse pages and other digital spaces, and their constitutive elements, which are source of goodwill, owned, created or used by Seller Parent or any of its Subsidiaries in relation with the Business.

“Working Capital Adjustment Amount” means an amount which may be positive or negative equal to (a) the Closing Working Capital less (b) the Working Capital Target.

“Working Capital Target” means €216,200,000 (two hundred sixteen million two hundred thousand euros); it being agreed that the Working Capital Target is the product of negotiation among the Parties and is not intended to be used to infer any method or procedure to be used in calculating Closing Working Capital and the Parties expressly undertake not to, and waive any right to, challenge or dispute the Working Capital Target.

SECTION 9.03. Other Definition. For the purposes of this Agreement, the terms listed below have the meanings ascribed to them in the respective sections of this Agreement set forth below.

Term	Location
Access Limitations	Section 4.02(a)
Acquired Companies	Recitals
Acquired Company	Recitals
Acquisition	Section 1.02
Affiliate Arrangements	Section 2.26

Term	Location
Agreement	Preamble
Announcement	Section 5.05
Anti-Money Laundering Laws	Section 2.21(c)
Antitrust Approvals	Section 5.01(a)(i)
Asset Buying Entities	Recitals
Asset Buying Entity	Recitals
Asset Selling Entities	Recitals
Asset Selling Entity	Recitals
Benefits/Burdens Period	Section 1.08(c)
Business Cash	Annex A
Business Financial Information	Section 2.09(a)
Business Insurance Policies	Section 5.14
Business Intellectual Property	Section 2.16(e)
Business Interests	Annex A
Business Internal Reorganization	Section 5.03(a)
Business Inventory Statement	Section 2.23(b)
Business Key Customers	Section 2.19
Business Key Suppliers	Section 2.19
Business Material Contracts	Section 2.18(b)
Business Transfer Documents	Section 5.19
Buyer Counsel	Section 9.09
Buyer De Minimis Amount	Section 8.04(b)(iv)
Buyer Deductible	Section 8.04(b)(iv)
Buyer Defined Benefit Plans	Section 5.02(i)
Buyer Engagement	Section 9.16(a)
Buyer General Cap	Section 8.04(b)(iii)
Buyer Indemnitees	Section 8.02
Buyer Parent	Preamble
Buyer Parties	Preamble
Buyer Party	Preamble
Buyer Released Parties	Section 5.22
Buyer Retained Licensed Intellectual Property	Section 5.09(b)(iii)
Buyer Warranties	Article III
Buying Entities	Recitals
Claim	Section 8.04(a)
Clifford	Section 9.09
Closing	Section 1.01
Closing Date	Section 1.01
Closing Statement	Section 1.05(b)
Collective Bargaining Agreement	Section 2.15(c)
Commingled Contract Separation	Section 5.20
Conditional Offer	Section 5.02(a)
Confidentiality Agreement	Section 4.02(b)
Credit Support Items	Section 5.17
Data Privacy Requirements	Section 2.16(n)
Data Room	Section 9.04
Debt Financing	Section 3.07(a)
Debt Financing Commitment	Section 5.16(b)

Term	Location
Debt Financing Commitments	Section 3.07(a)
Debt Financing Sources	Section 3.07(a)
Delayed Transfer Company	Section 1.08(e)
Disclosing Party	Section 5.04(b)
Enforceability Exceptions	Section 2.02
Equity Buying Entities	Preamble
Equity Buying Entity	Preamble
Equity Financing	Section 3.07(a)
Equity Financing Commitment	Section 3.07(a)
Equity Financing Sources	Section 3.07(a)
Equity Selling Entities	Preamble
Equity Selling Entity	Preamble
Estimated Asset Allocation Schedule	Section 1.03(b)
Estimated Closing Cash	Section 1.05(a)
Estimated Closing Indebtedness	Section 1.05(a)
Estimated Closing Statement	Section 1.05(a)
Estimated Working Capital Adjustment Amount	Section 1.05(a)
Excluded Intellectual Property	Annex B
Excluded Product Liabilities	Annex D
Filings	Section 2.06(b)
Final Asset Allocation Schedule	Section 1.03(c)
Final Report	Section 1.05(b)
Financing	Section 3.07(a)
Financing Commitments	Section 3.07(a)
Financing Sources	Section 3.07(a)
Forfeited Equity Awards	Section 5.02(e)
French Acquired Companies	Recitals
French Equity Buying Entity	Preamble
French RE Transfer Taxes	Section 8.02
French Reorganization Transfer Taxes	Section 8.02
Impact CP	Section 6.02(f)
Inactive Employees	Section 5.02(a)
Indemnified Party	Section 8.04(a)
Indemnifying Party	Section 8.04(a)
Independent Adjustment Expert	Section 1.05(b)
Independent Allocation Expert	Section 1.03(c)
Insurance Policies	Section 2.20
Integration Plans	Section 5.18(b)(i)
Inventory Count	Section 1.09
Italian Acquired Companies	Recitals
Italian Equity Buying Entity	Preamble
Italian Equity Selling Entity	Preamble
Legal Impediment	Section 1.08(a)
Legal Impediment Delayed Asset/Liability	Section 1.08(a)
Legal Impediment Delayed Assets/Liabilities	Section 1.08(a)
Legal Impediment Delayed Transfer	Section 1.08(b)
Legal Impediment Delayed Transfer Date	Section 1.08(b)
Legal Restraint	Section 6.01(c)

Term	Location
Licensed Trademarks	Section 5.10(c)(i)
Liens	Section 2.06(a)
Material Tax Dispute	Section 5.06(g)
Measurement Date	Section 5.02(e)
Meda Holding	Section 1.04(b)(i)
Notice of Disagreement	Section 1.05(b)
Other Approvals	Section 5.01(a)(ii)
Outside Date	Section 7.01(b)(i)
Parties	Preamble
Party	Preamble
Preliminary Report	Section 1.05(b)
Prepaid Amounts	Annex A
Product Liabilities	Annex C
Proprietary Software	Section 2.16(i)
Provisional Allocation	Section 1.03(a)
Put Date	Recitals
Put Option Agreement	Recitals
Real Property	Annex A
Real Property Lease	Annex A
Recipient	Section 5.06(a)(ii)
Registered Intellectual Property	Section 2.16(a)
Regulatory Approvals	Section 5.01(a)(ii)
Related Person	Section 2.26
Remedial Action	Section 2.17(d)
Requesting Party	Section 5.04(b)
Restricted Activity	Section 5.11(b)
Retained Names Health Care Approval	Section 5.10(d)(ii)(B)
Retained Names Inventory	Section 5.10(d)(ii)(A)
Retained Names Inventory Transition Period	Section 5.10(d)(ii)
Retained Names Materials	Section 5.10(d)(i)
Retained Names Materials Transition Period	Section 5.10(d)(i)
Retained Records	Annex A
Retained Rights	Section 5.22
Seller De Minimis Amount	Section 8.04(b)(ii)
Seller Deductible	Section 8.04(b)(ii)
Seller Defined Benefit Plans	Section 5.02(i)
Seller Engagement	Section 9.15(a)
Seller General Cap	Section 8.04(b)(i)
Seller Indemnitees	Section 8.03
Seller Non-Spring Territory Products	Section 5.09(b)(ii)
Seller Parent	Preamble
Seller Parties	Preamble
Seller Party	Preamble
Seller Prepared Tax Returns	Section 5.06(g)
Seller Privileges	Section 9.15(b)
Seller Releasing Parties	Section 5.22
Seller Retained Licensed Intellectual Property	Section 5.09(a)
Seller Return Due Date	Section 5.06(g)

Term	Location
Seller Spring Territory Rx Products	Section 5.09(b)(i)
Seller Warranties	Article II
Selling Entities	Recitals
Signing Date	Preamble
Simmons	Section 9.09
Specifically Assumed Environmental Liabilities	Annex C
Specifically Assumed Real Property Liabilities	Annex C
Specified Tax Contest	Section 5.06(h)
Statutory Accounts	Section 2.09(c)
Stock Rights	Section 2.03(b)
Supplier	Section 5.06(a)(ii)
Swedish Equity Selling Entity	Preamble
Third Party Claim	Section 8.05(a)
Third-Party Consents	Section 5.27(a)
Trade Name	Section 2.25
Transfer Date	Section 5.02(a)
Transfer Plan	Section 5.18(b)(i)
Transferred Business Records	Annex A
Transferred Contracts	Annex A
Transferred Defined Benefit Plan Participants	Section 5.02(i)
Transferred Employee	Section 5.02(a)
Transferred Employee Equity Award	Section 5.02(e)
Transferred Equipment	Annex A
Transferred Intellectual Property	Annex A
Transferred IP Licenses	Annex A
Transferred IT	Annex A
Transferred Labeling and Marketing Materials	Annex A
Transferred Leased Real Property	Annex A
Transferred Organizational Records	Annex A
Transferred Owned Real Property	Annex A
Transitional Plan	Section 5.18(b)(i)
TSA Fee Payment	Section 1.04(a)(vii)
Voting Debt	Section 2.03(b)
Willkie	Section 9.09

SECTION 9.04. Interpretation. The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Seller Parent Disclosure Letter, Buyer Disclosure Letter and all Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Seller Parent Disclosure Letter, Buyer Disclosure Letter or any Annex, Exhibit or Schedule attached hereto or referred to herein but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding Business Days) or months shall be deemed to be references to calendar days or months. All references herein to anniversaries,

Business Days, days, months, years, dates or other time periods shall be determined based on Central European Time. All references herein to “dollars” or “$” shall be deemed to be references to the lawful money of the United States. All references herein to “immediately available funds” or “€” shall be deemed to be references to Euros. All provisions herein qualified by the term “domestic”, “foreign” or similar terms shall be construed on the basis that England is the relevant domestic country. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not followed by such phrase or a similar phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall”. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the close of business on the Business Day immediately following such non-Business Day. This Agreement shall be deemed to have been drafted by both Parties, and this Agreement shall not be construed against any Party as the principal draftsperson hereof. Unless the context requires otherwise, (a) any definition of or reference or citation to any Law, agreement, instrument or other document herein shall be construed as referring or citing to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (f) the word “or” shall not be exclusive, (g) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”, (h) any provision of the Agreement that requires action or omission by a Subsidiary of Seller Parent shall be construed to require Seller Parent to cause such Subsidiary to take (or omit to take) such action, (i) the phrase “made available” or words of similar import, when used in this Agreement, shall mean that the information has been, in the case of information made available by Seller Parent posted in the “data room” (virtual) hosted by Donnelley Financial Solutions Venue by or on behalf of Seller Parent (the “Data Room”) to which Buyer Parent or certain of its Representatives have had access at least twenty-four (24) hours prior to the Put Date, (j) references to any Delaware law legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall be deemed to include what most nearly approximates in English law to that Delaware law legal term, (k) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and (l) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

SECTION 9.05. Amendment. This Agreement may only be amended in writing signed by each of the Parties.

SECTION 9.06. Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of any Party, (b) waive any inaccuracies in the warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement and no waiver or election shall be inferred from a Party’s conduct. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in writing signed by such Party. The failure of any Party to assert any of such Party’s rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

SECTION 9.07. Severability.

(a) If any provision of this Agreement is held to be or becomes invalid or unenforceable by any judicial or other competent authority in any jurisdiction, all other provisions of this Agreement will remain in full force and effect in such jurisdiction and will not in any way be impaired and all provisions of this Agreement shall remain in effect in all other jurisdictions.

(b) If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.

(c) Notwithstanding the foregoing, this Section 9.07 shall not be given effect without giving effect to Section 7.02 (Effect of Termination) and Section 9.17 (Non-Recourse).

(d) No Party shall assert, and each Party shall cause its respective Representatives not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

SECTION 9.08. Counterparts. This Agreement may be executed (including by electronic mail, in .pdf form or by any other electronic means, and including by electronically imaging a signature) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. Any original documents or signatures required or requested in connection with the Closing, including the delivery of originals of the Contingent Additional Amount Agreement pursuant to Section 1.04(a)(viii), will be delivered to the law offices of Willkie.

SECTION 9.09. Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their respective Affiliates, or any of them, with respect to the Transactions; provided, that nothing herein shall be deemed to supersede any other confidentiality obligations among the Parties or their Affiliates, it being the intention of the Parties that both such confidentiality obligations set forth in this Agreement and in any other agreement shall apply and be effective. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, and does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999, in each case except for: (a) the Buyer Indemnitees and the Seller Indemnitees shall be third party beneficiaries of the provisions of Article VIII, Section 9.10, Section 9.12 and this Section 9.09 and shall have the right to enforce their respective rights thereunder, (b) each Existing Counsel shall be third party beneficiaries of the provisions of Section 9.10, Section 9.12 and this Section 9.09 and shall have the right to enforce their respective rights thereunder, and (c) Willkie Farr & Gallagher LLP (“Willkie”), Simmons & Simmons LLP (“Simmons”) and Clifford Chance LLP (“Clifford” and, together with Willkie and Simmons, “Buyer Counsel”) shall each be an intended third-party beneficiary of, and may enforce, Section 9.16. To the extent that the terms of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail and, in particular, the Confidentiality Agreement is hereby deemed amended to permit the performance of Buyer Parent and its Affiliates of all of the Transactions, including the Financing (and, for the avoidance of doubt, Buyer Parent shall be permitted to disclose this Agreement and the Transaction Documents to its actual or potential Financing Sources, an agent on their behalf and their respective advisors).

SECTION 9.10. Governing Law. This Agreement and any matter, claim or dispute (including any Action) arising out of or in connection with this Agreement or its subject matter or formation, whether contractual or non-contractual, shall be governed by, and construed and determined in accordance with English law.

SECTION 9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void; provided that (i) Seller Parent may assign its right to receive some or all of the Estimated Closing Cash Consideration, TSA Fee Payment, or any adjustments thereto, in each case, to one or more of its Subsidiaries and (ii) each Buyer Party (and each of its permitted assigns) may (directly or indirectly) assign, novate or delegate all or part of its rights, obligations or claims under this Agreement to any (x) Affiliate or parent of Buyer Parent or (y) Debt Financing Sources (or an agent or security agent on their behalf) or any other provider of debt financing with regard to the Transactions as security; provided that in the case of an assignment, novation or delegation under clause (ii)(x), other than in connection with an Identified Divestiture, all rights and obligations under this Agreement shall continue to be binding on Buyer Parent. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 9.12. Enforcement; Jurisdiction.

(a) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. The right of specific enforcement is an integral part of the Transactions and without that right, no Party would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection therewith, and no Party shall contest the amount or absence of any such bond or other security requested or offered by the Party seeking such injunction, specific performance or other equitable relief. The Parties acknowledge and agree that any Party seeking an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection therewith, and no Party shall contest the amount or absence of any such bond or other security requested or offered by the Party seeking such injunction, specific performance or other equitable relief. It is explicitly agreed that Seller Parent and the Equity Selling Entities have the right to injunctions, specific performance or other equitable remedies to enforce Buyer Parties obligations to consummate the Closing, including to cause, or cause Buyer Parent to cause, the Equity Financing to be funded; provided that the right to injunctions, specific performance or other equitable remedies to enforce the Buyer Parties’ obligations to consummate the Closing, or to cause Buyer Parent to enforce, the obligations of the Equity Financing Sources under the Equity Financing Commitment in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Financing Commitment (but not, for the avoidance of doubt, the right of Seller Parent and the Equity Selling Entities to injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirement that (i) all conditions in Section 6.01 and Section 6.02 have been satisfied and continue to be (other than those conditions that by their terms are to be satisfied at the Closing) or have been irrevocably waived, (ii) Buyer Parent is obligated to consummate the Closing as required pursuant to this Agreement, (iii) Buyer Parent fails to consummate the Closing as required pursuant to this Agreement by the tenth (10th) Business Day following the delivery of such notice and during such ten (10) Business Day period Seller Parent and each Selling Entity continues to stand ready, willing and able to consummate the Closing, (iv) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (v) each of Seller Parent and the Equity Selling Entities has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

(b) Jurisdiction. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any matter, claim or dispute (including any Action), whether contractual or non-contractual, arising out of or in connection with this Agreement, its subject matter or formation. Any Proceedings shall be brought only in the courts of England or Wales. Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England or Wales. Each party also agrees that a judgment against it in Proceedings brought in England or Wales be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England and Wales. With the prior written consent of Buyer Parent, the Acquired Companies, their respective Affiliates, predecessors and assigns, and their respective Representatives and equity holders may enforce the terms of Section 5.02, Section 9.10 and Section 9.12, in each case, under the Contracts (Rights of Third Parties) Act 1999.

SECTION 9.13. No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

SECTION 9.14. Fees and Expenses. Except as otherwise expressly provided by this Agreement or any other Transaction Document, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring or required to incur such fees or expenses.

SECTION 9.15. Seller Legal Representation.

(a) Each of the Parties acknowledges and agrees that Existing Counsel may have acted as counsel for any or all of Seller Parent, the Selling Entities, the Acquired Companies and their respective Affiliates in connection with this Agreement and the Transactions (the “Seller Engagement”).

(b) Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies) acknowledges and agrees that all confidential communications between any of Seller Parent, the Selling Entities, the Acquired Companies and their respective Affiliates, on the one hand, and Existing Counsel, on the other hand, in the course of the Seller Engagement, and any attendant attorney-client privilege, attorney work product protection, legal professional privilege and expectation of client confidentiality applicable thereto (collectively, the “Seller Privileges”), shall be deemed to belong solely to Seller Parent, and shall not pass to or be claimed, held or used by Buyer Parent or the Acquired Companies or any of their respective Affiliates after the Closing. Accordingly, Buyer Parent and its Affiliates (including, after the Closing, the Acquired Companies) shall not have access to any such communications, or to the files of Existing Counsel relating to the Seller Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer Parent, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies), acknowledge and agree that, upon and after the

Closing, (i) to the extent that files of Existing Counsel in respect of the Seller Engagement constitute property of the client, only Seller Parent and its Affiliates (other than the Acquired Companies) shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files (or any other communications or documents subject to legal professional privilege) to Buyer Parent or any of its Affiliates (including, following the Closing, the Acquired Companies) by reason of any attorney-client (or similar) relationship between Existing Counsel, on the one hand, and any of Seller Parent, the Selling Entities, the Acquired Companies and their respective Affiliates, on the other hand. If and to the extent that, at any time after the Closing, Buyer Parent or any of its Affiliates (including, following the Closing, the Acquired Companies) shall have the right to assert or waive any attorney-client privilege or legal professional privilege with respect to any communication between any of Seller Parent, the Selling Entities, the Acquired Companies and their respective Affiliates, on the one hand, and Existing Counsel, on the other hand, that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Acquired Companies), shall be entitled to waive such privilege only with the prior written consent of Seller Parent.

(c) Each of the Parties acknowledges and agrees that Existing Counsel may continue to represent any of Seller Parent, the Selling Entities or their respective Affiliates in future matters. Accordingly, Buyer Parent, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies), expressly: (i) consents to Existing Counsel’s representation of any of Seller Parent, the Selling Entities or any of their respective Affiliates in any matter, including any post-Closing matter in which the interests of Buyer Parent or any of its Affiliates (including, following the Closing, the Acquired Companies), on the one hand, and any of Seller Parent, the Selling Entities or their respective Affiliates, on the other hand, are adverse, including any matter relating to this Agreement, the other Transaction Documents or the Transactions, and whether or not such matter is one in which Existing Counsel may have previously advised any of Seller Parent, the Selling Entities or their respective Affiliates; and (ii) consents to the disclosure by Existing Counsel to any of Seller Parent, the Selling Entities or their respective Affiliates of any information learned by Existing Counsel in the course of its representation of any of Seller Parent, the Selling Entities, the Acquired Company and their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, legal professional privilege or Existing Counsel’s duty of confidentiality.

(d) Buyer Parent, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies), further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against Existing Counsel in respect of legal services provided to any of Seller Parent, the Selling Entities, the Acquired Companies or their respective Affiliates in connection with the Seller Engagement.

(e) Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client (or similar) relationship with Existing Counsel, unless and to the extent Existing Counsel is specifically engaged in writing by any Acquired Company to represent such Acquired Company after the Closing. Any such representation by Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(f) Each of Buyer Parent and Seller Parent consents to the arrangements in this Section 9.15 and agrees to take, and to cause its respective Affiliates to take, all steps necessary to implement the intent of this Section 9.15 and not to take, and cause its respective Affiliates not to take, positions contrary to the intent of this Section 9.15.

SECTION 9.16. Conflicts of Interest.

(a) Each of the Parties acknowledges and agrees that Buyer Counsel may have acted as counsel for any or all of Buyer Parent, the Buying Entities and their respective Affiliates in connection with this Agreement and the Transactions (the “Buyer Engagement”).

(b) Each of the Parties acknowledges and agrees that Buyer Counsel may continue to represent any of Buyer Parent, the Buying Entities or their respective Affiliates (including, after the Closing, the Acquired Companies) in future matters. Accordingly, Seller Parent, on behalf of itself and its Affiliates, expressly consents to Buyer Counsel’s representation of any of Buyer Parent, the Buying Entities or any of their respective Affiliates in any matter, including any post-Closing matter in which the interests of Seller Parent or any of its Affiliates (including, prior to the Closing, the Acquired Companies), on the one hand, and any of Buyer Parent, the Buying Entities or their respective Affiliates, on the other hand, are adverse, including any matter relating to this Agreement, the other Transaction Documents or the Transactions, and whether or not such matter is one in which Buyer Counsel may have previously advised any of Buyer Parent, the Buying Entities or their respective Affiliates (including, after the Closing, the Acquired Companies).

(c) Seller Parent, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against Buyer Counsel in respect of legal services provided to any of Buyer Parent, the Buying Entities, or their respective Affiliates in connection with the Buyer Engagement.

SECTION 9.17. Non-Recourse. Without limiting any recourse a Party may have under the Confidentiality Agreement and except in the case of Fraud, all claims, obligations, liabilities or causes of action (whether in contract or tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and such warranties are those solely of) the Parties.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

COOPER CONSUMER HEALTH SAS

By:
Name:
Title:

COOPER CONSUMER HEALTH IT S.R.L.

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

VIATRIS INC.

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

VIATRIS ITALIA S.R.L.

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

IPEX AB

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

Annex A – Transferred Assets

(i)	Inventory. All Inventory.

(ii)	Prepaid Expenses. All refunds and prepaid expenses of the Acquired Companies, in each case, primarily or exclusively related to the operation of the Business.

(iii)

Prepaid Products or Services. The pro rata portion of any payment (whether by way of deposit, pre-payment or otherwise) received by the Acquired Companies to the extent related to the Business with respect to which any product or services (or anything else of value) is to be provided or performed by the Acquired Companies after the Closing (“Prepaid Amounts”).

(iv)

Receivables. All accounts receivable, notes receivable, rebates receivable and other receivables of the Acquired Companies, in each case, arising primarily or exclusively from the operation of the Business.

(v)

Intellectual Property. Each of the following as of Closing: (A) All Intellectual Property owned or purported to be owned by the Acquired Companies, after giving effect to the Business Internal Reorganization, and (B) all Intellectual Property owned or purported to be owned by Seller Parent or any of its Subsidiaries (except the Acquired Companies) that, regarding (B), is primarily or exclusively for use, or primarily or exclusively used, in connection with Products (in all jurisdictions worldwide) or the Business, including any new generation of Products in development, including (1) the Trademarks set forth on Section A-(v)(1) of the Seller Parent Disclosure Letter, (2) the Patents set forth on Section A-(v)(2) of the Seller Parent Disclosure Letter, (3) the Copyrights reasonably described on Section A-(v)(3) of the Seller Parent Disclosure Letter, (4) the Designs set forth on Section A-(v)(4) of the Seller Parent Disclosure Letter, (5) all foreign counterparts or other applications or registrations in any jurisdiction around the world claiming priority to any of the foregoing, (6) the Trade Secrets, (7) the Domain Names set forth on Section A-(v)(7) of the Seller Parent Disclosure Letter and (8) the Business Development Intellectual Property (all of the foregoing, collectively “Transferred Intellectual Property”).

(vi)

IP Licenses. All licenses of and other rights to use Intellectual Property granted to an Acquired Company, or granted to Seller Parent or any of its Subsidiaries that are primarily or exclusively held for or primarily or exclusively used in relation with the Business as currently conducted and as contemplated to be conducted and includes all licenses of Intellectual Property developed, applied for, registered, acquired or otherwise held for defensive purposes or for future generation of Products or for future use, including as set forth on Section A-(v) of the Seller Parent Disclosure Letter (collectively, the “Transferred IP Licenses”).

(vii)

IT Systems. To the extent reasonably transferable, all information management systems and databases and computer hardware, in each case, owned or purported to be owned by (A) any Acquired Company or (B) by Seller Parent or any of its Subsidiaries and (x)(1) located at a Transferred Owned Real Property or Transferred Leased Real Property and (2) either (a) held primarily or exclusively for use, and primarily or exclusively used, by the Business or (y) set forth on Section A-(vi)(B) of the Seller Parent Disclosure Letter (collectively, the “Transferred IT”).

(viii)

Contracts. (A) All Contracts (excluding the Transferred IP Licenses, which are identified separately on this Annex A and excluding the Excluded Contracts) to which Seller Parent or any of its Subsidiaries (including the Acquired Companies) is a party and that exclusively relate to the operation of the Business (such Contracts, the “Transferred Contracts”), including the Contracts set forth on Section A-(vii)(A) of the Seller Parent Disclosure Letter, and (B) the portion of any Commingled Contract relating to the operation of the Business (such rights and interests, the “Business Interests”), including the Business Interests under the Commingled Contracts set forth on Section A-(vii)(B) of the Seller Parent Disclosure Letter.

Annex A – 1

(ix)

Real Property. (A) All owned real property of the Business and any land and any buildings, structures, improvements and fixtures thereon, and all easements and other rights and interests appurtenant thereto, in each case, exclusively relating to the manufacturing facilities, which such real property is set forth on Section A-(viii) of the Seller Parent Disclosure Letter (the “Transferred Owned Real Property”) and (B) all leased, licensed or subleased real property primarily or exclusively used in the Business pursuant to any leases, subleases, licenses, concessions or other agreements (written or oral), including any amendments, extensions, renewals, guaranties and other agreements with respect thereto, or any grant to the Business of the right to use or occupy, any buildings, structures, improvements and fixtures thereon (each, a “Real Property Lease”), which such real property is as set forth on Section A-(viii) of the Seller Parent Disclosure Letter (the “Transferred Leased Real Property”, and, together with the Transferred Owned Real Property, collectively, the “Real Property”).

(x)

Equipment and Certain Other Tangible Property. All equipment, office equipment and other tangible personal property (other than the Inventory, the Transferred Labeling and Marketing Materials, the Transferred Business Records and the Transferred Organizational Records which are identified separately on this Annex A) that are located at or that were located as of the Put Date and subsequently moved by Seller Parent or its Subsidiaries the Transferred Owned Real Property or the Transferred Leased Real Property, together with any warranties relating thereto (the “Transferred Equipment”).

(xi)

Health Care Approvals, Permits, Price Approvals. All Health Care Approvals, Permits, Price Approvals, owned or made under the name of Seller Parent or any of its Subsidiaries and used in or held for use (in the case of Permits that are not Health Care Approvals or Price Approvals, primarily or exclusively) in the Business.

(xii)

Labeling and Marketing Materials. To the extent transferable (but excluding materials not reasonably separable from materials that do not relate primarily or exclusively to the Business), all Product labeling materials and all Product advertising, marketing, environmental, medical communication and promotional materials (including congress and symposium materials, marketing plans, sales training materials and other marketing-related information and materials) as well as all Websites, in each case, to the extent primarily or exclusively relating to the Business or owned or purported to be owned by any Acquired Company (the “Transferred Labeling and Marketing Materials”).

(xiii)

Business Records. The Business Records, but excluding records or files not reasonably separable from records or files that are not Business Records, in which case copies thereof shall be provided (collectively, the “Transferred Business Records”); provided that Seller Parent and its Subsidiaries shall be entitled to keep copies thereof (and shall only access and use such Retained Records) for the sole purpose of and solely to the extent necessary for legal, Tax, regulatory or bona fide record-keeping requirements and in order to comply with applicable Laws or contractual obligations (the “Retained Records”), subject to the confidentiality and use restrictions set forth in Section 5.10(a); provided, further, that, Seller Parent and its Subsidiaries shall not retain any copies of Product Technical Files or use, reference or rely on any of the data or information contained in or relating to Product Technical Files, in whole or in part, in connection with any marketing authorizations or regulatory approvals in relation to the Business.

Annex A – 2

(xiv)

Corporate Organizational Records. All organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents, in each case, primarily or exclusively relating to the organization, maintenance and existence of the Acquired Companies (collectively, the “Transferred Organizational Records”).

(xv)

Actions. All Actions available to or being pursued by Seller Parent or any of its Subsidiaries that primarily or exclusively arise out of or primarily or exclusively relate to the operation of the Business.

(xvi)	Assumed Benefit Plans. All Assumed Benefit Plans.

(xvii)	Goodwill. All goodwill of the Business as a going concern.

(xviii)

Cash, Cash Equivalents and Securities. All cash, cash equivalents, securities and other equity interests (other than equity interests in the Acquired Companies or any other Subsidiary of Seller Parent), credit cards and bank accounts (including all security deposits, earnest deposits and other deposits), in each case, of the Acquired Companies or that are insurance proceeds in respect of an asset or property that was damaged or destroyed and is or would have otherwise been a Transferred Asset (collectively, the “Business Cash”).

(xix)	Equity Interests. All equity interests in the Acquired Companies (other than the Acquired Equity Interests).

Annex A – 3

Annex B – Excluded Assets

(i)

Intellectual Property. Except for Transferred Intellectual Property, all other Intellectual Property of Seller Parent and its Affiliates, including, for the avoidance of doubt, Intellectual Property exclusively used or held for use in the Retained Business, including (A) the Intellectual Property set forth on Section B-(i) of the Seller Parent Disclosure Letter and (B) the Retained Names (all such Intellectual Property, collectively, “Excluded Intellectual Property”).

(ii)

Excluded IT Systems. All property in the nature of (A) information management systems, databases, software programs and source code and (B) computer hardware, in each case owned or licensed by Seller Parent and its Affiliates (other than, following the Closing, the Acquired Company), in each case, that is not otherwise included in the Transferred IT, including the information management systems, databases, software programs, source code and computer hardware set forth on Section B-(ii) of the Seller Parent Disclosure Letter.

(iii)

Contracts. (A) All rights of Seller Parent and its Affiliates (other than, following the Closing, the Acquired Companies) under this Agreement and the other Transaction Documents, (B) all Contracts solely among or between Seller Parent and any of its Affiliates (other than the Acquired Companies), (C) subject to Section 5.17, all guarantees, letters of credit, surety bonds (including performance bonds), credit support arrangements or other assurances of payment issued by Seller Parent or any of its Affiliates (other than the Acquired Companies) in respect of the Acquired Companies, Transferred Asset, Additional Transferred Asset or Assumed Liability (including all Credit Support Items), (D) all Commingled Contracts (other than any portion thereof constituting Business Interests) and all other Contracts to the extent primarily or exclusively relating to another Excluded Asset and (E) the Contracts set forth on Section B-(iii) of the Seller Parent Disclosure Letter.

(iv)

Real Property. All real property and interests in real property of Seller Parent and any of its Affiliates or Subsidiaries, other than the Transferred Owned Real Property and the Transferred Leased Real Property.

(v)

Equipment and Certain Other Tangible Property. All equipment, office equipment and other tangible personal property (other than the Inventory, the Transferred Labeling and Marketing Materials, the Transferred Business Records and the Transferred Organizational Records), together with any warranties relating thereto, in each case, other than the Transferred Equipment.

(vi)

Corporate Organizational Records. Other than the Transferred Organizational Records, all organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller Parent or any of its Affiliates.

(vii)

Certain Records and Materials. (A) All of the Seller Privileges and all communications, records and files subject thereto, (B) all other records and files prepared in connection with the Transactions, including any analyses relating to the Business or Buyer Parent or any of its Affiliates, (C) all Tax Returns and records (including accounting records) relating to Taxes paid or payable by Seller Parent or any of its Affiliates and all financial and Tax records relating to the

Annex B – 1

Business that form part of Seller Parent’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (D) all records and files to the extent relating exclusively to any employees or personnel other than Transferred Employees, (E) all records and materials not reasonably separable from materials and records that are Business Records, (F) all Personal Information maintained or collected, directly or indirectly, by Seller Parent or any of its Affiliates that does not relate solely to Transferred Employees and (G) the Retained Records.

(viii)

Cash, Cash Equivalents and Securities. All cash, cash equivalents, securities and other equity interests (other than equity interests in the Acquired Companies), credit cards and bank accounts (including all security deposits, earnest deposits and other deposits), other than the Business Cash or Prepaid Amounts.

(ix)	Intercompany Accounts. All intercompany accounts, balances, payables, receivables or indebtedness between or among any of Seller Parent and its Affiliates (other than the Acquired Companies).

(x)

Insurance. Subject to Section 2.20 (Insurance), all current and prior insurance policies and all rights of any nature with respect thereto, including (A) all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries and (B) all prepaid expenses with respect thereto, in each case, whether arising before, on or after the Closing.

(xi)	Hedging or Other Currency Exchange Agreements. All rights to receive payments pursuant to a hedging or other currency exchange agreement.

(xii)	Retained Benefit Plans. All Retained Benefit Plans.

(xiii)

Other Assets. For the avoidance of doubt, all assets and properties used in or held for use primarily or exclusively in the Retained Business or that otherwise do not constitute Transferred Assets or Additional Transferred Assets in accordance with the terms of this Agreement, including the assets and properties set forth on Section B-(xiii) of the Seller Parent Disclosure Letter.

Annex B – 2

Annex C – Assumed Liabilities

(i)

Accounts Payable. All accrued receipts and accounts payable and other current liabilities of the Acquired Companies, in each case, to the extent arising out of, relating to or otherwise in respect of the operation of the Business.

(ii)

Transferred Contract Liabilities. To the extent arising out of facts, events or conditions arising after the Closing, all liabilities to the extent arising out of, relating to or otherwise in respect of the performance by Buyer Parent or its Affiliates (or on their behalf) under the Transferred Contracts on or after the Closing.

(iii)

Taxes. (A) All liabilities for Taxes to the extent arising out of, relating to or otherwise in respect of the Transferred Assets or the Acquired Companies (including any proportional registration tax imposed by Italy on the transfer of any obligation under the Contingent Additional Amount Agreement), other than Excluded Taxes, and (B) Transfer Taxes or VAT incurred in connection with the Transactions as described in Section 5.06(a).

(iv)

Environmental Liabilities. All (A) Environmental Liabilities to the extent relating to or in respect of any Transferred Owned Real Property or Transferred Leased Real Property or any ownership or operation thereof, including any disposal or arrangement for disposal of any Hazardous Material or other waste at or from any Transferred Owned Real Property or Transferred Leased Real Property, in each case whether such Environmental Liability arises prior to, on or after the Closing (the “Specifically Assumed Environmental Liabilities”) and (B) without limiting the foregoing, Environmental Liabilities to the extent relating to or in respect of the ownership or operation of the Business, the Acquired Companies or any Transferred Asset and arising out of facts and circumstances first arising after the Closing.

(v)

Business Claims. All liabilities (including the costs and expenses of counsel) in respect of any Action, pending or threatened, and claims, whether or not presently asserted, in each case, to the extent relating to or otherwise in respect of the Business or the Acquired Companies or Transferred Asset (in each case, excluding Actions and claims relating to employees, which are the subject of clause (vi) below) and arising out of facts, events, or conditions first existing or first occurring from and after the Closing.

(vi)

Employment Matters. To the extent arising out of facts, events or conditions arising after the Closing, all employment liabilities in respect of each Business Employee that arise on or after the Closing and any liability Buyer Parent or its Affiliates have agreed to assume pursuant to Section 5.02(a).

(vii)

Product Liabilities. All liabilities to the extent arising out of, relating to or otherwise in respect of any product liability claim or Action brought by any third party relating to a Product (other than Inventory which, for clarity, shall be a Business Retained Liability) manufactured by or for Buyer Parent or its Affiliates (or its third party distributors and other collaborators) or sold by Buyer Parent or its Affiliates (or on their behalf) on or after the Closing (the “Product Liabilities”), but excluding any Excluded Product Liabilities.

Annex C – 1

(viii)

Refunds/Returns. All amounts, refunds or clawbacks, however owed, whether by way of set-off, counterclaim or otherwise in respect of Products returned for Products sold by Buyer Parent or its Affiliates on or after the Closing.

(ix)

Rebates. All state, federal and national rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments or mandatory fund contributions in connection with Products sold on or after the Closing by or on behalf of Buyer Parent its Affiliates, whether by way of credit, set-off or deduction, except arising out of Excluded Product Liabilities.

(x)

Real Property. All liabilities to the extent arising out of, relating to or otherwise in respect of the Transferred Owned Real Property and the Transferred Leased Real Property, in each case whether arising prior to, on or after the Closing (the “Specifically Assumed Real Property Liabilities”).

(xi)

Equipment and Certain Other Tangible Property. To the extent arising out of facts, events or conditions arising after the Closing, all liabilities to the extent arising out of, relating to or otherwise in respect of the Transferred Equipment.

(xii)

Other Liabilities. To the extent arising out of facts, events or conditions arising after the Closing, all other liabilities to the extent arising out of, relating to or otherwise in respect of any Transferred Asset (including the ownership by Buyer Parent or any of its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset), the Acquired Equity Interests or the Business, to the extent the event or circumstance giving rise to such liability occurred after the Closing.

Annex C – 2

Annex D – Business Retained Liabilities

(i)	Indebtedness. All Indebtedness of Seller Parent or any of its Affiliates (other than to the extent included in Assumed Liabilities).

(ii)	Taxes. All Excluded Taxes (except to the extent such Excluded Taxes were expressly included in the calculation of Closing Working Capital).

(iii)

Environmental Liabilities. All Environmental Liabilities (other than the Specifically Assumed Environmental Liabilities and the Specifically Assumed Real Property Liabilities) to the extent relating to or in respect of the ownership or operation of the Business, the Acquired Companies or any Transferred Asset prior to the Closing.

(iv)

Transferred Contract Liabilities. All Liabilities to the extent arising out of, relating to or otherwise in respect of the performance by Seller Parent or its Affiliates (or on their behalf) under the Transferred Contracts or the Transferred IP Licenses prior to the Closing.

(v)

Business Claims. All Liabilities (other than the Specifically Assumed Environmental Liabilities and the Specifically Assumed Real Property Liabilities), including the costs and expenses of counsel, in respect of any Action, pending or threatened, and claims, whether or not presently asserted, to the extent relating to or otherwise in respect of the Business or the Acquired Companies or Transferred Asset (in each case, excluding Actions and claims relating to employees, which are the subject of clause (vi) below) arising out of facts, events or conditions existing or occurring prior to the Closing.

(vi)

Employment Matters. All employment Liabilities in respect of each Business Employee that are incurred or arise prior to the Closing, all employment Liabilities of any employee of Seller Parent or its Subsidiaries that is not a Business Employee, and any Liability Seller Parent has agreed to assume pursuant to Section 5.02(a). To the extent arising out of facts and circumstances arising prior to the Closing, all employment Liabilities in respect of each Business Employee including the pro rata portion of any accrued Liabilities (including in respect of bonuses, commissions and other compensation) as of the Closing (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith whether payable as of the Closing or at a later time, and whether or not payable by an Acquired Company).

(vii)

Product Liabilities. All Liabilities to the extent arising out of, relating to or otherwise in respect of any product Liability (A) relating to a Product manufactured by or for Seller Parent or its Affiliates (or its third party distributors and other collaborators) or sold by Seller Parent or its Affiliates (or on their behalf) prior to the Closing, including, all Inventory, or (B) relating to a Product, where such Liability has arisen as a result of any actions or inactions by Seller Parent or its Affiliates prior to the Closing, in each case, whether such Liability was incurred prior to, on or after the Closing (the “Excluded Product Liabilities”).

(viii)

Refunds/Returns. Any amounts, refunds or clawbacks, however owed, whether by way of set-off, counterclaim or otherwise in respect of Products returned for Products sold by Seller Parent or its Affiliates prior to the Closing. Seller Parent shall bear any costs and expenses associated with a Buyer Party’s receipt of any such returned Products, including the costs of storing, disposing, warehousing or other costs and expenses related to the return of Products.

Annex D – 1

(ix)

Rebates. Any state, federal and national rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments or mandatory fund contributions in connection with Products sold prior to the Closing by or on behalf of Seller Parent or its Affiliates, whether by way of credit, set-off or deduction, whether arising prior to, on or after the Closing.

(x)

Other Liabilities. All other Liabilities (other than the Specifically Assumed Environmental Liabilities and the Specifically Assumed Real Property Liabilities) to the extent arising out of, relating to or otherwise in respect of any Transferred Asset (including the ownership by Seller Parent or any of its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset), the Acquired Equity Interests or the Business to the extent the event or circumstance giving rise to such Liability occurred prior to the Closing.

Notwithstanding anything in this Annex D or elsewhere in this Agreement to the contrary, in no event shall any Business Retained Liabilities include (a) any Specifically Assumed Environmental Liabilities or (b) any Specifically Assumed Real Property Liabilities.

Annex D – 2